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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Aon Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AON

In connection with the 2004 Annual Meeting of Stockholders, we have combined the Notice of Annual Meeting of Stockholders, Proxy Statement and 2003 Annual Financial and General Information Report into one document. A summary annual report, designed primarily for clients that describes Aon's services and products, will be available on Aon's website.

Aon Corporation
www.aon.com

Table of Contents
i	A letter from the Chairman & CEO
Notice of Annual Meeting of Stockholders
Proxy Statement—Annual Meeting of Stockholders—May 21, 2004
1	Solicitation of Proxies and Mailing Date
Who Can Vote
Quorum
Voting Requirements
2	How to Vote
Revocation of Proxies
Webcast
Attendance at Annual Meeting
3	Solicitation Expenses
4	Principal Holders of Voting Securities
6	Agenda Item No. 1—Election of Directors
12	Security Ownership of Certain Beneficial Owners and Management
14	Compensation of the Board of Directors
16	Board of Directors—Corporate Governance
19	Board of Directors—Committees and Meetings
22	Report of the Audit Committee
23	Executive Compensation
29	Organization and Compensation Committee Report on Executive Compensation
32	Stock Performance Graph
33	Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
34	Agenda Item No. 2—Ratification of Appointment of Independent Auditors
36	Stockholder Proposals for 2005 Annual Meeting
Annual Report on Form 10-K
Incorporation by Reference
37	Other Matters
A-1	Appendix A—2003 Annual Financial and General Information Report

To Our Stockholders
 A letter from the Chairman & CEO

        We took important steps to improve financial performance in 2003, and I am encouraged by our progress. We reduced debt, improved insurance underwriting margins, entered promising new markets and recruited new executive talent. Investment income rose sharply and we divested non-core businesses. As we continue to enhance the productivity of our global resources, I expect profit margins to grow and earnings per share to increase.

        Aon has a broad client and policyholder base developed over many years. It is the foundation of our valuable franchise. Each day, our employees create and deliver risk management, workforce productivity and insurance solutions. They exchange ideas through a vast knowledge management network, giving clients timely, world-class innovation at the local level. These strengths, coupled with favorable long-term trends, will be the catalysts for Aon's profitable growth.

        While economic and premium rate cycles are inevitable, we have built resources around our vision of long-term client needs:

  •
  Risk management is more crucial to corporate business planning and operations.

  •
  Insurance broker markets are expanding as countries open their borders and advice becomes more valuable.

  •
  Globalization has been driving companies to pursue worldwide growth strategies that require parallel risk management and consulting resources.

  •
  Workforce productivity is defining the winners in the marketplace.

  •
  Health and financial security concerns are paramount to consumers worldwide.

We intend to capitalize on these fundamental long-term trends.

Risk and Insurance Brokerage Services

        We achieved healthy revenue growth in our risk and insurance brokerage segment in 2003. Our U.S. reinsurance brokerage business had a particularly good year as more insurance companies sought our services. We also had strong results in our international retail brokerage and our affinity business, partly driven by our client segmentation strategy, which markets specialty resources to particular industry and market groups.

        Revenues also benefited from increasing premium rates in certain lines of insurance during 2003. So far in 2004, premium rates are still increasing in some sectors—such as directors' and officers' liability, professional liability and medical malpractice—but more moderately. For other lines of insurance, such as property, premium rates are declining on average.

        Insurance carriers though are being pressured to support premium rate levels on several fronts. Interest rates are at historically low levels. Rating agencies are requiring more capital. Industry claim reserve deficiencies are estimated in the tens of billions of dollars. Property, people and systems are more concentrated—creating larger and more complicated insurance portfolios that insurers must carefully manage through reinsurance. These factors, together with the long-term growth trends noted above, should support favorable growth for the foreseeable future. In fact, we see growth opportunities in most of our businesses given the expanding complexities of risk management.

i

Aon Corporation 2003

        Aon's primary challenge in the risk and insurance brokerage segment has been profit margin expansion. To improve our profitability, we are taking steps in the following areas:

  •
  Portions of our lower-margin claims services business were sold in early 2004, and we are evaluating strategic options for the remaining units.

  •
  We modified U.S. employee benefit programs, and compensation plans worldwide are being aligned more closely with bottom-line profitability.

  •
  Strategic sourcing opportunities are being pursued more forcefully with vendors, suppliers and landlords, and we will gradually consolidate office space in cities where we have duplicate facilities.

  •
  Staff-level support functions are being standardized and more thoroughly streamlined.

  •
  We are refining our client segmentation strategy to more effectively market our services to targeted client sectors. Global practice groups specialize by industry, product and functional expertise. Strategic account managers focus on the largest accounts.

  •
  Technology and process management spending is being leveraged across more business units.

  •
  Account profitability analysis is being used more extensively.

  •
  A country management model is being implemented in the United States across insurance brokerage and consulting practices, similar to successful models we use abroad. It will foster greater teamwork across business units, and marketing and distribution will be done more profitably.

  •
  Aon Specialty Product Network (ASPN), which markets wholesale brokerage and other Aon services to more than 28,000 independent agents and brokers, will further penetrate this important client segment.

Many of these actions are designed to improve not only our brokerage segment margins but also consulting and insurance underwriting profitability.

International Opportunities

        We take great pride in having been named the first foreign insurance broker to earn a license in China. In February of this year, I had the pleasure of traveling to Shanghai to meet with our joint venture partner, China National Cereals, Oils & Foodstuffs Import & Export Corp. (COFCO), as well as current and prospective clients. As China's economy expands, so does our growth potential. We received a similar honor by being named the first foreign broker in India through a joint venture with Global Insurance Services. Our license permits us to offer services to indigenous companies, as well as multinational companies conducting business in India. In July 2003, Aon also formed a joint venture, Aon Rus LLC, with Russian-based LLC Corporation Risk. Through our offices in Moscow and St. Petersburg, we offer a full range of insurance and reinsurance brokerage services.

        We have structured our business platform to take advantage of long-term growth trends, such as the opportunities in China, India and Russia. Our deep industry and product resources, coupled with our proprietary global distribution network, will continue to be a major growth engine. As we become steadily more productive, I am confident that revenue growth will drive margin improvement.

Human Capital Consulting

        As with our risk management business, we are among the leaders in the human capital consulting industry where we deliver a comprehensive set of workforce productivity solutions. Services range from employee benefits and human resource outsourcing, to compensation, management and communication consulting.

Aon Corporation 2003

        In 2003, our margins were compressed by an increase in lower margin outsourcing business. However, we expect margins to improve as we realize further cost efficiencies from the large AT&T outsourcing contract that began in mid-2002.

        Economic growth within the U.S. in the latter half of 2003 was the strongest in more than a decade. While job growth has lagged this increase, Alan Greenspan, head of the U.S. Federal Reserve Bank, expects domestic companies to begin hiring more aggressively. Aon would be a beneficiary of increased hiring, both in our consulting and insurance brokerage businesses.

        Clients are facing tough challenges as healthcare expenses continue to escalate. Lower interest and discount rates are exacerbating these problems as they drive up pension obligations, expenses and underfunding. While these costs need to be contained, clients also need to attract, retain and motivate the most productive workers. Our healthcare and pension benefit experts consult with clients to balance the conflicting demands of containing costs and maintaining talent.

        Workforce productivity will remain a distinguishing factor for successful companies, and we expect client demand for our expertise and resources to grow over time.

Insurance Underwriting

        Our "back-to-basics" strategy in the accident and health insurance underwriting business has produced positive results. Margins in this group have improved as we exit less profitable and less predictable lines, a process we expect to complete next year. While this will constrain premium growth in the near-term, we are targeting continued margin improvement.

        We will focus on our competitive strengths—a well-trained sales force of 7,600 exclusive career agents, a strong Combined Insurance Company brand name, solid claims paying ratings, and innovative insurance products. We recruited a new finance head for this business in 2003 to reinforce our commitment to profit discipline.

        To enhance the management team, we also appointed a new chief underwriter/actuary in our warranty and select property & casualty insurance underwriting business. Growth opportunities for our automobile and consumer product warranties are influenced by economic trends and buyers who are more receptive to purchasing warranties.

        We increased select commercial P&C premiums in 2003, largely from managing underwriting operations within the brokerage segment. We anticipate lower growth in 2004 as we resume our traditional practice of placing the majority of these premiums with independent insurers.

        Underwriting segment financial performance showed progress in key areas that were targeted at the beginning of the year, and we look for further improvement in 2004. We strengthened reserves for a run-off book of business, National Program Services, Inc., in 2003.

Summary of 2003 Consolidated Financial Results and Highlights

        Total revenues grew 11% in 2003 to $9.8 billion, driven principally by risk and insurance brokerage services revenues that rose more than $700 million. Net income from continuing operations increased 36% to $663 million, and earnings per share grew 22% to $2.08.

        Significant contributors to improved profitability were insurance underwriting, risk and insurance brokerage services and equity-related investment income, principally from our holdings of Endurance Specialty (NYSE: ENH). We also benefited from foreign exchange through our extensive international operations that collectively had strengthening currencies relative to the U.S. dollar. In addition, we completed the settlement of our World Trade Center property insurance claim for $200 million. We sold our automobile finance services unit eliminating this non-core business.

        As anticipated, pension expense and the cash funding of our benefit plans increased in 2003 due principally to lower discount rate and asset return assumptions. While we expect pension costs to rise in 2004, the year-to-year increase will be much lower. Cash flows improved significantly, and we paid

Aon Corporation 2003

down debt in addition to pre-funding our pension plans. Our key leverage ratio (debt plus preferred stock to total capital) was 33% at year-end, a significant improvement from 40% the year before.

        Our parent company credit ratings and the claims paying ratings of our insurance company subsidiaries remain solid. Total assets rose 7% to $27 billion at year-end and stockholders' equity grew 15% to $4.5 billion.

Milestones

        George A. Schaefer, an Aon director for 13 years, has reached the mandatory retirement age and will be leaving our board in May 2004. We are indebted to George for his valuable contributions, and we wish him all the best for the future.

        We recruited two new executive vice presidents in 2003. David P. Bolger, our chief financial and administrative officer, oversees all corporate finance functions, as well as human resources, information technology, property management, strategic sourcing and corporate communications. Earlier in his career, Dave held senior level finance and management positions in large financial institutions.

        D. Cameron Findlay joined us in August 2003 as general counsel and is responsible for compliance and legal affairs globally. He served as U.S. Deputy Secretary of Labor before starting his new position. Prior to working in the Labor Department, Cam was a partner with Sidley Austin Brown & Wood.

        Dave and Cam have made important contributions, and we are fortunate to have them on our executive management team.

        More than 120 employees ran in the New York City and Chicago marathons as part of Aon's Running to Remember campaign. With every step, they raised contributions for the children of our associates lost in the World Trade Center. One of our colleagues, Greg Donovan, flew all the way from Australia, was the first team member to cross the finish line, and raised the largest single donation—$71,000. This individual and team effort was a poignant milestone to mark the passing of our colleagues and the charitable spirit of our employees around the globe. They have donated countless hours every year to teach children, paint schools, support the elderly and help those in need. We are proud of their accomplishments and their devotion to their communities.

Outlook

        We took important steps in 2003 to improve our financial performance and are building on that progress in 2004. Our employees are extremely talented, and they have fostered strong relationships with our clients and markets through their dedication. Their commitment is the key factor that makes Aon such a formidable competitor.

        Broadening our client relationships is a major goal for 2004. Through an increasingly disciplined client segmentation strategy—supported by senior-level sponsors—we will efficiently market and deliver more services to existing clients.

        Our second major goal is to increase operational efficiency. In the U.S., for example, we will use standardization to streamline staff-related services and consider the outsourcing of information technology infrastructure. In addition, since our overriding objective is improved profitability, we are implementing stricter guidelines and accountability that will foster better financial discipline.

        I am confident that we will improve stockholder returns through these actions. Our employees are enthusiastic, management is committed, and we have the necessary resources to win in the marketplace.

Sincerely,

Patrick G. Ryan
Chairman and Chief Executive Officer

Aon Corporation 2003

AON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2004

To the Holders of Common Stock and Series C Preferred Stock of Aon Corporation:

        The 2004 Annual Meeting of Stockholders of Aon Corporation will be held on Friday, May 21, 2004, at 10:00 A.M (Central Time), at the Indiana Room, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601, for the following purposes:

  1.
  To elect thirteen Directors to serve until our 2005 Annual Meeting of Stockholders. Your Board of Directors unanimously recommends that you vote "FOR" the election of all nominees for Director.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the year 2004. Your Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent auditors.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        Only holders of common stock and Series C preferred stock of record at the close of business on March 24, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at our corporate offices from May 11 through May 20, 2004.

                      By Order of the Board of Directors,

                      Kevann M. Cooke
                       Vice President and Corporate Secretary

  Chicago, Illinois
  April 12, 2004

        Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible by telephone, through the Internet or by completing and returning the enclosed proxy card.

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS – MAY 21, 2004

  Solicitation of Proxies and Mailing Date

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aon Corporation ("Aon," "we" or "our"), for use at the 2004 Annual Meeting of Stockholders to be held at the Indiana Room, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m. (Central Time), on Friday, May 21, 2004, and at any adjournment thereof. Action will be taken at the Annual Meeting upon proposals to elect thirteen Directors to serve until our 2005 Annual Meeting of Stockholders and to ratify the appointment of Ernst & Young LLP as our independent auditors for the year 2004, as well as any such other business as may properly come before the Annual Meeting. This proxy statement and the accompanying proxy card are first being sent to stockholders on or about April 12, 2004.

  Who Can Vote

        Only holders of our common stock, par value $1.00 per share (the "Common Stock"), and our Series C Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock" and, together with the Common Stock, the "Stock"), as of the close of business on March 24, 2004, are entitled to vote at the Annual Meeting. As of that date, there were 314,997,422 shares of Common Stock outstanding, and 1,000,000 shares of Preferred Stock outstanding, each entitled to one vote for each share.

  Quorum

        The presence of the holders of a majority of the shares of Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A nominee that has not received instructions from a beneficial owner has discretion to vote on the election of directors and the ratification of the appointment of independent auditors.

  Voting Requirements

        Except as otherwise required by applicable law or our Second Amended and Restated Certificate of Incorporation, as amended, any proposal properly presented at a meeting at which a quorum is present will be decided by the vote of the holders of a majority of the Stock present in person or represented by proxy and entitled to vote on the proposal at that meeting. Accordingly, the election of thirteen Directors and the ratification of the appointment of our independent auditors will be decided by the vote of the holders of a majority of the Stock present in person or represented by proxy and entitled to vote on these matters. For the election of Directors, a vote withheld for a nominee for Director will have the effect of a vote against that nominee. For the ratification of the appointment of our independent auditors, an abstention will have the effect of a vote against the proposal.

Aon Corporation 2003

  How to Vote

        You may vote your Stock by telephone, through the Internet, by mail using the enclosed proxy card or in person at the Annual Meeting. To vote your Stock by telephone or through the Internet, please follow the instructions located on the proxy card. The deadline for voting by telephone or through the Internet is 11:59 p.m., Eastern Time, on Thursday, May 20, 2004. To vote your Stock by mail, please sign the enclosed proxy card and return it in the accompanying envelope, which is addressed and requires no postage. Please note that you may incur costs charged by telephone companies or Internet access providers in connection with voting by telephone or through the Internet.

        If you properly cast your vote by telephone, through the Internet or by executing and returning the enclosed proxy card, and your vote is not subsequently revoked, your Stock will be voted in accordance with your instructions. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of all nominees for Director named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year 2004 and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting. We have endeavored to consolidate all of your Stock on one proxy card; however, if you receive more than one proxy card, you should vote the Stock represented by each proxy card to ensure that all of your Stock is voted.

        We believe that the procedures that have been put in place are consistent with the requirements of applicable state law. Please remember that if your Stock is held through a bank, broker or other nominee, you will receive voting instructions from such bank, broker or other nominee describing the available processes for voting your Stock.

  Revocation of Proxies

        You may revoke your proxy at any time before it is voted at the Annual Meeting. A vote by telephone or through the Internet may be revoked by executing a later-dated proxy card, by subsequently voting by telephone or through the Internet or by attending the Annual Meeting and voting in person. A stockholder executing a proxy card may also revoke it at any time before it is exercised by giving written notice revoking the proxy to the Office of the Corporate Secretary at the mailing address set forth on the cover of this proxy statement, by subsequently filing another proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your prior telephone or Internet vote or your proxy.

  Webcast

        You may listen to the Annual Meeting on the world wide web by logging on to our website at www.aon.com and following the on-screen instructions. We have included our website address for reference purposes only. The information contained on our website is not incorporated by reference into this proxy statement.

  Attendance at Annual Meeting

        If you hold your Stock in "street name" (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of your Stock as of the close of business on March 24, 2004, which is the record date for voting. Alternatively, you may contact the bank, broker or

Aon Corporation 2003

other nominee in whose name your Stock is registered and obtain a proxy to bring to the Annual Meeting.

  Solicitation Expenses

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication, and by Georgeson Shareholder Communications Inc., whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation. Georgeson will receive a fee of $7,000 for its services. We will also reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

2003 Annual Financial and General Information Report
        Appendix A to this proxy statement contains our 2003 Annual Financial and General Information Report, including our consolidated financial statements, the notes thereto and management's discussion and analysis of financial condition and results of operations, as well as certain other information required by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Aon Corporation 2003

PRINCIPAL HOLDERS OF VOTING SECURITIES

        As of March 24, 2004, the beneficial owners of 5% or more of any class of our Stock entitled to vote at the Annual Meeting and which were known to us were:

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Class
Patrick G. Ryan c/o Aon Corporation, 200 East Randolph Street, Chicago, IL 60601	25,834,968	(1)	8.15
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900, Memphis, TN 38119	43,698,400	(2)	13.78
State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02110	29,710,442	(3)	9.37
Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071	25,819,800	(4)	8.14
Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101, Tucson, AZ 85706	17,617,436	(5)	5.56
Name and Address of Beneficial Owner	Number of Shares of Preferred Stock	Percent of Class
Jessie V. Stone 445 Sheridan Road, Winnetka, IL 60093	600,000	60
W. Clement and Jessie V. Stone Foundation c/o Steven M. Stone, Treasurer/Secretary 399 West Fullerton Parkway, Suite 12 West Chicago, IL 60614	263,000	26.3
Northern Trust, as Trustee of the W. Clement Stone Marital Trust c/o The Northern Trust Company, Attn: Juan Medina, Family Business Fifty South LaSalle Street, M-10, Chicago, IL 60675	137,000	13.7

(1)
The decrease in Mr. Ryan's beneficial ownership since our last proxy statement reflects certain transactions within the Ryan family, which are described in this footnote. On April 17, 2003, a living trust for the benefit of Mr. Ryan repaid outstanding debt to another Ryan family trust (the "Trust"). A portion of this amount was paid in Common Stock. On April 20, 2003, the Trust was terminated, and on April 21, 2003, its shares of Common Stock were distributed to another family trust. Includes 12,167,789 shares of Common Stock beneficially owned by Mr. Ryan and 11,519,265 shares of Common Stock beneficially owned and attributed to Mr. Ryan pursuant to trusts for the benefit of family members. Also includes 404,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control. Also includes 378,914 shares of Common Stock representing a beneficial interest in shares of Common Stock of the Employee Stock Ownership Plan ("ESOP") Account of the Aon Savings Plan attributable to Mr. Ryan and a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to Mr. Ryan. Under the terms of the Aon Savings Plan, as a participant in such plan Mr. Ryan is entitled to direct the manner in which the trustees will vote the shares of Common Stock attributed to him; in addition, all shares of

Aon Corporation 2003

  Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as the shares of Common Stock for which voting instructions are received. Also includes 1,365,000 shares of Common Stock which Mr. Ryan has the right to acquire pursuant to presently exercisable stock options and options which will become exercisable within 60 days of March 24, 2004.

(2)
Based upon information contained in an amendment filed on February 10, 2004 pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a Schedule 13G originally filed on January 10, 2003. Southeastern Asset Management, Inc. ("Southeastern") is a registered investment adviser and has: (a) sole voting power as to 21,811,400 shares of Common Stock; (b) shared voting power as to 14,627,000 shares of Common Stock; (c) no voting power as to 7,260,000 shares of Common Stock; (d) sole dispositive power as to 29,032,400 shares of Common Stock; (e) shared dispositive power as to 14,627,000 shares of Common Stock; and (f) no dispositive power as to 39,000 shares of Common Stock. All of the shares of Common Stock covered by the Schedule 13G are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. As permitted by Rule 13d-4 of the Exchange Act, Southeastern expressly disclaims beneficial ownership of the shares of Common Stock covered by the Schedule 13G.

(3)
Based upon information contained in a Schedule 13G filed on February 6, 2004 pursuant to Rule 13d-1(b) of the Exchange Act. State Street Bank and Trust Company ("State Street') is a bank as defined in Section 3(A)(6) of the Exchange Act that acts in various fiduciary capacities with respect to various benefit plans of Aon, including the Aon Savings Plan and the ESOP. State Street has: (a) sole voting power as to 8,730,590 shares of Common Stock; (b) shared voting power as to 20,224,430 shares of Common Stock; (c) sole dispositive power as to 9,468,513 shares of Common Stock; and (d) shared dispositive power as to 23,205,133 shares of Common Stock. State Street expressly disclaims beneficial ownership of all shares of Common Stock reported in the Schedule 13G pursuant to Rule 13d-4 of the Exchange Act.

(4)
Based upon information contained in an amendment filed on February 13, 2004 pursuant to Rule 13d-1(b) of the Exchange Act to a Schedule 13G originally filed on February 11, 1999. Capital Research and Management Company ("Capital Research") is a registered investment adviser and has no voting power, but sole dispositive power, as to 25,819,800 shares of Common Stock. Although Capital Research is deemed to be the beneficial owner of these shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, Capital Research expressly disclaims, pursuant to Rule 13d-4 of the Exchange Act, that it is the beneficial owner of such shares.

(5)
Based on information contained in a Schedule 13G filed on February 12, 2004 pursuant to Rule 13d-1(b) of the Exchange Act. Davis Selected Advisors, L.P. is a registered investment adviser and has sole voting and sole dispositive power as to 17,617,436 shares of Common Stock.

Aon Corporation 2003

AGENDA ITEM NO. 1—ELECTION OF DIRECTORS

        Thirteen Directors are to be elected at the Annual Meeting of Stockholders. The term of each Director expires at the next succeeding Annual Meeting of Stockholders, and each Director shall hold office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. The Board of Directors consists of a number of Directors as is fixed from time to time by resolution adopted by the Board of Directors as provided in our bylaws. The Board of Directors currently is authorized to have up to twenty-one members.

        With the exception of Gloria Santona, all nominees are currently Directors of Aon. All nominees for Director have consented to be named and have agreed to serve as Directors if elected.

        The thirteen Directors will be elected by the vote of the majority of the Stock present in person or represented by proxy at the Annual Meeting. Accordingly, since votes withheld will count as present at the Annual Meeting (and will therefore also count toward the establishment of a quorum), a vote withheld for a nominee will adversely affect that nominee's ability to secure the necessary majority of votes present at the Annual Meeting.

        Unless a proxy directs to the contrary, it is intended that the proxies will be voted for the election of the thirteen nominees for Director named on the following pages, to hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any of them should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board of Directors.

        Set forth on the following pages is biographical information concerning each nominee for election as a Director, the nominee's principal occupation, the period during which the nominee has served as a Director of Aon, including service as a Director or employee of Ryan Insurance Group, Inc. ("Ryan Group"), which merged with Aon in 1982. This information has been confirmed by each nominee for inclusion in the proxy statement. Ages shown for all Directors are as of December 31, 2003.

Aon Corporation 2003

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES.

Patrick G. Ryan	Director since 1965

        Mr. Ryan has been Chairman of the Board of Aon since 1990 and Chief Executive Officer since 1982. He was elected President and Chief Executive Officer of Aon at the time of the merger of Aon and Ryan Group in 1982, and served as President of Aon until April 1999. Prior to the merger, Mr. Ryan served as Chairman of the Board and Chief Executive Officer of Ryan Group. He is a Director of Tribune Company and Chairman of its Compensation Committee, and serves as Chairman of the Board of Trustees of Northwestern University and as a Trustee of Rush-Presbyterian-St. Luke's Medical Center. He serves as Chairman of the Executive Committee of our Board of Directors and as a Director of the Aon Foundation.

        Age: 66

Edgar D. Jannotta	Director since 1995

        In March 2001, Mr. Jannotta was named Chairman of William Blair & Company, L.L.C., an international investment banking firm, and Chairman of its Executive Committee. Mr. Jannotta joined William Blair & Company in May 1959 as an Associate, became a Partner in January 1965, Assistant Managing Partner in June 1973, Managing Partner in September 1977 and Senior Partner in January 1995. In January 1996, William Blair & Company, L.L.C. converted from a partnership at which time Mr. Jannotta was named Senior Director. He is a Trustee of the University of Chicago and Chairman of the Lyric Opera of Chicago. Mr. Jannotta is a Director of Bandag, Incorporated; Molex Incorporated; and Exelon Corporation. He serves as a member of the Executive Committee, Governance/Nominating Committee and Investment Committee of our Board of Directors.

        Age: 72

Jan Kalff	Director since 2003

        Mr. Kalff is the former Chairman of the Managing Board of ABN AMRO Holding N.V./ABN AMRO Bank N.V., an international banking concern. Mr. Kalff is a member of the International Advisory Committee of the Federal Reserve Bank of New York. Mr. Kalff also serves on the Supervisory Boards of Concertgebouw N.V., Hagemeyer N.V., Koninklijke Volker Wessels Stevin N.V., N.V. Luchthaven Schiphol and Stork N.V. He serves as a member of the Investment Committee of our Board of Directors.

        Age: 66

Aon Corporation 2003

Lester B. Knight	Director since 1999

        Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996 where he served as Corporate Vice President from 1990, Executive Vice President from 1992, and as a Director from 1995. He was Chairman and a Director of The Baxter Allegiance Foundation. He is a Director of Evanston Northwestern Healthcare and Junior Achievement of Chicago and a Trustee of Northwestern University. Mr. Knight serves as the Chairman of the Investment Committee and as a member of the Organization and Compensation Committee of our Board of Directors.

        Age: 45

J. Michael Losh	Director since 2003

        From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation, the world's largest vehicle manufacturer. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division. From 2000 until 2002, Mr. Losh served as non-executive Chairman of Metaldyne Corporation. Mr. Losh currently serves on the Board of Directors of AMB Property Corporation, Cardinal Health, Inc., H.B. Fuller Corporation, Masco Corp., Metaldyne Corporation and TRW Automotive Corp. He previously served as a Director of The Quaker Oats Company (prior to its acquisition by PepsiCo, Inc.), Delphi Corporation, Electronic Data Systems Corporation and Hughes Electronics Corporation. Mr. Losh serves as a member of the Governance/Nominating Committee, Investment Committee and Organization and Compensation Committee of our Board of Directors.

        Age: 57

R. Eden Martin	Director since 2002

        Mr. Martin has been a Partner of the law firm Sidley Austin Brown & Wood LLP (formerly known as Sidley & Austin) since 1975, and served as Chairman of its Management Committee from 1989 until 1999. His law practice has centered on the representation of regulated industries and companies. Prior to becoming a Partner, he was an Associate at Sidley & Austin from 1967 until 1973, and served as inside General Counsel of Arthur Andersen & Co. from 1973 until 1975. Mr. Martin has served as President of The Commercial Club of Chicago and President of its Civic Committee since 1999. Among other civic and professional involvements, Mr. Martin is a Fellow of the American Bar Foundation, a member of the Board of Directors of the Chicago Board Options Exchange, a Life Trustee of the Chicago Symphony Orchestra and a member of the Board of Trustees of Northwestern University, as well as Chair of its Audit Committee. Mr. Martin serves as a member of the Executive Committee and Investment Committee of our Board of Directors and as Chairman of the Aon Foundation.

        Age: 63

Aon Corporation 2003

Andrew J. McKenna	Director since 1970

        Mr. McKenna served as a Director of Ryan Group from 1970 until 1982 when he was elected to our Board of Directors. He is Chairman and Chief Executive Officer of Schwarz, a printer, converter, producer and distributor of packaging and promotional materials, and a Director of Click Commerce, Inc., McDonald's Corporation and Skyline Corporation. He is a Trustee and Chairman Emeritus of the Board of Trustees of the University of Notre Dame and Chairman of the Civic Committee of the Commercial Club of Chicago. Mr. McKenna is also a Director of Children's Memorial Hospital and the Lyric Opera of Chicago, and a Trustee and Chairman Emeritus of the Museum of Science and Industry. He serves as the Chairman of the Governance/Nominating Committee and as a member of the Organization and Compensation Committee of our Board of Directors and as a Director of the Aon Foundation.

        Age: 74

Robert S. Morrison	Director since 2000

        Mr. Morrison retired as Vice Chairman of PepsiCo, Inc. in February 2003. From 1997 until the 2001 merger with PepsiCo, he led The Quaker Oats Company as Chairman, President and Chief Executive Officer. PepsiCo and Quaker Oats are companies engaged in the processing of packaged foods and beverages. Previously, he served as Chairman and Chief Executive Officer of Kraft Foods, Inc., a division of Philip Morris Companies Inc., from 1994 until 1997; and he served as President of General Foods U.S.A., a division of Philip Morris Companies Inc., from 1991 until 1994. He also serves as a Director of 3M, Illinois Tool Works Inc. and Tribune Company. He serves as a member of the Audit Committee and Organization and Compensation Committee of our Board of Directors.

        Age: 61

Richard C. Notebaert	Director since 1998

        Mr. Notebaert was elected Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications, in June 2002. He previously served as President and Chief Executive Officer of Tellabs, Inc. from August 2000 to June 2002 and as a Director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from April 1994 until December 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman of Ameritech in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Director of Cardinal Health, Inc., a Trustee of the University of Notre Dame and a member of The Business Council. He serves as the Chairman of the Organization and Compensation Committee and as a member of the Audit Committee and Investment Committee of our Board of Directors.

        Age: 56

Aon Corporation 2003

Michael D. O'Halleran	Director since 1999

        Mr. O'Halleran has been President and Chief Operating Officer of Aon since April 1999. Since 1995 he has served as President and Chief Operating Officer of Aon Group, Inc., our global insurance brokerage and consulting arm. He has also served in other significant senior management positions within the Aon group of companies since 1987 and has more than 31 years of experience in the insurance and reinsurance industries. He is a Director of Cardinal Health, Inc. He is also Co-Chairman of World Business Chicago and a Trustee of Dublin City University in Dublin, Ireland.

        Age: 53

John W. Rogers, Jr.	Director since 1993

        Mr. Rogers is Chairman and Chief Executive Officer of Ariel Capital Management, Inc., an institutional money management firm specializing in equities, having founded the firm in January 1983. In addition, Ariel Capital serves as the investment advisor, administrator and distributor of Ariel Mutual Funds. Mr. Rogers is a Trustee of Ariel Mutual Funds. Mr. Rogers is also a Director of GATX Corporation until April 2004, Bally Total Fitness Holding Corporation, Bank One Corporation until the closing date of the proposed merger transaction with JP Morgan Chase, Exelon Corporation and McDonald's Corporation. He is Chairman of the Chicago Urban League; Trustee of Rush-Presbyterian-St. Luke's Medical Center; Life Trustee of the Chicago Symphony Orchestra; Trustee of the University of Chicago; and a former member of the Board of Trustees of Princeton University. He serves as the Chairman of the Audit Committee and as a member of the Investment Committee of our Board of Directors.

        Age: 45

Gloria Santona	Nominee

        Ms. Santona is Executive Vice President, General Counsel and Secretary of McDonald's Corporation. She is also a member of the Senior Management Team of McDonald's. Since joining McDonald's in 1977, Ms. Santona has held positions of increasing responsibility in the legal department, serving as U.S. General Counsel since December 1999 and corporate General Counsel since June 2001. She is a member of the American and Chicago Bar Associations and a member of the Board of Directors of the American Corporate Counsel Association and the Minority Corporate Counsel Association. She is a former member of the Board of Directors of the American Society of Corporate Secretaries and currently serves as a member of its Audit Committee. She is also a member of the Board of Trustees of Rush University Medical Center, and a former member of the Board of Trustees of the Chicago Zoological Society.

        Age: 53

Aon Corporation 2003

Dr. Carolyn Y. Woo	Director since 1998

        Dr. Woo assumed the deanship of the Mendoza College of Business at the University of Notre Dame in July 1997. From 1995 to 1997 she served as Associate Executive Vice President of Academic Affairs at Purdue University, and from 1993 to 1995 she served as Director of the Professional Master's Programs in the Krannert School of Management at Purdue University. She joined Purdue University as an Assistant Professor in 1981 and was promoted to Full Professor in 1991. Dr. Woo currently serves on the Board of Directors of Nisource Industries, Inc. and Circuit City Stores, Inc., and is a former Director of Arvin Industries, Inc., Bindley-Western Industries, Inc. and St. Joseph Capital Bank. She serves as a member of the Audit Committee and Governance/Nominating Committee of our Board of Directors.

        Age: 49

Aon Corporation 2003

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned as of March 24, 2004 by each Director and nominee, by the Chief Executive Officer, Patrick G. Ryan, by each of the "named executive officers" of Aon as set forth in the Summary Compensation Table in this proxy statement, and by all Directors, nominees and the named executive officers as a group. As used in this proxy statement, "beneficially owned" means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). Therefore, the table does not include the "phantom stock" shares held by or attributable to any individual under our benefit plans.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Patrick G. Ryan**(3)(4)(5)(6)	25,834,968	8.15
David P. Bolger**(6)(7)	33,000	*
June E. Drewry**(5)(6)	68,976	*
D. Cameron Findlay**(6)(8)	33,000	*
Edgar D. Jannotta(9)	56,025	*
Jan Kalff(9)	-0-	*
Lester B. Knight(9)(10)	30,000	*
J. Michael Losh(9)	3,000	*
R. Eden Martin(9)	1,000	*
Andrew J. McKenna(9)	31,775	*
Robert S. Morrison(9)	1,000	*
Richard C. Notebaert(9)	11,500	*
Michael D. O'Halleran**(4)(5)(6)	560,267	*
John W. Rogers, Jr.(9)(11)	6,643	*
Gloria Santona (9)	-0-	*
George A. Schaefer	8,775	*
Raymond I. Skilling**(4)(5)(6)	925,755	*
Carolyn Y. Woo(9)	1,012	*
All Directors, nominees and named executive officers as a group (18 persons)	27,606,696	8.71

(1)
The Directors, nominees and named executive officers, and all Directors, nominees and the named executive officers combined, have sole voting power and sole investment power over the shares of Common Stock listed, except as indicated in note (4) and in the table below:

	Shared Voting Power	Shared Investment Power
Patrick G. Ryan	10,935,323	11,339,323
(2)
An asterisk indicates that the percentage of shares of Common Stock beneficially owned by the named individual does not exceed one percent (1%) of our outstanding shares of Common Stock. Named executive officers are indicated in the table by a double asterisk.

Aon Corporation 2003

(3)
The decrease in Mr. Ryan's beneficial ownership since our last proxy statement reflects certain transactions within the Ryan family, which are described in this footnote. On April 17, 2003, a living trust for the benefit of Mr. Ryan repaid outstanding debt to another Ryan family trust (the "Trust"). A portion of this amount was paid in Common Stock. On April 20, 2003, the Trust was terminated, and on April 21, 2003, its shares of Common Stock were distributed to another family trust. Includes 12,167,789 shares of Common Stock beneficially owned by Mr. Ryan and 404,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control.

(4)
The following shares of Common Stock are beneficially owned by members of the immediate family of the following directors and named executive officers: 11,519,265 by Mrs. Ryan; 114,597 by Mrs. O'Halleran; and 374,827 by Mrs. Skilling (Mrs. Skilling and Mrs. Ryan are sisters). As to the shares of Common Stock so held, Mr. O'Halleran and Mr. Skilling disclaim beneficial ownership.

(5)
Includes a beneficial interest in shares of Common Stock of the ESOP Account of the Aon Savings Plan attributable to the named executive officers, and includes a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to the named executive officers, as follows: Patrick G. Ryan, 378,914; June E. Drewry, 1,355; Michael D. O'Halleran, 38,061; and Raymond I. Skilling, 17,620. The shares of Common Stock of the ESOP Account and the Aon Common Stock Fund of the Aon Savings Plan are voted by the trustees as directed by their respective participants; all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as shares of Common Stock for which voting instructions are received.

(6)
Includes the following number of shares of Common Stock which the respective Directors, nominees and named executive officers have or will have the right to acquire pursuant to presently exercisable employee stock options, or stock options which will become exercisable or stock awards which will become vested within 60 days following March 24, 2004: Patrick G. Ryan, 1,365,000; David P. Bolger, 33,000; June E. Drewry, 63,300; D. Cameron Findlay, 33,000; Michael D. O'Halleran, 341,500; and Raymond I. Skilling, 203,200.

(7)
Mr. Bolger commenced employment with Aon in January 2003.

(8)
Mr. Findlay commenced employment with Aon in July 2003.

(9)
Does not include the number of shares of Common Stock equal to $50,000 that each outside Director will be awarded on May 21, 2004 pursuant to the Aon Outside Director Stock Award Plan. See "Compensation of the Board of Directors."

(10)
Includes 15,000 shares of Common Stock held by a trust for the benefit of Mr. Knight's wife.

(11)
Ariel Capital Management, Inc., of which Mr. Rogers is Chairman and Chief Executive Officer, currently does not beneficially own any shares of Common Stock, nor has it beneficially owned any shares of Common Stock during Mr. Rogers's tenure on our Board.

Aon Corporation 2003

COMPENSATION OF THE BOARD OF DIRECTORS

Cash Compensation and Stock Awards

        Directors who are employees of Aon receive no additional compensation for service as a Director. All non-employee Directors are referred to in this proxy statement as "outside Directors." Each outside Director receives a $30,000 yearly retainer for services as a Director. No additional fees are payable for Board or committee attendance or for service chairing a committee. In addition, under the Aon Corporation Outside Director Stock Award and Retirement Plan (as amended and restated effective January 1, 2003 as a subplan of the Aon Stock Incentive Plan) (the "Award Plan"), each outside Director is granted a number of shares of Common Stock having a value equal to $50,000 each year following his or her election to the Board of Directors at the Annual Meeting of Stockholders. Any outside Director elected to the Board other than at the Annual Meeting of Stockholders receives a pro rata number of shares of Common Stock based upon the number of full months of service.

        In 1994, Aon established an outside Director bequest plan (the "Bequest Plan"). The purpose of the Bequest Plan is to acknowledge the service of outside Directors, to recognize the mutual interest of Aon and our outside Directors in supporting worthy charitable institutions and to assist us in attracting and retaining outside Directors of the highest caliber. Aon is funding the Bequest Plan generally through the maintenance of life insurance policies on our outside Directors. Individual outside Directors derive no financial benefit from the Bequest Plan since any and all insurance proceeds and tax deductible charitable donations accrue solely to us. Charitable donations by Aon will be directed to charitable institutions designated by the outside Directors. Up to $100,000 will be contributed annually to tax qualified institutions designated by a participating outside Director for ten years following the death of that Director. An outside Director is not eligible to participate in the Bequest Plan until he or she has completed one full year of service on the Board. The Board retains the right to terminate the Bequest Plan and to decline to make any requested bequest if, in the Board's judgment, doing so is in the best interests of Aon and our stockholders.

Deferred Compensation

        Pursuant to the Aon Corporation Outside Director Deferred Compensation Plan (as a subplan of the Aon Stock Incentive Plan) (the "Deferred Plan"), and pursuant to the Award Plan, outside Directors may defer receipt of cash compensation and shares of Common Stock until, generally, retirement from the Board.

        Under the Deferred Plan, outside Directors elect that portion of the annual retainer (referred to as "Fees") that will be credited to either a cash account, the earnings of which are based on six-month Treasury bills, or a stock account. Both accounts are maintained for bookkeeping purposes only and no amounts are actually invested or set aside for the outside Directors' benefit. The outside Directors' stock accounts are credited with the number of shares that could have been purchased with the Fees at the average of the high and low prices of the shares of Common Stock on the date the Fees are earned. As dividends are declared and paid on shares of Common Stock, each outside Director's stock account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock. Distributions generally commence upon termination of Director status or retirement of the outside Director from the Board. Distributions may be made in cash or in shares of Common Stock, at the election of the Director.

Aon Corporation 2003

        Under the Award Plan, outside Directors may also elect to defer receipt of the annual award of shares of Common Stock. For Directors who elect to defer, we will maintain accounts for bookkeeping purposes that are credited with the number of shares of Common Stock that could have been purchased with the annual award if shares were priced at the average price of shares of Common Stock during the first three months of the year the annual award is made. As dividends are declared and paid on shares of Common Stock, each outside Director's account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock.

        In addition, under the Award Plan, outside Directors are also entitled to certain deferred benefits when they retire from the Board. The Award Plan provides for an amount to be credited to an account on behalf of each outside Director, as follows:

  •
  $10,000 for each annual period of Board service prior to 1994, but not more than $100,000 in the aggregate; and

  •
  $20,000 per annum for each annual period of service commencing with April 15, 1994.

        Upon retirement from the Board, or upon death or disability, the vested value accumulated in the account as to a particular outside Director (the "Accrued Vested Retirement Amount") will be distributed in ten installments consisting of shares of Common Stock.

        The following table shows, as of March 24, 2004, the total number of shares of Common Stock equivalents credited to the phantom stock accounts of each outside Director (including Mr. Schaefer, who is currently an outside Director and retiring on May 21, 2004) under the Deferred Plan and under the Award Plan (the "Phantom Shares"), and the number of shares of Common Stock equivalents representing the Accrued Vested Retirement Amount (the "Retirement Shares").

Director	Phantom Shares	Retirement Shares
Edgar D. Jannotta	25,248	5,216
Jan Kalff	-0-	-0-
Lester B. Knight	13,608	2,772
J. Michael Losh	3,896	-0-
R. Eden Martin	6,828	814
Andrew J. McKenna	65,186	10,429
Robert S. Morrison	9,408	1,972
Richard C. Notebaert	17,109	3,237
John W. Rogers, Jr.	25,572	6,507
George A. Schaefer	21,879	7,793
Carolyn Y. Woo	9,303	3,237

Total	198,037	41,977

        We have fully reported deferrals by outside Directors of cash compensation into phantom stock accounts under the Deferred Plan and under the Award Plan on a cumulative basis for each year since 1993 in a form similar to that set out in the above table. Although this disclosure is not required by the SEC under the proxy rules, in the interest of keeping all stockholders informed of deferrals of compensation by outside Directors into phantom stock accounts under our outside Director compensation plans, we intend to continue this disclosure in future years.

Aon Corporation 2003

BOARD OF DIRECTORS—CORPORATE GOVERNANCE

        Aon has implemented various changes to its corporate governance practices to comply with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the revised corporate governance listing standards of the New York Stock Exchange ("NYSE"). The following discussion highlights some of the corporate governance initiatives taken by our Board in response to the Sarbanes-Oxley Act and the NYSE corporate governance rules:

Corporate Governance Guidelines

        The NYSE governance rules require listed companies to adopt corporate governance guidelines. We have adopted corporate governance guidelines that can be found on our web site at http://www.aon.com/about/corp_governance/bod_governance.jsp. Our corporate governance guidelines address, without limitation, the following matters:

  •
  Election of Directors.  All of our Directors stand for election annually.

  •
  Director Qualification Standards.  A majority of our Directors must meet the independence criteria established by the NYSE. In addition, we have established qualifications to be considered in evaluating potential Board members.

  •
  Director Responsibilities.  These responsibilities articulate what is expected from a Director, including expectations with respect to preparation for and attendance at board and committee meetings.

  •
  Director Access to Senior Management and Independent Advisers.  Our Board of Directors has unrestricted access to Aon's management and its independent advisers.

  •
  Director Compensation.  Our Board sets the level of compensation for Directors based upon the recommendation of the Organization and Compensation Committee. Directors who serve as current employees of Aon receive no additional compensation for service as Directors.

  •
  Retirement of Directors.  We have established a mandatory retirement policy for non-management Directors that provides that a non-management Director may not stand for re-election after that Director's 75th birthday.

  •
  Director Orientation and Continuing Education.  Aon conducts an orientation program for all new non-management Directors as soon as practicable following election to the Board. This orientation includes presentations by senior management to familiarize new directors with the following matters: Aon's strategic plans; Aon's significant financial, accounting and risk management issues; Aon's compliance programs; Aon's Code of Ethics, Business Conduct Guidelines and Board Governance Guidelines; and Aon's principal officers. All other Directors are also invited to attend these orientation programs.

  •
  Management Development and Succession Planning.  Our Chairman and CEO regularly reports to the Board on management development and succession planning.

  •
  Annual Performance Evaluation.  Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, the Board conducts an annual peer review. The Governance/Nominating Committee also reviews with the Board, on an annual basis, the composition of the Board as a whole, as well as the requisite skills and characteristics of potential Board members.

Aon Corporation 2003

Independence Determination

        The NYSE governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. Aon's Board of Directors currently has, and previously has had, a majority of independent directors.

        The Board of Directors has affirmatively determined, using the NYSE governance rules addressing director independence as currently in effect, that none of the independent Directors has a material relationship with Aon (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aon) that would compromise independence from Aon's management. In making its determination, the Board of Directors considered all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered this issue not only from the standpoint of a Director, but also from that of persons or organizations with which a Director has a relationship.

        Using the NYSE governance rules, the Board of Directors has determined that each of Mr. Jannotta, Mr. Kalff, Mr. Knight, Mr. Losh, Mr. Martin, Mr. McKenna, Mr. Morrison, Mr. Notebaert, Mr. Rogers, Mr. Schaefer and Dr. Woo is an independent Director. Of the remaining Directors, Mr. Ryan and Mr. O'Halleran are executive officers and employees of Aon.

Board Committees

        The Sarbanes-Oxley Act and the NYSE governance rules require us to have an audit committee composed solely of independent directors. The NYSE governance rules also require us to have a compensation committee and a nominating/corporate governance committee composed entirely of independent directors. Each of our Audit Committee, Governance/Nominating Committee and Organization and Compensation Committee is currently composed of independent directors.

        Additionally, in accordance with the requirements of the Sarbanes-Oxley Act, the members of our Audit Committee must have no affiliation with us, other than their Board seat, and receive no compensation in any capacity other than for service as a Director/committee member. Each member of our Audit Committee currently meets this requirement.

        The current charters of our Board committees can be found on the Corporate Governance section of our web site at http://www.aon.com/about/corp_governance/board_charters/default.jsp.

Audit Committee Financial Expert

        Rules promulgated by the SEC under the Sarbanes-Oxley Act require us to disclose annually whether our Audit Committee contains one or more "audit committee financial experts," as defined by the SEC. The Board of Directors has designated John W. Rogers, Jr., the Chairman of our Audit Committee and an independent director, as an "audit committee financial expert."

Code of Ethics

        The Board has adopted a code of ethics regarding business conduct that applies to our Directors, officers and employees. This Code of Ethics can be found on our web site at http://www.aon.com/about/corp_governance/code_of_ethics.jsp.

        In addition, the Board has adopted a Code of Ethics for Senior Financial Officers that applies to the principal executive officer and the senior financial officers of Aon and our subsidiaries. The Code

Aon Corporation 2003

of Ethics for Senior Financial Officers can be found on our web site at http://www.aon.com/about/corp_governance/sfo_code.jsp.

        We intend to disclose future amendments to, or waivers from, certain provisions of both the Code of Ethics and the Code of Ethics for Senior Financial Officers on our website within five business days following the date of such amendment or waiver.

Meetings of Non-Management Directors

        The NYSE governance rules require that the non-management directors of a listed company meet at regularly scheduled executive sessions without management. Our corporate governance guidelines also require that non-management Directors meet regularly in executive session without management participation. Andrew J. McKenna chairs these executive sessions. Aon's non-management directors met four times during 2003.

Communications with the Board of Directors

        Stockholders may communicate with the Board of Directors by contacting the non-management Directors of Aon Corporation c/o Office of the Corporate Secretary, 200 East Randolph Street, Chicago, IL 60601. Alternatively, stockholders may communicate with Aon's non-management Directors via electronic mail to the following address: corporate_governance@aon.com.

        The non-management Directors have established procedures for handling communications from stockholders. Communications are distributed to the full Board of Directors, the non-management Directors or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management Director upon request.

Board and Committee Evaluations

        Our Board has initiated a Board and Committee evaluation process to facilitate an examination and discussion of whether our Board and Committees are functioning effectively. The Board conducted such an evaluation in 2003 and determined that our Board and Committees are functioning effectively.

Aon Corporation 2003

BOARD OF DIRECTORS—COMMITTEES AND MEETINGS

        The Board of Directors has appointed standing committees, including Executive, Audit, Governance/Nominating, Investment and Organization and Compensation Committees. Membership on the committees since the last Annual Meeting has been as follows:

Executive	Audit	Governance/Nominating	Investment(4)	Organization and Compensation
Patrick G. Ryan(1) Edgar D. Jannotta R. Eden Martin	John W. Rogers, Jr.(1) J. Michael Losh(2) Robert S. Morrison Richard C. Notebaert George A. Schaefer Carolyn Y. Woo	Andrew J. McKenna(1) Edgar D. Jannotta J. Michael Losh(3) George A. Schaefer Carolyn Y. Woo	Lester B. Knight(1) Edgar D. Jannotta Jan Kalff J. Michael Losh R. Eden Martin Richard C. Notebaert John W. Rogers, Jr.	Richard C. Notebaert(1) Lester B. Knight J. Michael Losh Andrew J. McKenna Robert S. Morrison George A. Schaefer

(1)
Chairman.

(2)
J. Michael Losh served as a member of the Audit Committee from May 16, 2003 until February 2, 2004.

(3)
J. Michael Losh commenced service as a member of the Governance/Nominating Committee on February 10, 2004.

(4)
The Investment Committee of the Board of Directors was re-established as a committee of the Board of Directors on May 16, 2003.

Executive Committee

        When the Board of Directors is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee did not meet in 2003, but it acted by unanimous written consent on four occasions.

Audit Committee

        The functions of the Audit Committee and its activities during 2003 are described below under the heading "Report of the Audit Committee." The Audit Committee operates pursuant to an amended and restated charter that has been approved by the Board of Directors. The Audit Committee met eleven times during 2003.

Governance/Nominating Committee

        The Governance/Nominating Committee identifies and recommends to the Board of Directors candidates for service on the Board, reviews and recommends the renomination of incumbent Directors, reviews and recommends committee appointments and leads the annual performance review of the Board of Directors. In addition, the Governance/Nominating Committee develops and recommends governance guidelines for Aon to the Board of Directors. Each member of the Governance/Nominating Committee is independent as defined in the NYSE listing standards. The current charter of the Governance/Nominating Committee can be found on the corporate governance section of our web site at http://www.aon.com/about/corp_governance/board_charters/gov_nom_charter.jsp. The Governance/Nominating Committee met two times during 2003.

Aon Corporation 2003

        The Governance/Nominating Committee considers recommendations for Director candidates from Aon's Directors, executive officers and stockholders. Although the Governance/Nominating Committee does not specifically solicit suggestions from stockholders regarding possible Director candidates, the Governance/Nominating Committee will consider stockholders' recommendations. Recommendations, together with the name and address of the stockholder making the recommendation, relevant biographical information regarding the proposed candidate and a description of any arrangement or understanding between the stockholder and the proposed nominee, should be sent to our Corporate Secretary. Consistent with our governance guidelines, the Governance/Nominating Committee considers a number of criteria in evaluating Director candidates, including professional background, expertise, reputation for integrity, business experience, leadership capabilities and potential contributions to the Board of Directors and Aon's management. The Governance/Nominating Committee also considers whether a potential nominee would satisfy the NYSE's criteria for director independence.

        When a vacancy exists on the Board of Directors due to the expansion of the size of the Board of Directors or the resignation or retirement of an existing Director, the Governance/Nominating Committee identifies and evaluates potential Director nominees. The Governance/Nominating Committee considers the recommendations of management, stockholders and others. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify Director candidates and sole authority to approve such search firm's fees and other retention terms.

        Candidates for director are evaluated using the criteria discussed above and the existing composition of the Board of Directors, including its size, structure, backgrounds and areas of expertise of existing Directors and the number of independent and management Directors. The Governance/Nominating Committee also considers the specific needs of the various Board committees. The Governance/Nominating Committee recommends potential Director candidates to the full Board of Directors, which is responsible for final approval of any Director candidate. This process is the same for Director candidates who are recommended by our stockholders.

        Recommendations for Director candidates to stand for election at the 2005 Annual Meeting of Stockholders must be submitted in writing to the Corporate Secretary at 200 East Randolph Street, Chicago, IL 60601, not less than 75 nor more than 100 days prior to the first anniversary date of this year's Annual Meeting. As a result, nominations must be received no earlier than the close of business on February 10, 2005 and no later than the close of business on March 7, 2005. Recommendations that are received in a timely manner will be forwarded to the Chairman of the Governance/Nominating Committee for review and consideration.

        In 2004, the Governance/Nominating Committee solicited potential candidates for an upcoming Board vacancy from a number of sources, including Board members, management, and parties unaffiliated with Aon. The Governance/Nominating Committee evaluated the backgrounds of several potential candidates, solicited and received references for candidates, and considered the areas of expertise on which various candidates would complement the Board's expertise.

Investment Committee

        The Investment Committee is responsible for overseeing the investments of our underwriting segment, reviewing all private placement investments for business units outside the underwriting segment and monitoring the investment performance of our benefit plans. The Investment Committee met two times during 2003.

Aon Corporation 2003

Organization and Compensation Committee

        The Organization and Compensation Committee annually reviews and determines the compensation of Aon's Chairman and Chief Executive Officer. The Organization and Compensation Committee also reviews, advises and consults with the Chairman and Chief Executive Officer on the compensation of the President and Chief Operating Officer and of other officers and key employees and as to Aon's policy on compensation. The Organization and Compensation Committee also administers the Aon Stock Incentive Plan (and its predecessor plans), including granting stock options and stock awards and interpreting the plan, and has general oversight responsibility with respect to Aon's other employee benefit programs. In addition, the Organization and Compensation Committee also renders advice and counsel to the Chairman and Chief Executive Officer on the selection of senior officers of Aon and key executives of our major subsidiaries. The Organization and Compensation Committee met eight times during 2003 and acted by unanimous written consent on one occasion.

Board of Directors

        The Board of Directors met six times during 2003 and acted by unanimous written consent on three occasions. During 2003, the non-management Directors of the Board of Directors met in executive session on four occasions. Andrew J. McKenna, the Chairman of the Governance/Nominating Committee, presided at these executive sessions. Other than Jan Kalff, all incumbent Directors attended at least seventy-five (75%) of the meetings of the Board and all Committees of the Board on which the respective Directors served.

        Our corporate governance guidelines provide that Directors are expected to attend Annual Meetings of stockholders. Ten of our thirteen Directors attended the 2003 Annual Meeting of Stockholders on May 16, 2003. Of the three Directors who were unable to attend, two Directors informed us in advance that they would be unable to attend the 2003 Annual Meeting prior to agreeing to be named as nominees.

Aon Corporation 2003

REPORT OF THE AUDIT COMMITTEE

        The Board of Directors has determined that all members of the Audit Committee are independent of Aon. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on March 21, 2003. The charter complies with all current regulatory requirements.

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2003, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity and extent of disclosures in the financial statements.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Aon's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Aon including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee has also considered non-audit services provided to Aon by the independent auditors and concluded that such services are compatible with maintaining the auditors' independence.

        The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held eleven meetings during fiscal year 2003.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management, the independent auditors, and the internal auditors.

        In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The Audit Committee has approved, and the Board of Directors has requested that stockholders ratify, the selection of Ernst & Young LLP as our independent auditors for the year 2004.

John W. Rogers, Jr., Chairman	George A. Schaefer
Robert S. Morrison	Carolyn Y. Woo
Richard C. Notebaert

Aon Corporation 2003

EXECUTIVE COMPENSATION

        The following table discloses the compensation, for each of the last three years, received by the Chief Executive Officer of Aon and Aon's four other most highly compensated executive officers, plus an additional executive officer, who were serving as executive officers of Aon on December 31, 2003. We refer to these individuals in this proxy statement as the "named executive officers."

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Other Annual Compensation($)(3)	Restricted Stock Award(s)($)(4)	Securities Underlying Options(#)	All Other Compensation($)(5)
Patrick G. Ryan Chairman, Chief Executive Officer & Director	2003 2002 2001	1,125,000 1,125,000 1,125,000	1,250,000 -0- -0-	134,908 225,276 206,814	— — —	500,000 250,000 300,000	26,250 104,690 104,240
Michael D. O'Halleran(6) President, Chief Operating Officer & Director	2003 2002 2001	1,000,000 1,000,000 1,000,000	900,000 -0- -0-	69,286 32,658 —	937,575 798,750 755,100	200,000 120,000 120,000	26,250 55,055 58,355
David P. Bolger(7)(8) Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2003	715,385	750,000	1,925	2,042,000	100,000	—
D. Cameron Findlay(9)(10) Executive Vice President & General Counsel	2003	265,385	325,000(11)	12,841	1,204,000	50,000	—
June E. Drewry Executive Vice President and Chief Information Officer	2003 2002 2001	513,846 489,231 443,846	200,000 250,000 -0-	— — —	— 103,410 —	50,000 50,000 40,000	26,250 60,893 59,520
Raymond I. Skilling(12) Executive Vice President	2003 2002 2001	642,462 609,696 560,930	-0- 312,750 -0-	13,024 7,509	— — —	100,000 50,000 60,000	26,250 69,147 61,886

(1)
Salary adjustments for Aon's executive officers generally are effective on April 1 of each year. Accordingly, the 2003 base salaries reflected above were effective April 1, 2003. As part of Aon's effort to improve financial performance and operating margins, the named executive officers and many other senior executives received no increase in base salaries for 2004.

(2)
Prior to the proxy statement for the 2003 Annual Meeting, the disclosure regarding bonus amounts for a particular year reflected payments made in a particular year for performance in the previous year. As a result of the timing of the 2004 and 2003 Annual Meetings, the disclosure regarding bonus amounts in our proxy statement has been revised for each year shown to reflect bonus amounts earned for the year shown, regardless of the time of payment.

(3)
For 2003, this amount represents: (a) for Mr. Ryan, the value of company-provided automobile transportation in the amount of $56,926 and aircraft in the amount of $75,882 and an automobile parking allowance of $2,100; (b) for Mr. O'Halleran, the value of company-provided automobile transportation in the amount of $45,643 and aircraft in the amount of $16,748, an automobile

Aon Corporation 2003

  parking allowance of $2,100 and professional services fees of $4,795; (c) for Mr. Bolger, the value of an automobile parking allowance of $1,925; (d) for Mr. Findlay, an automobile parking allowance of $875, moving expenses of $7,076 and the value of a company paid life insurance policy of $4,890; and (e) Mr. Skilling, the value of company-provided automobile transportation of $13,024.

(4)
The amounts in this column represent the dollar value of the restricted stock awarded to the named executive officer in the relevant fiscal year, calculated by multiplying the closing price of our Common Stock on the date of grant by the number of shares awarded.

No voting rights attach, and no dividends are paid, on shares of unvested stock awards. Under the terms of the Aon Stock Incentive Plan, shares of Common Stock granted as awards are subject to the following standard vesting schedule: twenty percent (20%) on each of the third and tenth anniversaries of continuous employment from the date of grant, and ten percent (10%) on each of the fourth through ninth anniversaries of continuous employment from the date of grant. The Compensation Committee can take action to cause awards to become exercisable on an accelerated basis.

As of December 31, 2003, the number and market value of shares of restricted stock held by each of the named executive officers (based upon a closing price of $23.94 per share of Common Stock) was: Mr. Ryan, 0 shares and $0; Mr. O'Halleran, 173,250 shares and $4,147,605; Mr. Bolger, 100,000 shares and $2,394,000; Mr. Findlay, 50,000 shares and $1,197,000; Ms. Drewry, 12,900 shares and $308,826; and Mr. Skilling, 33,750 shares and $807,975.

(5)
Amounts disclosed in this column include:

(a)
Contributions by Aon of $10,500 in 2003 under the Aon Savings Plan, a defined contribution plan, on behalf of each of Mr. Ryan, Mr. O'Halleran, Ms. Drewry and Mr. Skilling.

(b)
Contributions by Aon of $15,750 in 2003 under the Aon Supplemental Savings Plan on behalf of each of Mr. Ryan, Mr. O'Halleran, Ms. Drewry and Mr. Skilling.

(6)
Aon has entered into an Employment Agreement with Michael D. O'Halleran, our President and Chief Operating Officer, dated January 1, 2001, which will expire on December 31, 2007 unless terminated earlier. The agreement provides for a base salary of $1,000,000 per year subject to adjustment but not below $750,000; an annual incentive bonus of up to 180% of his base salary under the Bonus Plan for Senior Executives; 22,500 stock award shares per year; and stock options at the discretion of the Organization and Compensation Committee of the Board of Directors with the advice of the Chairman and Chief Executive Officer. As required by the agreement, Aon has purchased life insurance for Mr. O'Halleran that provides coverage sufficient for payment to Mr. O'Halleran's executor, administrator or beneficiary of a lump sum cash amount equal to his salary at the rate in effect at the time of his death to which he would have been entitled from the date of his death through the original term of the agreement. If Mr. O'Halleran's employment is terminated due to his disability or incapacity, he will receive his salary through the original term of the agreement, subject to reduction for benefits paid to him under any disability insurance policy maintained by us. If Aon terminates Mr. O'Halleran's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Organization and Compensation Committee of the Board of Directors, Mr. O'Halleran will be entitled to receive his base salary and annual stock award for two years after the termination. If Aon terminates his employment for any other reason (other than for cause as defined in the agreement), Mr. O'Halleran will be entitled to receive his base

Aon Corporation 2003

  salary through the original term of the agreement and a fully vested stock award for the number of shares that he would otherwise have received during the balance of the term of the agreement. In addition, under those circumstances, his previous stock awards will vest as permitted by the applicable plan and his stock options will become exercisable in full and the Board is also obligated to consider whether it should also make a grant of stock options that it determines to be equitable in light of other stock option grants made to Mr. O'Halleran. Non-competition and non-solicitation covenants apply for two years after termination of employment without regard to the reason for the termination of employment.

(7)
Mr. Bolger commenced employment with Aon in January 2003. As a result, no compensation information is available for him in 2001 or 2002.

(8)
Aon has entered into an Employment Agreement with David P. Bolger, our Chief Financial Officer, Chief Administrative Officer and Executive Vice President, dated January 1, 2003, which commenced January 8, 2003 and will expire December 31, 2009 unless terminated earlier. The agreement provides for a base salary of $750,000, subject to adjustment but not below $750,000; and an annual incentive bonus of up to 150% of his base salary under the Bonus Plan for Senior Executives. In addition, the agreement provides that Mr. Bolger shall receive a supplemental pension benefit equal to his actual years of service with Aon plus ten years. This supplemental pension benefit shall be paid to Mr. Bolger at age 65, or upon termination of employment, if later. In the event of Mr. Bolger's death during the term of the agreement, his executor or the administrator of his estate shall receive a lump sum cash amount equal to his salary at the rate in effect at the time of his death to which he would have been entitled from the date of his death through the original term of the agreement, subject to reduction for benefits paid to him under any individual or group life insurance policy maintained by us for the benefit of Mr. Bolger. If Mr. Bolger's employment is terminated due to his disability or incapacity, he will receive his base salary, at the rate in effect at the date of such termination of employment, until January 8, 2011, subject to reduction for benefits paid to him under any disability insurance policy maintained by us for his benefit. If Aon terminates Mr. Bolger's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Governance/Nominating Committee of the Board of Directors, Mr. Bolger will be entitled to receive his base salary in effect at the date of such termination for a period of two years following such termination. If Aon terminates his employment agreement for any other reason (other than for cause as defined in the agreement), Mr. Bolger will be entitled to receive his base salary in effect at the date of such termination through the original term of the agreement. Non-competition and non-solicitation covenants apply to Mr. Bolger for a period of two years following the termination of his employment without regard to the reason for such termination.

(9)
Mr. Findlay commenced employment with Aon in July 2003 and became Executive Vice President and General Counsel on August 1, 2003. As a result, no compensation information is available for him in 2001 or 2002.

(10)
Aon has entered into an Employment Agreement with D. Cameron Findlay, our General Counsel and Executive Vice President, dated May 2, 2003, which commenced August 1, 2003 and will expire July 31, 2009 unless terminated earlier. The agreement provides for a base salary of $600,000, subject to adjustment but not below $600,000; and an annual incentive bonus of up to 150% of his base salary under the Bonus Plan for Senior Executives. In addition, the agreement provides that Mr. Findlay shall be provided with life insurance coverage in the amount of $2,500,000 during the term of the agreement, and shall receive a supplemental pension benefit

Aon Corporation 2003

  equal to his actual years of service with Aon plus ten years. This supplemental pension benefit shall be paid to Mr. Findlay at age 65, or upon termination of employment, if later. In the event of Mr. Findlay's death during the term of the agreement, his executor or the administrator of his estate shall receive a lump sum cash amount equal to his salary at the rate in effect at the time of his death to which he would have been entitled from the date of his death through the original term of the agreement, subject to reduction for benefits paid to him under any individual or group life insurance policy maintained by us for the benefit of Mr. Findlay. If Mr. Findlay's employment is terminated due to his disability or incapacity, he will receive his base salary, at the rate in effect at the date of such termination of employment, until May 2, 2011, subject to reduction for benefits paid to him under any disability insurance policy maintained by us for his benefit. If Aon terminates Mr. Findlay's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Governance/Nominating Committee of the Board of Directors, Mr. Findlay will be entitled to receive his base salary in effect at the date of such termination for a period of two years following such termination. If Aon terminates his employment agreement for any other reason (other than for cause as defined in the agreement), Mr. Findlay will be entitled to receive his base salary in effect at the date of such termination through the original term of the agreement. Non-competition and non-solicitation covenants apply to Mr. Findlay for a period of two years following the termination of his employment without regard to the reason for such termination.

(11)
Of this amount, $250,000 reflects a signing bonus paid to Mr. Findlay upon the commencement of his employment.

(12)
Prior to August 1, 2003, Mr. Skilling served as Executive Vice President and Chief Counsel of Aon. Since August 1, 2003, he has served as Executive Vice President.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information on stock option exercises in 2003 by each of the named executive officers, the number of shares subject to options at December 31, 2003 and the value of unexercised in-the-money options at December 31, 2003:

			# Shares Subject to Options Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	# Shares Acquired on Exercise	Value Realized$	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick G. Ryan	-0-	n/a	1,020,750	1,304,250	n/a	$982,500
Michael D. O'Halleran	-0-	n/a	189,400	485,600	$1,591	$393,784
David P. Bolger	-0-	n/a	-0-	100,000	n/a	$357,500
D. Cameron Findlay	-0-	n/a	-0-	50,000	n/a	$ 1,000
June E. Drewry	-0-	n/a	26,600	133,400	$ 168	$ 98,333
Raymond I. Skilling	-0-	n/a	135,280	221,200	$ 787	$196,788

(1)
Based upon the average of the high and low prices of the shares of Common Stock on December 31, 2003.

Aon Corporation 2003

Option Grants in 2003 Fiscal Year

        Information regarding options to purchase shares of Common Stock granted to each of the named executive officers during 2003 is set forth below. The options are subject to the terms of the Aon Stock Incentive Plan.

Name	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise or Base price($/Share)	Expiration Date	Grant Date Present Value($)(2)
Patrick G. Ryan	500,000	5.4193	$21.985	May 1, 2013	$2,637,400
Michael D. O'Halleran	200,000	2.1677	$21.985	May 1, 2013	$1,054,960
David P. Bolger	100,000	1.0839	$20.375	January 8, 2013	$329,080
D. Cameron Findlay	50,000	0.5419	$23.930	July 18, 2013	$251,166
June E. Drewry	50,000	0.5419	$21.985	May 1, 2013	$263,740
Raymond I. Skilling	100,000	1.0839	$21.985	May 1, 2013	$527,480

(1)
Options granted in 2003 become exercisable with respect to thirty-three percent (33%) of the shares on each of the second and fourth anniversaries of continuous employment of the grant date and thirty-four percent (34%) of the shares on the third anniversary of continuous employment of the grant date. The Compensation Committee can take action to cause options to become exercisable on an accelerated basis.

(2)
As permitted by SEC rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Aon's use of this model does not constitute an endorsement of its accuracy in valuing options. All stock option valuation models, including the Black-Scholes option pricing model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value of the grants awarded on January 8, 2003 with an expiration date of January 8, 2013: a volatility rate of 21.10%, a risk-free interest rate of 2.925%, a dividend yield of 2.250% and that 1.0 year on average elapses between vesting and exercise. The following assumptions were made for purposes of calculating the Grant Date Present Value of the grants awarded on May 1, 2003 with an expiration date of May 1, 2013: a volatility rate of 33.98%, a risk-free interest rate of 2.598%, a dividend yield of 2.500% and that 1.0 year on average elapses between vesting and exercise. The following assumptions were made for purposes of calculating the Grant Date Present Value of the grants awarded on July 18, 2003 with an expiration date of July 18, 2013: a volatility rate of 29.00%, a risk-free interest rate of 3.132%, a dividend yield of 2.650% and that 1.0 year on average elapses between vesting and exercise. The actual value, if any, of the options in this table depends upon the actual performance of Aon's stock during the applicable future period.

Aon Corporation 2003

Pension Plan Table

        The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65 years) under Aon's qualified defined benefit pension plan (the "Aon Pension Plan"), as well as under the non-qualified supplemental pension plan (the "Excess Benefit Plan"). The Excess Benefit Plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with Aon and our subsidiaries:

	Years of Service
REMUNERATION	10	15	20	25	30	35	40
$ 425,000	$63,637	$97,708	$115,623	$134,169	$152,714	$171,260	$181,908
600,000	84,888	129,580	154,591	179,601	204,612	229,622	243,865
750,000	106,393	162,421	193,911	225,401	256,891	288,382	306,189
1,000,000	142,600	217,714	260,110	302,506	344,902	387,298	411,104
1,250,000	178,808	273,007	326,309	379,611	432,913	486,215	516,019
1,500,000	215,016	328,300	392,508	456,716	520,924	585,132	620,934
1,750,000	251,223	383,593	458,707	533,821	608,935	684,049	725,849
2,000,000	287,431	438,886	524,906	610,926	696,945	782,965	830,764
2,250,000	323,639	494,179	591,105	688,031	784,956	881,882	935,679
2,500,000	359,846	549,472	657,304	765,135	872,967	980,799	1,040,594
2,750,000	396,054	604,765	723,503	842,240	960,978	1,079,715	1,145,509
3,000,000	432,262	660,058	789,702	919,345	1,048,989	1,178,632	1,250,424
3,250,000	468,469	715,351	855,901	996,450	1,136,999	1,277,549	1,355,339
3,500,000	504,677	770,644	922,100	1,073,555	1,225,010	1,376,466	1,460,254
3,750,000	540,885	825,937	988,299	1,150,660	1,313,021	1,475,382	1,565,169
	New Hire in 2003
$ 500,000	$76,696	$114,009	$150,119	$185,277	$218,989	$250,913	$274,205

        A participant's remuneration subject to the Aon Pension Plan and the Excess Benefit Plan is the average of his or her base salary and certain eligible bonus payments for the five consecutive calendar plan years during the last ten years of the participant's career for which the average is the highest or, in the case of a participant who has been employed for less than five full years, the period of his or her employment with Aon and our subsidiaries. For plan purposes, earnings in excess of $500,000 for years after 2001 are not included in the calculation of benefits. Subject to the limitations set forth in the following sentence, pensionable earnings in 2003 and the estimated years of service for each named executive officer are: Mr. Ryan $1,125,000 and 24 years; Mr. O'Halleran $1,000,000 and 16 years; Mr. Bolger $715,385 and 11 years; Mr. Findlay $265,385 and 10 years; Ms. Drewry $764,615 and 5 years; and Mr. Skilling $956,154 and 27 years. Estimated years of service for Mr. Bolger and Mr. Findlay reflect an additional ten years of service granted to each of them in accordance with a supplemental pension benefit.

        The annual pension amounts included in the table above are based upon the following assumptions: (1) that retiring participants have attained age 65 and are fully vested; (2) that retiring participants have chosen to have benefits payable as straight life annuities; and (3) that maximum compensation used in calculating pension benefits is $500,000 for plan years on and after January 1, 2002. The annual pension amounts shown in the table for an employee hired in 2003 reflect future benefits at age 65 with the number of years of service indicated assuming that the employee always earns the maximum considered compensation of $500,000.

Aon Corporation 2003

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Organization and Compensation Committee is comprised of six non-management directors and operates pursuant to a written charter, which is available on our website at www.aon.com/about/corp_governance/board_charters/org_comp_charter.jsp. The Board of Directors has determined, in consultation with the Governance/Nominating Committee, that each member of the Committee is "independent" within the meaning of the rules of the NYSE. In addition, each member of the Committee is independent under the SEC's audit committee independence standards in that no member receives, directly or indirectly, any consulting, advisory or other compensatory fees that would be prohibited. During 2003, the Committee held eight meetings.

        The Committee annually evaluates and establishes Aon's compensation strategy for senior executives, including the apportionment of pay between fixed compensation and annual and long-term incentives, and reviews the design of incentive compensation programs. The Committee directly approves all compensation for the Chief Executive Officer, President and Chief Operating Officer, other named executive officers and 10-12 senior executive officers.

        The objectives of Aon's executive compensation program are to retain, motivate, and reward management to:

  •
  Achieve and exceed our short-term and long-term business goals;

  •
  Align the financial interests of our executives with those of its stockholders, both in the short and long term, through the use of equity ownership such as stock options and restricted stock grants;

  •
  Retain and attract the highest caliber of management by providing compensation that is competitive with other companies in our industry and the marketplace generally;

  •
  Foster an attitude of teamwork among senior executives; and

  •
  Align the interest of management more closely with that of the company and motivate and reward individual initiative and effort so that contribution to the company as a whole, as well as the attainment of individual performance goal, is rewarded.

        The three major elements of our executive compensation program are base salary, annual incentive, and long-term incentives.

        Base Salary—Salaries for senior executives are reviewed annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, company-wide and business unit performance and competitive rates for comparable positions in the marketplace.

        Annual Incentive—At the beginning of each year the Committee establishes a performance measure for Aon as a whole, and separately the company adopts a plan for each major business unit. After the end of the year, actual results are compared with these goals and incentive awards are determined.

        Annual incentive payments are based on individual performance, objective financial goals and subjective measures. Criteria differ for named executive officers and senior executives who manage principal business units.

Aon Corporation 2003

        For named executive officers, including the Chief Executive Officer and President and Chief Operating Officer, incentive compensation is discretionary up to 180% of salary. Incentives for the Chief Executive Officer, President and Chief Operating Officer and named executive officers are discretionary and are payable only if Aon achieves a predetermined threshold level of financial performance, as measured by earnings per share, subject to certain adjustments at the discretion of the Committee. For 2003, the threshold level of performance was 85% of planned earnings per share, and the Committee has determined that this level was exceeded. The Chief Executive Officer and President received bonuses of 111% and 90% of salary, respectively. For bonuses for other named executive officers, please refer to the Summary Compensation Table.

        Incentives for most business unit executives can range up to 150% of salary and are calculated based on unit performance (up to 75%), Aon's overall results (up to 45%) and subjective measures (30%). For 2003, business unit managers were credited with one-half of the possible 45% for company-wide results.

Long-Term Incentives

        The Aon Stock Incentive Plan, adopted in 2001, is designed to reward senior executives for long-term strategic management and subsequent enhancement of stockholder value by providing the executives with an opportunity to acquire an appropriate ownership interest in Aon.

        The Plan authorizes grants of options and restricted stock. Options and stock grants have been an effective tool in the attraction and retention of key managers. Options are subject to a four-year vesting schedule and restricted stock grants are generally subject to a ten-year vesting schedule, which by design, provides an incentive for grant recipients to continue their service with us.

        During 2003, restricted stock was granted to Mr. O'Halleran pursuant to his employment agreement, while options were granted to Mr. O'Halleran, the named executive officers, and other senior executives based upon unit performance and individual performance measures.

CEO Compensation and Evaluation

        In 2003, Mr. Ryan did not receive a salary increase. His bonus earned for 2003 was $1,250,000. This bonus was based upon achievement of the same Aon goals as other named executive officers. The amount of the bonus was determined based on his individual performance involving, among other things, operational structure, debt reduction, capital expenditure reduction, entry to new markets and strengthening of senior management.

        Mr. Ryan was granted 500,000 stock options in 2003. Grants of options were made based on an assessment of past performance and his long-term contribution to Aon. In addition, this grant was made based on the Committee's assessment of Mr. Ryan's performance, market comparability considerations and in order to create further incentive for Mr. Ryan to increase shareholder value in future years. The Committee believes that this grant is an integral component of Mr. Ryan's total compensation package and provides a direct link to the interests of stockholders.

Compensation Consultant and Competitive Data

        In order to ensure that the compensation program is competitive and appropriate, the Committee annually reviews the levels of executive compensation from a number of general survey sources, with a particular focus on available data relating to the position of Chief Executive Officer. In addition, information from varying sources, including competitors and consultants, is provided to the Committee

Aon Corporation 2003

in order to permit the Committee to undertake an analysis of the compensation policies and practices of the peer group companies.

        SUBMITTED BY THE ORGANIZATION AND COMPENSATION COMMITTEE OF AON'S BOARD OF DIRECTORS

Richard C. Notebaert, Chairman	Andrew J. McKenna
Lester B. Knight	Robert S. Morrison
J. Michael Losh	George A. Schaefer

Aon Corporation 2003

STOCK PERFORMANCE GRAPH

        The following performance graph shows the annual cumulative stockholder return for the five years ending December 31, 2003, on an assumed investment of $100 on December 31, 1998, in Aon, the Standard & Poor's S&P 500 Stock Index and an index of peer group companies.

        The peer group returns are weighted by market capitalization at the beginning of each year. The peer group index reflects the performance of the following peer group companies which are, taken as a whole, in the same industry or which have similar lines of business as Aon: AFLAC Incorporated; Arthur J. Gallagher & Co.; Marsh & McLennan Companies, Inc.; Brown & Brown, Inc.; Unum Provident Corporation; Watson Wyatt & Company Holdings; and Willis Group Holdings Limited. The performance graph assumes that the value of the investment of shares of our Common Stock and the peer group index was allocated pro rata among the peer group companies according to their respective market capitalizations, and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
Aon Corporation, Standard & Poor's and Peer Group Indices

Aon Corporation 2003

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2003, the Organization and Compensation Committee was composed of Richard C. Notebaert (Chairman), Lester B. Knight, Perry J. Lewis, J. Michael Losh, Andrew J. McKenna, Robert S. Morrison and George A. Schaefer. Mr. Lewis retired from the Organization and Compensation Committee on May 16, 2003 and Mr. Losh commenced service on the Organization and Compensation Committee on May 16, 2003. No member of the Organization and Compensation Committee was, during 2003 or previously, an officer or employee of Aon or any of its subsidiaries. In addition, during 2003, there were no compensation committee interlocks required to be disclosed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Aon has made contractual arrangements to provide ready access to aircraft for executives of Aon and our subsidiaries for business purposes. These arrangements include two dry leases entered into with two aircraft leasing companies affiliated with Patrick G. Ryan, Globe Leasing, Inc. and 17AN Leasing LLC. In addition, Aon provides hangar space and related operating support to Globe Leasing, Inc. and 17AN Leasing LLC in return for negotiated fees. In 2003, Aon and our subsidiaries paid Globe Leasing, Inc. and 17AN Leasing LLC $723,948.32 and $934,172.52, respectively, for usage of aircraft. Globe and 17AN paid us $277,464.39 and $260,268.08, respectively, for hangar space and operating support. These amounts are presented on an accrual basis. In prior proxy statements, these amounts have been presented on a cash basis. We believe that all of these arrangements are more favorable to us than would have been obtained by negotiating similar transactions with unrelated third parties. The payments represented in excess of 5% of each of Globe's and 17AN's consolidated gross revenues in 2003 and are expected to do so again in 2004. In addition, Globe and 17AN paid us $97,600 and $94,400, respectively, as annual insurance premiums for aircraft liability including bodily injury, property damage and hull physical damage (including war risk). Patrick G. Ryan owns 100% of Globe and serves as a director, Chairman of the Board and treasurer; he also indirectly holds 50% of 17AN and serves as a director and Chairman of the Board.

        During the year 2003 and during the year 2004 to date, we and one or more of our subsidiaries retained Sidley Austin Brown & Wood LLP, a law firm of which R. Eden Martin is a Partner, to perform certain legal services, and retained William Blair & Company, L.L.C., an investment banking firm for which Edgar D. Jannotta is Chairman and a Senior Director, to perform certain financial advisory and investment banking services. We anticipate that the firms will continue to be retained to perform services in 2004. During 2003, corporations and other entities with which Directors are or were associated engaged in insurance brokerage or other transactions with us and certain of our subsidiaries and affiliates in the ordinary course of business. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. None of these transactions involved during 2003, or is expected to involve in 2004, payments from or to us and our subsidiaries for property and services in excess of 5% of our or the other entity's consolidated gross revenues during 2003.

        On December 14, 2001, certain of our underwriting subsidiaries invested $227.2 million to obtain an ownership interest in Endurance Specialty Insurance Ltd. ("Endurance"), a newly formed Bermuda-based insurer co-sponsored by us, which had an initial capitalization of $1.2 billion and which offers property and casualty insurance and reinsurance on a world-wide basis. Endurance completed an initial public offering on February 27, 2003. These Directors (or their related interests) made investments in Endurance on December 14, 2001 in the following amounts: Patrick G. Ryan—$17 million; Edgar D.

Aon Corporation 2003

Jannotta—$1 million; Lester B. Knight—$250,000; Andrew J. McKenna—$500,000; and Richard C. Notebaert—$1 million.

        Resource Automotive, Inc. ("RA"), a subsidiary of Aon Warranty Group, entered into a Marketing and Distribution Agreement (the "Marketing Agreement") with First Look LLC ("First Look") effective January 30, 2004. Patrick G. Ryan, Jr., the son of Patrick G. Ryan, is the Chief Executive Officer of First Look. The Marketing Agreement grants to RA the exclusive right to offer to RA's automobile dealer customers certain proprietary technology and services developed by First Look, and provides that RA is obligated to compensate First Look only when RA's customers actually purchase the proprietary technology and services. RA believes that its ability to offer its customers the First Look technology and services will help RA differentiate itself from its competitors in an increasingly competitive marketplace, which in turn may result in RA obtaining significantly increased sales of its core products. RA further believes that First Look's products are superior to those offered by other potential suppliers, and that the pricing offered by First Look is less than, and certainly no greater than, RA could obtain from others. Under the Marketing Agreement, at the end of an eight-month trial period, the Marketing Agreement may be renewed, at RA's sole option. If RA continues to believe at that time that continuing an arrangement with First Look is in RA's business interest and renews the Marketing Agreement, it may be required to meet certain minimum sales obligations in order to continue to obtain the favorable terms applicable during the trial period.

        The terms of the Marketing Agreement were carefully considered by the Governance/Nominating Committee of the Board of Directors to determine whether the Marketing Agreement is in RA's interest and does not contain terms that would not have been arrived at in arms-length negotiations. The Governance/Nominating Committee concluded that, in light of the need for RA to differentiate itself in the marketplace, RA's limited obligations during the trial period, the favorable terms available to RA, and RA's sole right to renew at the end of the trial period, it was appropriate for RA to enter into the Marketing Agreement with First Look. The Governance/Nominating Committee briefed the full Board of Directors on this transaction.

AGENDA ITEM NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Our Board of Directors, following the recommendation of the Audit Committee, has appointed Ernst & Young LLP as Aon's independent auditors for the year 2004. Ernst & Young LLP was first retained as Aon's independent auditors in February 1986. Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent auditors for the year 2004. In the event a majority of the votes cast at the meeting are not voted in favor of the following resolution, the adverse vote will be considered as a direction to our Board of Directors to select another auditor for the year 2005. Because of the difficulty and expense of making any substitution of auditors for 2004 following the 2004 Annual Meeting, it is contemplated that the appointment for the year 2004 will be permitted to stand unless the Board finds other good reason for making a change.

        Audit Fees.    Fees for audit services totaled approximately $10.0 million in 2003 and approximately $8.2 million in 2002, including fees associated with the annual audit, the reviews of Aon's documents filed with the SEC, and statutory audits required internationally. Fees for required statutory audits and attestation reports in various domestic and foreign jurisdictions were $5.6 million and $4.6 million, in 2003 and 2002, respectively.

Aon Corporation 2003

        Audit-Related Fees.    Fees for audit-related services totaled approximately $1.8 million in 2003, including fees related to Sarbanes-Oxley Section 404 review services ($0.7 million). There were no other individual projects that exceeded $250,000. In 2002, fees for audit-related services totaled approximately $4.7 million which principally included internal audit teaming primarily related to information technology ($1.9 million) and regulatory filings and services related to the proposed divestiture of the underwriting operations ($1.1 million). In both years, audit-related services also included due diligence in connection with acquisitions and accounting consultations not included in audit fees.

        Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $3.2 million in 2003 and $3.5 million in 2002.

        All Other Fees.    Fees for all other services not included above totaled approximately $1.9 million in 2003 including fees related to an FSA readiness project in the United Kingdom ($0.6 million). There were no other individual projects that exceeded $250,000. In 2002, fees for all other services totaled approximately $1.3 million, which principally included other projects performed worldwide in support of Aon of which no single project exceeded $250,000.

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided and is subject to a specific engagement authorization. The Audit Committee requires that the independent auditors and management report on the actual fees charged by the independent auditors for each category of service at Audit Committee meetings held during the year.

        The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent auditors to provide additional services not contemplated in the initial pre-approval. In those circumstances, the Audit Committee requires that specific pre-approval be obtained before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

        All audit and non-audit services provided by the independent auditors following the adoption of final regulations regarding auditor independence by the SEC in May 2003 were pre-approved.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING RESOLUTION TO BE PRESENTED AT THE ANNUAL MEETING:

          RESOLVED, that the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as Aon's independent auditors for the fiscal year ending December 31, 2004 is hereby ratified, confirmed and approved.

        We anticipate that a representative of Ernst & Young LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by stockholders at the Annual Meeting.

Aon Corporation 2003

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2005 Annual Meeting must submit their proposals to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, IL 60601, on or before December 13, 2004. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

        In accordance with our by-laws, in order to properly bring business before the 2005 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to the Office of the Corporate Secretary at 200 East Randolph Street, Chicago, IL 60601, not less than 75 nor more than 100 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than the close of business on February 10, 2005 and no later than the close of business on March 7, 2005.

ANNUAL REPORT ON FORM 10-K

        We will furnish without charge to each person whose proxy is being solicited, upon such person's request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Office of the Corporate Secretary of Aon, 200 East Randolph Street, Chicago, IL 60601. Our Annual Report on Form 10-K is also available free of charge through our web site (http://www.aon.com).

INCORPORATION BY REFERENCE

        Appendix A to this proxy statement contains our 2003 Annual Financial and General Information Report, including our consolidated financial statements and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in Appendix A and the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), the Organization and Compensation Committee Report on Executive Compensation and the Stock Performance Graph will not be deemed incorporated, unless specifically provided otherwise in such filing.

Aon Corporation 2003

OTHER MATTERS

        The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than that which is described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

                      By Order of the Board of Directors,

                      Kevann M. Cooke

                      Vice President and Corporate Secretary

Chicago, Illinois
April 12, 2004

Aon Corporation 2003

APPENDIX A

2003 Annual Financial and General Information Report

Table of Contents
A-2	Management's Discussion and Analysis of Financial Condition and Results of Operations
A-41	Consolidated Statements of Income
A-42	Consolidated Statements of Financial Position
A-44	Consolidated Statements of Cash Flows
A-45	Consolidated Statements of Stockholders' Equity
A-46	Notes to Consolidated Financial Statements
A-104	Report of Ernst & Young LLP, Independent Auditors
A-105	Report By Management
A-106	Selected Financial Data
A-107	Quarterly Financial Data
A-108	Board of Directors
A-109	Corporate Officers
A-110	Corporate and Stockholder Information

Aon Corporation 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis is divided into seven sections. First, an overview of the key drivers influencing our financial performance is provided by segment, along with an executive summary of 2003 financial results. Key recent events are then described that affected our financial results in 2003. Critical accounting policies and estimates are discussed, including certain accounting judgments important to understanding our financial statements. We then review our consolidated results and segments with year-to-year comparisons. Next, we cover our financial condition and liquidity along with related disclosures as well as information on our off balance sheet arrangements. The final section addresses the factors that can influence future results.

        The outline for our Management's Discussion and Analysis is as follows:

I.	OVERVIEW
Key Drivers of Financial Performance
Executive Summary
II.	KEY RECENT EVENTS
Segment Reporting, Reclassification and Cost Reallocation
Run-off and Discontinuance of Certain Operations
World Trade Center
Endurance Warrants and Common Stock Investment
III.	CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Pensions
Contingencies
Policy Liabilities
Intangible Assets
IV.	REVIEW OF CONSOLIDATED RESULTS
General
Summary Results for 2001 through 2003
Consolidated Results for 2003 Compared to 2002
Consolidated Results for Fourth Quarter 2003 Compared to Fourth Quarter 2002
Consolidated Results for 2002 Compared to 2001
V.	REVIEW BY SEGMENT
General
Risk and Insurance Brokerage Services
Consulting
Insurance Underwriting
Corporate and Other
VI.	FINANCIAL CONDITION AND LIQUIDITY
Liquidity
Cash Flows
Financial Condition
Investments
Borrowings
Stockholders' Equity
Off Balance Sheet Arrangements
Market Risk Exposures
VII.	INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Aon Corporation 2003

OVERVIEW

Key Drivers of Financial Performance

        The key drivers of financial performance vary among our segments.

Segments

        Risk and Insurance Brokerage Services.    Brokerage segment results are affected by a number of key drivers, including (i) conditions in insurance markets generally (particularly fluctuations in premiums charged by insurance companies), (ii) success in attracting new clients and avoiding loss of existing clients, (iii) managing our expenses, (iv) fluctuations in foreign exchange rates and (v) interest income on our investments.

        When premium rates rise in a "hard market", commissions generally increase as well. However, when insurance costs rise, insurance buyers resist paying increased premiums that include higher commissions. The resistance often results in buyers:

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  raising their deductibles

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  reducing the limits and types of insurance coverage they purchase

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  switching to negotiated fees or commissions instead of straight commissions

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  entering the alternative insurance market (which can also increase our revenues because we offer these services).

        Consulting.    Consulting segment results are principally affected by (i) the employment levels of our clients that are mainly driven by economic conditions, (ii) governmental regulations affecting the health care market, employee benefit programs, and our clients' respective industries, (iii) success in attracting new clients and retaining existing clients, (iv) our success in cross selling services across business units, and (v) managing our overall level of expenses.

        Insurance Underwriting.    Underwriting segment revenues are affected by (i) consumer buying habits that are influenced by economic conditions, (ii) our assumption of select commercial property and casualty insurance business particularly from our managing underwriting group in our Risk and Insurance Brokerage Services segment, (iii) competition with other underwriters (including competition based upon claims-paying ratings), (iv) success in selling new policies, upselling existing policyholders and the persistency of these policies and (v) investment results. Investment income is derived primarily from our fixed maturity investments and some short-term investments. These investments approximate net policy liabilities. Segment expenses are mostly benefits to policyholders that include reserve adjustments, sales commissions to agents and fees to distributors.

        Corporate and Other.    The key driver of results in this segment has been investment income. For further information, see "Corporate and Other" in the Review by Segment section, below.

Liquidity

        Liquidity is derived from cash flows from our business, excluding funds held on behalf of clients, and from financing and is used for capital expenditures, to repay debt, to fund acquisitions and pension obligations and to pay dividends to our stockholders. Because we are a holding company, the receipt of dividend income from our subsidiaries may be affected by their ability to pay dividends (which, in the

Aon Corporation 2003

case of the insurance underwriting subsidiaries, is limited by regulatory and rating agency considerations). Tax considerations may affect access to cash generated from operations outside the United States, as can pension obligation decisions by trustees of international pension plans.

Executive Summary

        We are proud of the high quality of our services, the breath and depth of our intellectual capital and our product and service offerings, and the leading market positions that we have built. We believe our bottom line profitability, however, does not reflect the true potential of our organization. We are taking steps designed to improve margins that include:

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  Reviewing strategic alternatives for our non-core businesses, including the possible divestitures of our claims services businesses

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  Modifying our employee benefit programs

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  Leveraging our purchasing power with vendors, suppliers, and landlords

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  Prudently managing employee-related compensation and benefit expenses

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  Pursuing alternative resourcing strategies, such as outsourcing, to more efficiently provide non-client-facing services

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  Reviewing compensation arrangements with clients to improve the profitability of the valuable services we deliver

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  Offering additional services to existing clients who can benefit from our wide range of resources.

        In 2003, consolidated revenues grew 11% to $9.8 billion driven by solid demand for our services and products, along with the positive influence of foreign exchange rates. Furthermore,

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  Risk and Insurance Brokerage Services (previously called Insurance Brokerage and Other Services), our largest segment, exhibited good growth in most major business units.

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  Consulting revenues rose due to the full year impact of a large outsourcing contract, but were restrained by declining employment levels at many of our clients.

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  Our insurance underwriting business grew due to higher premiums within the warranty, credit and property & casualty lines.

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  Our accident, health and life lines are a lower growth business, and in 2003 revenue growth was constrained by the run-off of certain non-core businesses in Latin America, a large employer group life book in the U.S., and a specialty book in the U.K.

  •
  Our investment in Endurance Specialty stock and warrants increased our total investment income by $105 million over last year.

        Our pretax income from continuing operations and minority interest rose $286 million from 2002. Despite our Risk and Insurance Brokerage Services and Consulting margins declining, our overall pretax margin increased 190 basis points due to the increase in investment income from our investment in Endurance stock and warrants and the absence of $50 million of expenses in 2002 for the planned divestiture of our underwriting subsidiaries. We are, however, working to further improve our margins through greater financial discipline.

Aon Corporation 2003

        Several factors that hurt our margins included:

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  increased defined benefit expenses for our major pension plans of $131 million

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  a significant decline in the pretax income of our claims services business of $48 million

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  increased adverse loss experience in a previously reported National Program Services, Inc. (NPS) run-off program of $29 million.

        We are doing a better job of generating and managing our cash. More specifically, we:

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  paid down more than $300 million of long-term debt in 2003. At year-end, our total level of debt and preferred stock outstanding was 33% of our total capitalization, which is down from 40% at the beginning of the year.

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  made an early $100 million pension plan contribution in 2003.

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  reduced capital expenditure spending, which was down 33% from 2002. We are targeting even lower capital expenditures in 2004 as our major investments in businesses, systems and facilities are now largely complete.

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  reduced the amount we spent on cash acquisitions by 50% compared with 2002.

        Further discussion of these items may be found in the remainder of this Management's Discussion and Analysis.

KEY RECENT EVENTS

Segment Reporting, Reclassification and Cost Reallocation

        We classify our businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting, and Insurance Underwriting. A fourth segment, Corporate and Other, when added to the operating segments and after eliminating intersegment revenues, totals to the amounts included in our consolidated financial statements.

        In 2003, certain business units were reclassified among segments. Certain administrative and marketing services relating to our insurance underwriting operations, previously included in the Risk and Insurance Brokerage Services segment, were reclassified into the Insurance Underwriting segment. Our automotive finance servicing business, previously included in the Risk and Insurance Brokerage segment, was sold in fourth quarter 2003. Activity attributable to this business has been reflected in discontinued operations in the consolidated statements of income.

        Certain amounts in prior years' consolidated financial statements relating to segments and discontinued operations have been reclassified to conform to the 2003 presentation.

        Also, beginning in 2003, we refined our methodology for allocating certain costs to the segments. For 2003, this revised cost allocation methodology reduced Consulting and Insurance Underwriting segment pretax income by approximately $16 million and $12 million, respectively, with the $28 million offset reflected in the Risk and Insurance Brokerage Services segment. The revised methodology improves the assignment of costs, which are controlled on a centralized basis, to the operating segments.

Aon Corporation 2003

Run-off and Discontinuance of Certain Operations

        We are pursuing a "back to basics" strategy in the accident and health insurance business, and focusing on core products and regions. Therefore, in February 2003, we announced that we would be placing in run-off our accident and health insurance underwriting operations in Mexico, Argentina and Brazil. In addition, we transferred to a third party our U.S. large employer group life and accidental death insurance business via an indemnity reinsurance arrangement. These lines of business generated approximately $14 million of revenues and $6 million of pretax losses in 2003, compared to $94 million of revenues and $22 million of pretax losses in 2002.

        In the United Kingdom in 2003, we decided to run-off certain non-core special risk accident and health business. This business generated $36 million of revenue with pretax income of $4 million in 2003. For 2002, we earned revenues of $37 million, generating pretax income of approximately $6 million.

        In third quarter 2003, we decided to sell our automotive finance servicing business, which has been in run-off since first quarter 2001, and completed the sale in fourth quarter 2003 for net proceeds of approximately $18 million. Operating results from prior periods attributable to this unit have been reclassified as discontinued operations. Revenues from this business were $13 million in 2003 versus $15 million in 2002. The pretax loss recorded in 2003 of $55 million is comprised of operating losses of $32 million and a loss from the revaluation of the business of $23 million. In 2002, our pretax loss was $31 million. (See note 1 to the consolidated financial statements for more information about this discontinued operation).

        We are evaluating options within our portfolio of other non-core businesses. In 2003, we announced that we were evaluating various strategic options for our claims services group. In early 2004, we reached an agreement in principle for the sale of two pieces of our claims services business in the U.K., and we are examining opportunities for the remaining claims units.

World Trade Center

        To resume business operations and minimize the loss caused by the World Trade Center disaster, we secured temporary office space in Manhattan. Subsequently, we leased permanent space, and during first quarter 2003, we assigned this temporary space to another company. The 2003 costs relating to this assignment were $46 million pretax.

        In November 2003, we reached a final settlement of approximately $200 million for our overall World Trade Center property insurance claim and received a final cash payment of $92 million ($108 million received previously). This settlement resulted in a pretax gain of $60 million. This gain, and the $46 million expense discussed above, were combined and reported as a $14 million Unusual credit-World Trade Center in the 2003 consolidated statements of income.

Endurance Warrants and Common Stock Investment

        In December 2001, Aon, primarily through its underwriting subsidiaries, invested $227 million in Endurance Specialty Holdings, Ltd., formerly known as Endurance Specialty Insurance Ltd. (Endurance), a Bermuda-based insurance and reinsurance company formed to provide additional underwriting capacity to commercial property and casualty insurance and reinsurance clients. As of December 31, 2003, the carrying value of our common stock investment in Endurance was $298 million, representing approximately 11.3 million shares.

Aon Corporation 2003

        In conjunction with this common stock investment, we received approximately 4 million stock warrants, which allow us to purchase additional Endurance common stock through December 2011. These warrants meet the definition of a derivative as described in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires them to be recorded in the financial statements at fair value, with changes in fair value recognized in earnings each quarter.

        Through December 31, 2002, these warrants had been carried at zero value, which approximated their original cost. In first quarter 2003, Endurance completed its initial public offering, which provided a market value for the underlying shares and removed much of the uncertainty regarding the fair value of Endurance and the warrants. At December 31, 2003, we determined that the warrants had a fair value of approximately $80 million.

        This increase in value was recognized in investment income in the Corporate and Other segment. The future value of the warrants may vary considerably from the value at December 31, 2003 given the inherent volatility of the underlying shares, as well as the passage of time, and changes in other factors used in the valuation model. (See note 1 to the consolidated financial statements for additional information related to the valuation of the warrants.)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Aon's consolidated financial statements have been prepared according to accounting principles generally accepted in the United States (GAAP). To prepare these financial statements, we made estimates, assumptions, and judgments that affect:

  •
  what we report as our assets and liabilities

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  what we disclose as contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.

        In accordance with our policies, we:

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  regularly evaluate our estimates, assumptions and judgments, including those concerning revenue recognition, investments, intangible assets, income taxes, financing operations, policy liabilities (including future policy benefit reserves, unearned premium reserves and policy and contract claim reserves), restructuring costs, retirement benefits, and contingencies and litigation.

  •
  base our estimates, assumptions, and judgments on our historical experience and on factors we believe reasonable under the circumstances.

        The results allow us to make judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results we report may differ from these estimates.

        We believe the following critical accounting policies, among others, affect the more significant estimates, assumptions and judgments we used to prepare these consolidated financial statements.

Pensions

U.S. Plans

        Effective January 1, 2004, the U.S. pension plans were closed to new entrants. All new employees will participate in a defined contribution plan. Over time, this change will reduce the volatility inherent in the accounting for the U.S. pension plans.

Aon Corporation 2003

        Aon uses a market-related value of assets to calculate pension expense. This value reflects a five-year average of the difference between the expected return on the market-related value of plan assets and the actual market value return. The prior year market-related value is projected to the current date by adjusting for contributions, benefit payments and expected returns. The asset gain or loss is the difference between the expected return on assets and the actual return on assets. Twenty percent of the asset gain or loss is recognized in the current year's market-related value, with the remaining eighty percent spread evenly over the next four years. As of year-end 2003, accumulated asset losses of $185 million have not yet been reflected in the market-related value of assets. These losses will increase pension expense as they are graded into the market-related asset value and may be offset by future asset gains. As of year-end 2003, we reported a fair value of pension assets of $929 million. At the same point in time, the market-related value of assets is $1,114 million.

        Under FASB Statement No. 87 accounting, the full gain or loss on assets and obligations are not recorded as expense in the current period. Statement No. 87 allows changes in the projected benefit obligation and market value of assets to be deferred and amortized as a component of pension expense over several years, based on the average expected future service of active employees, which is currently nine years. Gains and losses on pension obligations include the net effects of changes in the discount rate as well as demographic changes in the employee data. For the 2003 valuation year, the pension plans have a combined deferred loss of $496 million (comprised of unrecognized asset losses of $185 million and other than deferred asset losses of $311 million) that has not yet been recognized through income in the financial statements. Only the other than deferred asset losses of $311 million outside of a corridor, defined as 10% of the greater of the market related value of plan assets or the projected benefit obligation, is subject to amortization over a nine year period. For 2004, the estimated amortization amount to be recognized in expense is $23 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        The investment policy for the pension plan provides for an allocation of assets to various asset classes. According to the policy, the percentage of total assets invested in each class should fall within a range. There is a target allocation for long-term investment decisions. However, the range provides flexibility to accommodate prevailing market conditions. In order to determine the expected long-term rate of return for the pension plan, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each of the asset classes used by the plan. In setting the individual asset assumptions, the historical performance data series were weighted most heavily toward the geometric average returns. The expected returns for each asset class were then weighted by the target allocation of the plan. The expected long-term rate of return assumption used to determine pension expense was 8.5%.

Aon Corporation 2003

        The result of the calculation based on the actual asset allocation for year-end 2003 is shown in the following table. The actual return for the 2003 valuation year (12%) was well in excess of the assumed return.

Asset Class	Allocation Range	Target Allocation	Historical Returns	Weighted Average Expected Rate Of Return
Equities	50 – 80%	70%
Domestic Equities	40 – 70	40	10.0%	4.0%
Limited Partnerships and Other	2 – 20	10	10.9	1.1
International Equities	5 – 15	10	10.0	1.0
Real Estate and REITs	5 – 15	10	9.8	1.0
Aon Common Stock	0 – 5	No Target	10.0	—
Debt Securities	20 – 50	30
Fixed Maturities	20 – 50	23	6.5	1.5
Invested Cash	2 – 15	7	2.5	0.2

Total				8.8%

        There are several assumptions that impact the actuarial calculation of pension obligations and, in turn, net periodic pension expense in accordance with Statement No. 87. These assumptions require various degrees of judgment. The most significant assumptions are (1) the expected return on plan assets and (2) the discount rate. The same assumptions are used for Aon's pension plans and postretirement benefit plans. Changes in these assumptions can have a material impact on pension obligations and pension expense. For example, holding all other assumptions constant, a one percentage point decrease in our estimated discount rate would increase the estimated 2004 pension expense and the estimated 2004 postretirement medical benefit expense by approximately $32 million and $1 million, respectively. A one percentage point increase in the estimated discount rate would decrease the estimated pension expense and the postretirement medical benefit expense for 2004 by approximately $28 million and $1 million, respectively.

        Similarly, holding other assumptions constant, a one percentage point decrease in Aon's estimated long-term rate of return on plan assets would increase the pension expense for the year ended December 31, 2004 by approximately $11 million. A one percentage point increase in the estimated long-term rate of return would decrease pension expense by approximately $11 million for the same period.

        Required cash contributions are also sensitive to assumptions, but assumptions used to determine contributions to the plan are changed infrequently. Under current rules and assumptions, we anticipate cash funding requirements of $28 million in 2004 and $236 million in 2005. Legislation being considered in Congress will relieve some of these requirements if passed. If so, contribution requirements are estimated to be $3 million in 2004 and $128 million in 2005.

Major U.K. Plans

        For purposes of determining pension expense, the fair market value of plan assets is used. During 1999, the U.K. pension plans were closed to new entrants. All new employees became participants in a defined contribution plan. As with the U.S. plan, it is anticipated that this change will, over time,

Aon Corporation 2003

reduce the volatility of the accounting for U.K. pension plans. As with our other international plans, it is also important to note that the U.K. plans are solely obligations of subsidiaries of Aon Corporation.

        For the 2003 valuation year, the major U.K. pension plans have a combined deferred loss (from asset and liability experience) of $1,404 million that has not yet been recognized through income in the financial statements. Only the accumulated loss outside of a corridor, defined as 10% of the greater of the fair value of plan assets or the projected benefit obligation, is subject to amortization over a period of approximately 17 years. For 2004, the estimated amortization amount to be recognized in expense is $63 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        Generally, the trustees of the U.K. plans determine the investment policy for each plan. In the aggregate, at the end of 2003 the plans were invested 65% in equities and 35% in fixed income securities. In determining the expected rate of return, the redemption yields available on the type of fixed income securities (corporate and U.K. government securities) used in the pension plans are reviewed. For equity returns, the expectations of the investment managers for the next 10 to 15 years are considered taking into account projected rates of future inflation and real returns. The expected long-term rate of return assumption was 7.5%.

        With respect to U.K. pension liabilities, a one percentage point decrease in the Company's estimated discount rate would increase the estimated 2004 U.K. pension expense by approximately $56 million. A one percentage point increase in the estimated discount rate would decrease the U.K. pension expense for 2004 by approximately $49 million.

        Similarly, a one percentage point decrease in the Company's estimated long-term rate of return on plan assets would increase the U.K. pension expense for the year ending December 31, 2004 by approximately $20 million. A one percentage point increase in the estimated long-term rate of return would decrease pension expense by approximately $20 million for the same period.

        Cash flow requirements are also sensitive to assumptions, but assumptions used for funding the U.K. plans are changed infrequently. Under current rules and assumptions, we anticipate U.K. funding requirements of $144 million in 2004 and $185 million in 2005. Such contributions reflect minimum funding requirements plus such other amounts agreed to with the trustees of the U.K. plans.

Dutch Plan

        For purposes of determining pension expense, the fair market value of plan assets is used. At the end of 2003, the Dutch pension plan has a combined deferred loss of $125 million that has not yet been recognized through income in the financial statements. Only the accumulated loss outside of a corridor, defined as 10% of the greater of the fair value of plan assets or the projected benefit obligation, is subject to amortization over a period of approximately 20 years. For 2004, the estimated amortization amount to be recognized in expense is $5 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        The target asset allocation is 35% equities and 65% in fixed income securities, with an allowed deviation of 5%. At year-end 2003, the actual asset allocation was 38% equities and 62% fixed income. The expected long-term rate of return assumption is 6%, which results from an expected future return of 8% on equities and a 5% return on fixed income investments.

Aon Corporation 2003

        With respect to Dutch pension liabilities, a 25 basis point decrease in the Company's estimated discount rate would increase the estimated 2004 Dutch pension expense by approximately $2 million. A 25 basis point increase in the estimated discount rate would decrease the estimated Dutch pension expense for 2004 by approximately $2 million.

        A one percentage point decrease in the Company's estimated long-term rate of return on plan assets would increase the pension expense for the year ending December 31, 2004 by approximately $3 million, while a one percentage point increase in the estimated long-term rate of return would decrease pension expense by approximately $3 million for the same period.

        At year-end 2003, the Dutch pension plan had a prepaid pension asset of $88 million. In the future, should the funded status of the plan deteriorate, such an amount could be reflected in a minimum pension liability, thereby reducing stockholders' equity.

Contingencies

        We define as a contingency any material condition that involves a degree of uncertainty that will ultimately be resolved. Under GAAP, we are required to establish reserves for contingencies when a loss is probable and we can reasonably estimate its financial impact.

        We are required to assess the likelihood of material adverse judgments or outcomes as well as potential ranges or probability of losses. We determine the amount of reserves required, if any, for contingencies after carefully analyzing each individual issue. The required reserves may change due to new developments in each matter, or changes in approach, such as a change in settlement strategy in dealing with these matters.

Policy Liabilities

        Through our insurance underwriting operations, we collect premiums from policyholders, and we establish liabilities (reserves) to pay benefits to policyholders. The liability for policy benefits, claims, and unearned premiums are some of the largest liabilities included in our statements of financial position. This liability is comprised primarily of estimated future payments to policyholders, policy and contract claims, and unearned and advance premiums and contract fees.

        To establish policy liabilities, we rely upon estimates for reported and anticipated claims, our historical experience, other actuarial data and, with respect to accident, health and life liabilities, assumptions on investment yields. We base interest rate assumptions on factors such as market conditions and expected investment returns. Although mortality and interest rate assumptions are locked-in when we issue new insurance policies, we may need to provide for expected losses on a product by reducing previously capitalized acquisition costs established for that product, or by establishing premium deficiency reserves if there are significant changes in our experience or assumptions. The process of estimating and establishing policy and contract liabilities is inherently uncertain and the actual ultimate cost of a claim may vary materially from the estimated amount reserved.

        While we made every effort to estimate these liabilities effectively, the results we report in our consolidated financial statements could be affected by trends which do not match historical experience or which differ from our underlying assumptions. Furthermore, when our actual experience differs from our previous estimate, the difference will be reflected in the results we report for the period when we changed our estimate. We always consider trends in actual experience as a significant factor in helping us determine claim reserve levels.

Aon Corporation 2003

Intangible Assets

        Intangible assets represent the excess of cost over the value of net tangible assets of acquired businesses. We classify our intangible assets as either goodwill, client lists, non-compete agreements, future profits of purchased books of business of the insurance underwriting subsidiaries, or other purchased intangibles. Intangible assets other than goodwill are amortized using the straight-line method over their estimated useful lives, while goodwill is not subject to amortization. Allocation of intangible assets between goodwill and other intangible assets and the determination of estimated useful lives are based on valuations we perform internally or that we receive from qualified independent appraisers. The calculations of these amounts are based on estimates and assumptions using historical and pro forma data and recognized valuation methods. The use of different estimates or assumptions could produce different results. Intangible assets are carried at cost, less accumulated amortization in the accompanying consolidated statements of financial position.

        While goodwill is not amortized, it is subject to periodic reviews for impairment (at least annually or more frequently if impairment indicators arise). We review goodwill for impairment periodically and whenever events or changes in business circumstances indicate that carrying value of the assets may not be recoverable. Such impairment reviews are performed at the reporting unit level with respect to goodwill. Under those circumstances, if the fair value were less than the carrying amount of the reporting unit, an indicator of impairment would exist and further analysis would be required to determine whether or not a loss would need to be charged against current period earnings. No such indicators were noted in 2003 and 2002. The determinations of impairment indicators and fair value are based on estimates and assumptions related to the amount and timing of future cash flows and future interest rates. The use of different estimates or assumptions could produce different results.

REVIEW OF CONSOLIDATED RESULTS

General

        In the discussion of operating results, we sometimes refer to supplemental information extracted from consolidated financial information which is not required to be presented in the financial statements by U.S. GAAP.

        Supplemental information related to organic revenue growth is information that management believes is an important measure to evaluate business production from existing operations. We also believe that this supplemental information is helpful to investors. Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.

        The supplemental organic revenue growth information does not affect net income or any other GAAP reported figures. It should be viewed in addition to, not in lieu of, our consolidated statements of income. Industry peers provide similar supplemental information about their revenue performance, although they do not make identical adjustments.

        Aon has offices in more than 125 countries and sovereignties. Movement of foreign exchange rates in comparison to the U.S. dollar may be significant and may distort true period-to-period comparisons of changes in revenue or pretax income. Therefore, management has isolated the impact of the change in currencies between periods by providing percentage changes on a comparable currency basis for

Aon Corporation 2003

revenue, and has disclosed the effect on earnings per share. Reporting on this basis gives financial statement users more meaningful information about our operations.

        Certain tables in the segment discussions show a reconciliation of organic revenue growth percentages to the reported revenue growth percentages for the segments and sub-segments. We separately disclose the impact of foreign currency as well as the impact from acquisitions, divestitures, and transfers of business units, which represent the most significant reconciling items. Other reconciling items are generally not significant individually, or in the aggregate, and are therefore totaled in an "all other" category. If there is a significant individual reconciling item within the "all other" category, we provide additional disclosure in a footnote.

Summary Results for 2001 through 2003

        The consolidated results of continuing operations follow:

(millions) Years ended December 31	2003	2002	2001
Revenue:
Brokerage commissions and fees	$6,884	$6,187	$5,411
Premiums and other	2,609	2,368	2,027
Investment income	317	252	213

Total consolidated revenue	9,810	8,807	7,651

Expenses:
General expenses	7,123	6,459	5,729
Benefits to policyholders	1,427	1,375	1,111
Interest expense	101	124	127
Amortization of intangible assets	63	54	158
Unusual charges (credits) — World Trade Center	(14)	(29)	158

Total expenses	8,700	7,983	7,283

Income from continuing operations before income tax and minority interest	$1,110	$824	$368

Pretax margin — continuing operations	11.3%	9.4%	4.8%

Consolidated Results for 2003 Compared to 2002

Revenue

        In 2003, revenue increased 11% over 2002 to $9.8 billion. We saw improvements in brokerage commissions and fees, premiums earned, and investment income. Excluding the effect of foreign exchange rates, revenue increased 6%. We do not directly hedge revenues against foreign currency translation because it is not cost effective, but we do attempt to mitigate the effect of foreign currency fluctuations on pretax income through hedging strategies.

Aon Corporation 2003

        Consolidated revenue by geographic area follows:

(millions) Years ended December 31	2003	% of Total	2002	% of Total	2001	% of Total
Revenue by geographic area:
United States	$5,211	53%	$5,019	57%	$4,438	58%
United Kingdom	1,835	19	1,621	18	1,390	18
Continent of Europe	1,469	15	1,117	13	938	12
Rest of World	1,295	13	1,050	12	885	12

Total revenue	$9,810	100%	$8,807	100%	$7,651	100%

        U.S. consolidated revenue, which represents 53% of total revenue, increased 4% in 2003 compared to 2002, as a result of growth driven:

  •
  primarily by new business development and improved retention rates in both retail and reinsurance brokerage.

  •
  secondarily by revenue gains in the Consulting segment as the result of a large outsourcing contract that began in third quarter 2002. These gains were partially offset by a decrease in revenue in our Accident & Health and Life sub-segment that was primarily from transferring our U.S. large employer group life and accidental death business to a third party via an indemnity reinsurance arrangement.

        While moderating, commercial property and casualty premium rate increases for most lines of coverage continued in 2003. As a broker, we benefit from this through increased commissions. In addition, client demand for risk retention programs and services contributed to this increase, especially reinsurance and wholesale brokerage.

        U.K. and Continent of Europe revenue combined increased 21% to $3.3 billion and Rest of World revenue increased 23%, reflecting a positive impact from foreign exchange, strong new business, and increasing premium and retention rates.

        Brokerage commissions and fees increased 11% to $6.9 billion as a result of:

  •
  the growth in new business

  •
  improved renewal rates for most of our businesses

  •
  the weakening U.S. dollar

  •
  higher revenue from a large consulting segment outsourcing contract begun in third quarter 2002.

        Premiums and other, primarily related to insurance underwriting operations, improved to $2.6 billion, a 10% increase over 2002. The increase reflects growth in some warranty and credit programs, along with specialty property and casualty lines, and favorable foreign exchange rates.

        Investment income increased by 26% over 2002, and includes related expenses and income or loss on disposals and impairments. The net increase reflects:

  •
  lower impairment write-downs in 2003 of $36 million compared with $130 million last year. 2002 impairment write-downs included a $51 million cumulative adjustment related to prior reporting periods.

Aon Corporation 2003

  •
  a non-cash increase in the value of Endurance stock warrants of $80 million and equity earnings from our investment in Endurance common stock of $46 million. Equity earnings from our Endurance investment in 2002 were $21 million.

  •
  investment income in 2002 included interest on a tax-related settlement of $48 million with no corresponding amount in 2003.

  •
  lower investment income generated by the operating units of $81 million, including $27 million on deposit-type contracts, reflecting lower rates.

Expenses

        Total expenses increased $717 million or 9% over 2002.

        General expenses increased 10% over 2002, reflecting:

  •
  growth of the businesses

  •
  the effect of foreign exchange rates

  •
  higher overall defined benefit pension plan costs of $131 million for our major plans.

        General expenses in 2002 included $50 million of costs from the planned divestiture of the insurance underwriting segment and a credit of $6 million reflecting the reversal of termination benefits previously incurred as part of the business transformation plan.

        Benefits to policyholders rose $52 million, or 4%, primarily as the result of new business volume, and losses and reserve strengthening of $65 million related to NPS, a non-core book of runoff business. NPS was hired to handle quoting, binding, premium collection, claims adjusting, and other servicing related to general liability insurance policies issued by one of Aon's subsidiaries. We stopped NPS from initiating any new business on our behalf in mid-2002 after we obtained a temporary restraining order. We and others sued NPS for fraud, among other things.

        Benefit payout ratios have declined, however, due to a shift in product mix.

        Interest expense was down primarily due to lower debt levels. Amortization of intangible assets grew $9 million from 2002 due primarily to the impact of recent acquisitions as well as foreign exchange rates in the risk and insurance brokerage services segment.

        Total expenses also included a $14 million credit in 2003 and a $29 million credit in 2002 related to the World Trade Center. The 2003 credit represents a $60 million gain from a final settlement of our World Trade Center property insurance claim, net of $46 million related to the assignment to a third party of temporary office space secured in Manhattan after the World Trade Center was destroyed. The 2002 credit represents a gain resulting from a settlement with our insurance carriers regarding reimbursement for depreciable assets destroyed.

Income from Continuing Operations Before Income Tax and Minority Interest

        Income from continuing operations before income tax and minority interest increased $286 million in 2003 to $1.1 billion. Contributing to this increase were the impact of foreign exchange, the improvement in investment income ($65 million) and 2002 expenses related to the planned spin-off ($50 million) with no corresponding amount in 2003. Approximately 67% of Aon's 2003 consolidated income from continuing operations before income tax and minority interest was from international operations.

Aon Corporation 2003

Income Taxes

        The effective tax rate was 37% in both 2003 and 2002. The overall effective tax rate is higher than the U.S. federal statutory rate primarily because of state income taxes.

Income from Continuing Operations

        Income from continuing operations increased to $663 million ($2.08 per dilutive share) from $486 million ($1.71 per dilutive share) in 2002. Basic income from continuing operations per share was $2.08 and $1.72 for 2003 and 2002, respectively. In the fourth quarter 2002, we had a common stock offering, which increased the number of average common and common stock equivalent shares outstanding. After netting the effect of currency hedges, the positive impact of foreign currency translations was approximately $0.13 per share. We have deducted dividends paid for the redeemable preferred stock from net income to compute income per share.

Discontinued Operations

        After-tax losses from our discontinued automotive finance servicing business in 2003 were $35 million ($0.11 per both basic and dilutive share). In comparison, losses in 2002 from this discontinued operation were $20 million ($0.07 per both basic and dilutive share). The 2003 results include an after-tax loss on the revaluation of the automotive finance servicing business of $14 million.

        Discontinued operations also include certain insurance underwriting subsidiaries acquired with Alexander and Alexander Services, Inc. (A&A) that are in run-off and the indemnification by A&A of certain liabilities relating to subsidiaries sold by A&A before its acquisition by Aon. There was no income statement impact from these discontinued operations in 2003, 2002 or 2001.

        Based on current estimates, management believes that these discontinued operations are adequately reserved. The net liability is included as a component of other liabilities on the consolidated statements of financial position. In 2003 and 2002, Aon settled some of these liabilities. The settlements had no material effect on our consolidated financial statements. (See notes 1 and 6 to the consolidated financial statements for more information on discontinued operations.)

Consolidated Results for Fourth Quarter 2003 Compared to Fourth Quarter 2002

        Total revenues in the quarter rose 10% to $2.6 billion. Excluding the impact of changes in foreign exchange rates, revenue climbed 4%. The higher revenue is primarily due to:

  •
  very good results from the international risk and insurance brokerage area, combined with improvement in U.S. brokerage and reinsurance

  •
  growth in new business and improved renewal rates

  •
  growth in some warranty and credit programs, along with specialty property and casualty lines

  •
  increased investment income in the Corporate and Other segment, reflecting the change in value of warrants we held in Endurance of $16 million.

        Income from continuing operations before income taxes and minority interest increased by $56 million or 19% over 2002. Both this and last year's results include settlements for various World Trade Center claims. The net change year-over-year for these settlements increased pretax income in 2003 by $49 million.

Aon Corporation 2003

        This income growth was partially offset by:

  •
  an increase in costs for our major defined benefit pension plans, which increased the expense for the quarter by $34 million

  •
  a net charge in the warranty, credit, and property and casualty sub-segment of $44 million for additional losses and reserve strengthening for the NPS run-off program.

Consolidated Results for 2002 Compared to 2001

Revenue

        Total revenues were $8.8 billion, an increase of 15%. Excluding the effects of foreign exchange rates, revenues increased 14% over the comparable period. This increase results from improvements in brokerage commissions and fees, premiums earned, and investment income.

        U.S. revenues, which represent 57% of total revenue, increased 13% in 2002 compared to 2001 as a result of strong organic growth resulting from:

  •
  commercial property and casualty premium rate increases

  •
  client demand for risk retention programs and services.

        U.K. and Continent of Europe revenues combined increased 18% to $2.7 billion and Rest of World revenue increased 19%, reflecting strong new business and increasing premium rates, which increase commissions, and foreign exchange.

        Brokerage commissions and fees increased 14% to $6.2 billion, primarily from organic growth including increased premium rates, increased new business, and outsourcing contracts. This growth was offset somewhat by revenue disruptions in the early part of the year with our managing general underwriter unit. Acquisitions contributed $90 million of incremental revenue in 2002.

        Premiums and other increased 17% in 2002 to $2.4 billion. This increase primarily reflects growth in new business initiatives, traditional accident and health lines, and new specialty property and casualty lines. This increase was somewhat offset by the prior loss of some accounts in the warranty business.

        Investment income increased by 18% over 2001, despite a drop in interest rates. The increase was driven by:

  •
  improved returns on limited partnerships and other private equity investments accounted for on the equity method in 2002

  •
  $48 million of interest income received from the settlement of a prior year tax issue.

        These improvements were offset by impairment write-downs for certain directly owned investments, including those classified as other-than-temporary, which were $73 million higher than the prior year. Investment income from our Risk and Insurance Brokerage Services and Consulting segments, primarily relating to funds held on behalf of clients, decreased $49 million compared to 2001, largely due to declining interest rates.

Expenses

        General expenses increased 13% over 2001 reflecting:

  •
  growth of the businesses

Aon Corporation 2003

  •
  higher costs in the U.S. retail brokerage business

  •
  increased risk management and litigation reserve items

  •
  higher overall pension plan costs

  •
  costs related to the planned spin-off.

        Benefits to policyholders rose $264 million or 24% due to new business volume increases, an increased payout ratio of benefits to policyholders versus net premiums earned, issues related to NPS and a shift in business mix to products with higher benefit payout ratios.

        Interest expense was down slightly due to lower short-term interest rates.

        Amortization of intangible assets declined $104 million from 2001 as goodwill was not amortized in 2002 in accordance with FASB Statement No. 142.

Income from Continuing Operations Before Income Tax and Minority Interest

        Income from continuing operations before income tax and minority interest increased significantly from $368 million in 2001 to $824 million in 2002. This increase is due primarily to the net change in expenses related to the World Trade Center ($187 million), the business transformation plan ($224 million) and the improvement in Corporate and Other revenue ($150 million). Approximately 76% of Aon's 2002 consolidated income from continuing operations before income tax and minority interest was from international operations.

Income Taxes

        The effective tax rate was 39.5% for 2001 and 37% for 2002. The decline from 2001 was due to the non-deductibility of certain goodwill, which, beginning in 2002, is no longer amortized for book purposes. The overall effective tax rates are higher than the U.S. federal statutory rate primarily because of state income tax provisions.

Income from Continuing Operations

        Income from continuing operations increased to $486 million ($1.71 per dilutive share) from $183 million ($0.66 per dilutive share) in 2001. Basic income from continuing operations per share was $1.72 and $0.67 for 2002 and 2001, respectively. To compute income per share, we have deducted dividends paid for the redeemable preferred stock from net income.

REVIEW BY SEGMENT

General

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting, and Insurance Underwriting. (See note 16 to the consolidated financial statements.) Aon's operating segments are identified as those that:

  •
  report separate financial information

  •
  are evaluated regularly when we are deciding how to allocate resources and assess performance.

        We attribute revenues to geographic areas based on the location of the resources producing the revenues.

Aon Corporation 2003

        Segment revenue includes investment income, as well as the impact of related derivatives, generated by operating invested assets of that segment. Investment characteristics mirror liability characteristics of the respective segments:

  •
  Our Risk and Insurance Brokerage Services and Consulting businesses invest funds held on behalf of clients and operating funds in short-term obligations

  •
  In Insurance Underwriting, policyholder claims and other types of non-interest sensitive insurance liabilities are primarily supported by intermediate to long-term fixed-maturity instruments. Investments underlying interest-sensitive capital accumulation insurance liabilities are fixed- or floating-rate fixed-maturity obligations. For this business segment, operating invested assets are approximately equal to average net policy liabilities.

  •
  Our insurance subsidiaries also have invested assets that exceed net policy liabilities in order to maintain solid claims paying ratings. Income from these investments are reflected in Corporate and Other segment revenues.

        The following tables and commentary provide selected financial information on the operating segments.

(millions) Years ended December 31	2003	2002	2001
Operating segment revenue: (1)
Risk and Insurance Brokerage Services	$5,677	$4,973	$4,363
Consulting	1,193	1,054	938
Insurance Underwriting	2,883	2,801	2,521

Income before income tax:
Risk and Insurance Brokerage Services	$829	$791	$565
Consulting	108	120	126
Insurance Underwriting	196	155	168

Pretax margins:
Risk and Insurance Brokerage Services	14.6%	15.9%	12.9%
Consulting	9.1%	11.4%	13.4%
Insurance Underwriting	6.8%	5.5%	6.7%

(1)
Intersegment revenues of $68 million were eliminated in 2003. See note 16 to the consolidated financial statements.

Risk and Insurance Brokerage Services

        Aon is a leader in many sectors of the insurance industry: globally, it is the second largest insurance broker, the largest reinsurance broker and the leading manager of captive insurance companies worldwide. In the U.S., Aon is the largest wholesale broker and underwriting manager. These rankings are based on the most recent surveys compiled and reports printed by Business Insurance.

        The devastation caused by the attacks of September 11, 2001 resulted in the largest insurance loss in history. At the same time, there was an unprecedented escalation of insurance premium rates because of larger than anticipated loss experience across most risks, the stock market's steep decline, lower interest rates, and diminished risk capacity.

Aon Corporation 2003

        Higher premium rates, or a "hard market," generally result in increased commission revenues. Changes in premiums have a direct and potentially material impact on the insurance brokerage industry, as commission revenues are generally based on a percentage of the premiums paid by insureds. However, it is difficult to predict the longevity of the hard market, and the rate of increase in premiums in the property and casualty marketplace has already begun to level off.

        Risk and Insurance Brokerage Services generated approximately 58% of Aon's total operating segment revenues in 2003. Revenues are generated primarily through:

  •
  commissions and fees paid by insurance and reinsurance companies

  •
  fees paid by clients

  •
  certain other carrier compensation

  •
  interest income on funds held on behalf of clients.

        Our revenues vary from quarter to quarter throughout the year as a result of:

  •
  how our clients' policy renewals are timed

  •
  the net effect of new and lost business

  •
  the timing of services provided to our clients

  •
  the income we earn on investments, which is heavily influenced by short-term interest rates.

        With the exception of employee incentives, expenses generally tend to be more uniform throughout the year.

        Our retail brokerage companies operate in a highly competitive industry and compete with a large number of retail insurance brokerage and agency firms, as well as individual brokers and agents and direct writers of insurance coverage. Specifically, this segment:

  •
  addresses the highly specialized product development and risk management needs of professional groups, insurance companies, service businesses, governments, healthcare providers, commercial organizations and non-profit groups, among others

  •
  provides affinity products for professional liability, life, disability income and personal lines for individuals, associations and businesses

  •
  provides wholesale brokerage, managing underwriting and premium finance services to independent agents and brokers as well as corporate clients

  •
  offers claims management and loss cost management services to insurance companies and firms with self-insurance programs

  •
  provides actuarial, loss prevention and administrative services to businesses and consumers.

        We review our product revenue results using the following sub-segments:

  •
  Risk Management and Insurance Brokerage—Americas (Brokerage—Americas) encompasses our retail and wholesale brokerage services, affinity products, managing general underwriting, placement and captive management services, and premium finance services in North and South America, the Caribbean and Bermuda.

Aon Corporation 2003

  •
  Risk Management and Insurance Brokerage—International (Brokerage—International) offers similar products and services to the rest of the world not identified above.

  •
  Reinsurance Brokerage and Related Services (Reinsurance) offers sophisticated advisory services in program design and claim recoveries that:

  —
  enhance the risk/return characteristics of insurance policy portfolios

  —
  improve capital utilization

  —
  evaluate and mitigate catastrophic loss exposures worldwide.

  •
  Claim Services (Claims) offers claims administration and loss cost management services.

        The Risk and Insurance Brokerage Services segment revenues are influenced by the premiums paid by clients to insurers because we receive a percentage of the premiums as a commission in most cases. The availability of insurance coverage can also affect our revenues. If insurance coverage cannot be placed, we do not receive a commission.

Revenue

        Total 2003 Risk and Insurance Brokerage Services revenue was $5.7 billion, up 14% on a reported basis over last year. Excluding the effect of foreign exchange rates, revenue rose 8% over last year. Operating revenue, on an organic basis, grew approximately 9% in a very competitive environment. Investment income decreased $34 million in 2003 from reduced derivative gains and lower interest rates.

        Continuing the trend from last year, increases in insurance premium rates benefited revenues in 2003. After September 11, 2001 insurance markets, whose premium rates were rising already, rose further as a result of restrictions on the availability of some coverages and the pressure on the financial strength of some insurance companies. The property and casualty insurance market is very competitive. As premium rates rise, clients often retain more risk. This dynamic has, and may continue to, limit revenue growth for pure brokerage services, but it provides opportunities to offer more captive insurance and claims management services, as well as safety and loss control services.

        This chart details Risk and Insurance Brokerage Services revenue by sub-segment.

(millions) Years ended December 31	2003	2002	2001
Risk Management and Insurance Brokerage-Americas	$2,299	$2,106	$1,920
Risk Management and Insurance Brokerage-International	2,074	1,695	1,413
Reinsurance Brokerage and Related Services	902	790	668
Claims Services	402	382	362

Total revenue	$5,677	$4,973	$4,363

Aon Corporation 2003

        This chart reconciles organic revenue growth to reported revenue growth.

Year ended December 31, 2003 vs. 2002	Reported Revenue Growth	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other	Organic Revenue Growth
Risk Management and Insurance Brokerage-Americas	9%	1%	—%	(1)%	9%
Risk Management and Insurance Brokerage- International	22	13	(2)	—	11
Reinsurance Brokerage and Related Services	14	5	—	(1)	10
Claims Services	5	3	1	1	—

Total revenue	14%	6%	—%	(1)%	9%

  •
  Brokerage-Americas revenue improved due to organic growth, reflecting improved renewal rates and increased new business in the retail brokerage business. Organic growth in the wholesale business was under pressure due to pricing pressures.

  •
  Brokerage-International revenue showed strong improvement as a result of a favorable foreign exchange impact and strong organic growth.

  •
  Reinsurance revenue growth reflected strong results in U.S. reinsurance, driven by new business from existing clients and growth in renewal volumes, along with moderate growth internationally, as well as a favorable foreign exchange impact.

  •
  Claims revenue has increased over last year primarily as a result of a positive foreign exchange impact and higher U.K. volume.

        This chart shows Risk and Insurance Brokerage Services revenue by geographic area and pretax income:

(millions) Years ended December 31	2003	2002	2001
Revenue by geographic area:
United States	$2,471	$2,368	$2,177
United Kingdom	1,172	1,055	890
Continent of Europe	1,112	849	726
Rest of World	922	701	570

Total revenue	$5,677	$4,973	$4,363

Income before income tax	$829	$791	$565

  •
  U.S. revenue has shown a modest increase over 2002. The U.S. reinsurance business posted strong improvement as a result of new business and high renewal volumes. The managing underwriting group has recovered from very depressed results in the prior year. U.S. retail brokerage grew during the year, driven primarily by new business development and improved renewal rates. These increases, however, were partially offset by a decline in claims services revenue.

  •
  U.K. and Continent of Europe revenue increased primarily as a result of foreign exchange rates and organic revenue growth that reflected new business and good renewal rates.

Aon Corporation 2003

  •
  Rest of World revenue increased significantly due to foreign exchange rates, increased market share primarily in the Asian markets, and new business initiatives.

Income Before Income Tax

        Pretax income increased $38 million or 5% from 2002 to $829 million. The improvement in income was realized by the growth in revenues as well as a revised cost methodology which decreased centrally allocated costs by $28 million. In 2003, pretax margins in this segment were 14.6%, down from 15.9% in 2002.

        Our income and margins were impacted this year by:

  •
  additional pension expense of $109 million

  •
  a decline in claims services pretax income of $48 million

  •
  a decline in investment income of $34 million.

        In addition, some events did not hurt our income in 2003, but did affect our year-over-year comparison. These events include:

  •
  $29 million from a partial settlement in 2002 with Aon's insurance carriers related to the World Trade Center

  •
  a $6 million credit for the reversal in 2002 of business transformation plan expenses previously incurred for termination benefits with no corresponding amounts in 2003.

Consulting

        Aon Consulting is one of the world's largest integrated human capital consulting organizations. This segment:

  •
  provides a full range of human capital management services from employee benefits to compensation consulting

  •
  generated 12% of Aon's total operating segment revenues in 2003.

        Consulting services are delivered to corporate clients through five major practice areas:

  1.
  Employee Benefits advises clients regarding the structure, funding and administration of employee benefit programs which attract, retain and motivate employees.

  2.
  Compensation focuses on designing salary, bonus, commission, stock option and other pay structures, with special expertise in the financial services and technology industries.

  3.
  Management Consulting assists clients in process improvement and design, leadership, organization and human capital development, and change management.

  4.
  Communications advises clients on how to communicate initiatives that support their corporate vision.

  5.
  Human Resource Outsourcing offers employment processing, performance improvement, benefits administration, and other employment-related services.

Aon Corporation 2003

        Revenues in the Consulting segment are affected by changes in clients' industries, including government regulation, as well as new products and services, the state of the economic cycle, broad trends in employee demographics and the management of large organizations.

Revenue

        In 2003, revenues of $1.2 billion increased 13% over 2002. Excluding the impact of foreign exchange rates, the growth rate was 9%. Revenue on an organic basis grew 5% from last year. The organic revenue growth resulted from:

  •
  growth in U.S. compensation and international practices

  •
  the full year impact of a sizable human resources outsourcing agreement.

        In third quarter 2002, Aon entered into a sizeable new outsourcing contract with AT&T that is expected to provide favorable returns over the life of the multi-year agreement. The recognition of revenues and expenses, however, will significantly influence financial results over the contract period. Revenues are recorded on a gross basis, inclusive of amounts ultimately passed through to subcontractors, and are recorded ratably over the life of the contract. Up-front investment costs to support the new business cause pretax margins to be significantly lower in the early years of the multi-year contract, compared with the later years when margins are expected to increase. A significant portion of the up-front investment costs incurred for the new outsourcing contracts can be leveraged to handle increased business volume.

        This chart details Consulting revenue by sub-segment.

(millions) Years ended December 31	2003	2002	2001
Benefits, compensation, management and communications consulting	$898	$796	$740
Human resource outsourcing	295	258	198

Total revenue	$1,193	$1,054	$938

        This chart reconciles organic revenue growth to reported revenue growth.

Year ended December 31, 2003 vs. 2002	Reported Revenue Growth	Less: Currency Impact	Less: All Other	Organic Revenue Growth
Benefits, compensation, management and communications consulting	13%	5%	4%	4%
Human resource outsourcing	14	2	3	9

Total revenue	13%	4%	4%	5%

  •
  The increase in benefits, compensation, management and communication consulting revenue was driven by positive foreign exchange rates and organic revenue growth in U.S. compensation and benefits and international practices. This increase was partially offset by a decline in management consulting.

  •
  Human resource outsourcing revenue improvement was due to the large contract initiated in third quarter 2002.

Aon Corporation 2003

        This chart shows Consulting revenue by geographic area and pretax income:

(millions) Years ended December 31	2003	2002	2001
Revenue by geographic area:
United States	$770	$703	$628
United Kingdom	182	160	157
Continent of Europe	139	105	77
Rest of World	102	86	76

Total revenue	$1,193	$1,054	$938

Income before income tax	$108	$120	$126

  •
  U.S. revenue posted a strong increase in 2003, primarily reflecting the human resources outsourcing agreement initiated in third quarter 2002.

  •
  U.K., Continent of Europe and Rest of World revenues rose on favorable currency exchange impacts and organic revenue growth.

Income Before Income Tax

        Pretax income was $108 million, a 10% decline from last year. In 2003, pretax margins in this segment were 9.1%, down from 11.4% in 2002. Margins in this segment were reduced by:

  •
  a revised cost allocation methodology, resulting in higher expense allocations of $16 million over 2002

  •
  increased pension and insurance costs

  •
  a non-recurring stock-based expense adjustment.

        The pretax margins for 2003 were also influenced by a lower margin human resources outsourcing contract, as discussed above.

Insurance Underwriting

        The Insurance Underwriting segment:

  •
  provides supplemental accident, health and life insurance coverage mostly through direct distribution networks, primarily through more than 7,600 career insurance agents working for our subsidiaries. Our revenues are affected by our success in attracting and retaining these career agents. The agency force turnover has remained fairly stable over time. The sales management team is a strength that enables the recruiting model to remain effective.

  •
  provides supplemental Medicare policies in the U.S. through a dedicated sales force

  •
  offers extended warranty and credit insurance products that are sold through retailers, automotive dealers, insurance agents and brokers, and real estate brokers. Our revenues are also affected by the addition and retention of these retailers, dealers, agents and brokers.

  •
  offers select commercial property and casualty business on a limited basis through managing general underwriters, primarily Aon-owned companies

Aon Corporation 2003

  •
  provides the administration of certain extended warranty services on automobiles, electronic goods, personal computers and appliances

  •
  has operations in the United States, Canada, Latin America, Europe and Asia/Pacific

  •
  generated approximately 30% of Aon's total operating segment revenues in 2003.

        In the accident, health and life operations, we provide an array of accident, sickness, short-term disability and other supplemental insurance products. Most of these products are primarily fixed-indemnity obligations, and are not subject to escalating medical cost inflation.

        We have:

  •
  developed relationships with select brokers and consultants to reach specific niche markets

  •
  expanded product distribution to include direct response programs, affinity groups, and worksite marketing, which has created access to new markets and potential new policyholders

  •
  implemented a "back-to-basics" strategy, focusing on products and regions with predictable cash flows and the best return on investment

  •
  announced plans in February 2003 to place in run-off our accident and health insurance underwriting operations in Latin America. We stopped operations in Argentina and have transitioned into run-off status in Brazil and Mexico during 2003.

  •
  transferred the large employer group life and accidental death business to a third party via an indemnity reinsurance arrangement

  •
  decided to run off certain non-core special risk accident and health business in the U.K.

        Our warranty and credit subsidiaries in North America, Latin America, Europe and Asia/Pacific provide warranties on automobiles and a variety of consumer goods, including electronics and appliances. In addition, we provide non-structural home warranties and other warranty products, such as credit card enhancements and affinity warranty programs.

Revenue

        Written premiums and fees are the basis for organic revenue growth in this segment; however, reported revenues reflect earned premiums.

Aon Corporation 2003

        A table reflecting written and earned premiums and associated reserves follows:

	2003	2002
Written premiums:
Accident & Health and Life	$1,460	$1,519
Warranty and Credit	986	828
Property & Casualty	221	164

Total Warranty, Credit, Property & Casualty	1,207	992

Total Insurance Underwriting	$2,667	$2,511

Earned premiums:
Accident & Health and Life	$1,502	$1,494
Warranty and Credit	830	733
Property & Casualty	217	133

Total Warranty, Credit, Property & Casualty	1,047	866

Total Insurance Underwriting	$2,549	$2,360

Policy and Contract Claims:
Accident & Health	$447	$421
Warranty and Credit	207	177
Property & Casualty	955	653

Total Warranty, Credit, Property & Casualty	1,162	830

Total Insurance Underwriting	$1,609	$1,251

        In 2003, revenues of $2.9 billion increased 3% over 2002. Excluding the effect of foreign exchange rates, revenues were flat year-over-year.

        This chart details Insurance Underwriting revenue by sub-segment.

(millions) Years ended December 31	2003	2002	2001
Accident & health and life	$1,594	$1,639	$1,429
Warranty, credit and property & casualty	1,289	1,162	1,092

Total revenue	$2,883	$2,801	$2,521

Aon Corporation 2003

        This chart reconciles organic revenue growth to reported revenue growth.

Year ended December 31, 2003 vs. 2002	Reported Revenue Growth	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth
Accident & health and life	(3)%	3%	(4)%	(2)%	—%
Warranty, credit and property & casualty	11	3	—	(10)	18

Total revenue	3%	3%	(2)%	(6)%	8%

(1)
The difference between written and earned premiums and fees, as a percentage change, was 0% for accident & health, (2)% for warranty and (1)% for total revenue. The change in warranty and total revenue also resulted from a one-time assumption of premiums ceded from a client's captive in 2002.

•
Revenue declined in accident & health and life for 2003 primarily due to our decision to:

—
pursue a "back-to-basics" strategy in the core businesses

—
run off the accident and health insurance underwriting operations in the Latin American countries and to transfer our U.S. large employer group life business. These businesses generated approximately $14 million of revenues and $6 million of pretax losses in 2003 compared to $94 million in revenues and $22 million of pretax losses in 2002. We are exiting these businesses and expect to completely withdraw in 2005. We also decided to run off certain non-core special risk accident and health business in the U.K.

•
Growth in the select property and casualty business, as well European credit and warranty programs, drove the revenue improvement in warranty, credit and property & casualty.

        Overall core business growth was partially offset by:

  •
  a decline in investment income of $47 million, significantly impacted by a $27 million decline in interest earned on investments underlying deposit-type contracts, as that business has been placed in run-off

  •
  overall lower interest rates.

        This chart details Insurance Underwriting revenue by geographic area and pretax income:

(millions) Years ended December 31	2003	2002	2001
Revenue by geographic area:
United States	$1,953	$2,005	$1,838
United Kingdom	460	395	330
Continent of Europe	211	159	132
Rest of World	259	242	221

Total revenue	$2,883	$2,801	$2,521

Income before income taxes	$196	$155	$168

  •
  In 2003, U.S. revenue declined primarily as a result of the runoff of our U.S. large employer group life and accidental death business.

Aon Corporation 2003

  •
  U.K., Continent of Europe, and Rest of World posted significant revenue improvement during the year. This increase is primarily the result of a favorable currency exchange rate impact and organic revenue growth in European direct sales, warranty and credit operations.

Income Before Income Tax

        Pretax income of $196 million increased 26% from 2002. Pretax margins rose from 5.5% in 2002 to 6.8% in 2003.

        Increased pretax income and margin resulted from:

  •
  higher expenses and charges concerning the planned divestiture of the Insurance Underwriting segment of $33 million in 2002, with no corresponding amounts in 2003

  •
  improved profitability in the traditional lines of accident & health and life

  •
  provision for non-claims litigation issues of $15 million in 2002, with no corresponding amount in 2003

  •
  reduced losses in Europe warranty and improvements in property & casualty, excluding NPS.

        These increases were partially offset by:

  •
  charges related to losses and reserve strengthening for the NPS run-off program, which were $65 million in 2003 versus a $36 million charge in 2002

  •
  a revised cost allocation methodology, which resulted in increased expense allocations of $12 million for 2003.

Corporate and Other

        Corporate and Other segment revenue consists primarily of investment income (including income or loss on disposals, including other-than-temporary impairment losses), which is not otherwise reflected in the operating segments. This segment includes:

  •
  invested assets and related investment income not directly required to support the risk and insurance brokerage services and consulting businesses

  •
  the assets in excess of net policyholder liabilities of the insurance underwriting subsidiaries and related income.

        Corporate and Other segment revenue includes income from Endurance common stock, accounted for under the equity method, and changes in the valuation of Endurance warrants. Aon carries its investment in Endurance warrants at fair value and records changes in the fair value through Corporate and Other segment revenue, in accordance with FASB Statement No. 133.

        Private equities are principally carried at cost except where Aon has significant influence, in which case they are carried under the equity method. These investments usually do not pay dividends.

        Limited partnerships (LP) are accounted for under the equity method and changes in the value of the underlying LP investments flow through Corporate and Other segment revenue. Because the LP investments include exchange-traded securities, Corporate and Other segment revenue fluctuates with the market values of underlying publicly traded equity investments. LP investments have historically provided higher returns over a longer time than broad market common stock. However, in the short run, the returns are inherently more variable. In December 2001, we securitized $450 million of our LP

Aon Corporation 2003

investments plus associated LP commitments, which represented the majority of our LP interests. This transaction has lessened the variability of revenue reported in this segment. (See note 7 to the consolidated financial statements for additional information regarding the securitization.)

        Although our portfolios are highly diversified, they still remain exposed to market, equity, and credit risk.

        We:

  •
  periodically review securities with material unrealized losses and evaluate them for other-than- temporary impairments.

  •
  analyze various risk factors and determine if any specific asset impairments exist. If we determine there is a specific asset impairment, we recognize a realized loss and adjust the cost basis of the impaired asset to its fair value.

  •
  review invested assets with material unrealized losses each quarter. (See note 7 to the consolidated financial statements for additional information regarding other-than-temporary impairments.)

        This chart shows the components of Corporate and Other revenue and expenses:

(millions) Years ended December 31	2003	2002	2001
Revenue:
Income from marketable equity securities and other investments	$137	$31	$7
Limited partnership investments	1	14	(94)
Interest on tax refund	—	48	—
Net loss on disposals and related expenses	(13)	(114)	(84)

Total revenue	$125	$(21)	$(171)

Expenses:
General expenses	$61	$97	$75
Interest expense	101	124	127
Amortization of goodwill	—	—	118
Unusual credits — World Trade Center	(14)	—	—

Total expenses	148	221	320

Loss before income tax	$(23)	$(242)	$(491)

Revenue

        Corporate and Other revenue improved by $146 million to $125 million in 2003. The revenue improvement was primarily driven by:

  •
  an $80 million non-cash increase in the value of the Endurance stock warrants

  •
  equity earnings from the Endurance common stock investment of $46 million compared to $21 million in 2002

  •
  lower impairment writedowns of certain fixed-maturity and equity investments of $36 million in 2003 versus $130 million in 2002 (including $51 million cumulative effect of the change in policy relating to prior periods).

Aon Corporation 2003

        These positive comparisons were somewhat offset by $48 million of interest on a tax settlement in 2002 with no comparable amount in 2003.

Loss Before Income Tax

        Corporate and Other expenses were $148 million, an improvement of $73 million from the comparable period in 2002. This improvement is the result of:

  •
  a decline in interest expense of $23 million primarily from the paydown of both long-term and short-term debt. As a result of the adoption of FIN 46 on December 31, 2003, we increased our notes payable balance by $726 million for subordinated debt owed to Aon Capital A, which was deconsolidated effective December 31, 2003. There was no effect on net income in 2003 as a result of this deconsolidation. However, beginning in 2004, the interest on this subordinated debt, previously reflected as Minority interest, net of tax on the consolidated statements of income will be shown as interest expense. (See notes 1 and 11 to the consolidated financial statements for more information.)

  •
  a decline in general expenses of $36 million due in part to $17 million of 2002 overhead costs for the previous planned divestiture of the underwriting businesses with no corresponding 2003 amount

  •
  a net $14 million credit related to the World Trade Center. To allow us to resume business operations and minimize the loss caused by the disaster, we secured temporary office space in Manhattan. Later, we leased permanent space, and during first quarter 2003, we assigned this temporary space to another company. The costs related to this assignment were $46 million pretax. In fourth quarter 2003, we reached a final settlement of approximately $200 million for our overall World Trade Center property insurance claim. We received a cash payment of approximately $92 million during the fourth quarter, in addition to the $108 million we had already collected. As a result, we recognized a $60 million pretax gain on this settlement.

        These revenue and expense comparisons contributed to the overall Corporate and Other pretax loss of $23 million in 2003 versus a loss of $242 million in 2002.

FINANCIAL CONDITION AND LIQUIDITY

Liquidity

        Our routine liquidity needs are primarily for servicing debt and paying dividends on outstanding stock. Our primary source for meeting these requirements is from dividends and internal financing from our operating subsidiaries. After meeting our routine dividend and debt servicing requirements, we used a portion of the remaining funding we received throughout the year for capital expenditures, made an early $100 million U.S. pension plan contribution and invested in acquisitions. Our major U.S. insurance subsidiaries' statutory capital and surplus at year-end 2003 exceeded the risk-based capital target set by the NAIC by a satisfactory level.

        In 2003, in order to enhance their financial position, we did not dividend any of our insurance underwriting subsidiaries' earnings to Aon parent company. During the past year, the statutory capital and surplus of the total underwriting companies has improved substantially. We anticipate that dividend payments to Aon parent company will resume in 2004 from CICA, our major insurance subsidiary. (Note 11 to the consolidated financial statements discusses regulatory restrictions relating to dividend capacity of our insurance subsidiaries.)

Aon Corporation 2003

        In the aggregate, our operating subsidiaries anticipate that there will be adequate liquidity to meet their needs in the foreseeable future and to provide funds to the parent company. We have used cash flow primarily for debt reduction, dividend payments, business reinvestment, and acquisition financing.

        We expect our subsidiaries' positive cash flow to continue, and with it, our ability to access adequate short-term lines of credit.

        Cash on our statements of financial position includes funds available for general corporate purposes and funds we are holding on behalf of clients and to satisfy policyholder liabilities.

        In 2003, total cash contributions to our major defined benefit pension plans were $217 million, an increase of $141 million over 2002. This exceeded the original expectation due to an early contribution of $100 million to the U.S. defined benefit pension plan in fourth quarter 2003. No corresponding early contributions were made in 2002. Under current rules and assumptions, we anticipate that 2004 contributions to our major defined benefit pension plans will be approximately $195 million. However, legislation being considered by the U.S. Congress will relieve some of these requirements, if passed. If so, we expect our 2004 contributions to our major defined benefit plans will be approximately $170 million.

        In connection with one of our U.K. pension plans, our principal U.K. subsidiary has agreed with the trustees of the plan to contribute £20 million per year to the plan for six years with the amount payable increasing by 5.3% on each January 1, commencing in 2005. These contributions are in addition to the normal employer contributions to the plan. The trustees of the plan have certain rights to request that our U.K. subsidiary advance an amount equal to an actuarially determined winding up deficit. In practice, the trustees have accepted the agreed schedule of contributions and have not requested such an advance. As of December 31, 2002, the estimated winding up deficit was £340 million. The winding up deficit has not yet been determined as of December 31, 2003. At the last valuation date, September 30, 2003, the estimated deficit between the value of the plan assets and the projected benefit obligation, calculated under U.S. GAAP, was £134 million, of which £125 million was recorded as a minimum pension liability. In 1999, all U.K. pension plans were closed to new entrants.

Cash Flows

        Cash flows from operations represent the net income we earned in the reported periods adjusted for non-cash revenue and charges and changes in operating assets and liabilities. Cash flows provided by operating activities for 2003 were $1.3 billion, however, not all of these funds were available for use by us.

        The operating cash flow from our insurance subsidiaries of approximately $360 million was not available for general corporate purposes in 2003. To enhance their financial position, we decided not to dividend in 2003 any of the insurance underwriting subsidiaries' earnings to the Aon parent company. Also included in the $360 million was a $305 million change in operating assets and liabilities of the underwriting segment, net of reinsurance, primarily from unearned premiums and other fees. These funds will be used to satisfy future benefits to policyholders with the remainder being available, after taxes and other income and expense, to dividend to Aon parent company in future years.

        In our risk and insurance brokerage and consulting businesses, we collect cash payments from clients that include both premiums (payable to insurance companies for policies they issue) and commissions and fees (payable to us for our brokerage and consulting services). We record the commissions and fees as income and we hold clients' premiums for a short time before remitting them to insurers. The net increase in funds held on behalf of clients was approximately $200 million in 2003.

Aon Corporation 2003

The net balance for these funds is reflected in "Other receivables and liabilities — net" in the consolidated statements of cash flows.

        Proceeds of $48 million from the sale of operations included $30 million from the divestiture of Sheffield, which was sold for approximately book value.

        In 2003, available cash flows from operations were used primarily to:

  •
  pay down debt of $385 million

  •
  pay cash dividends of $190 million

  •
  provide for capital expenditures of $185 million

  •
  fund acquisitions of $56 million.

        Included in cash flows from operations are cash contributions to our major defined benefit pension plans of $217 million versus expense of $187 million.

Financial Condition

        Since year-end 2002, total assets increased $1.7 billion to $27 billion.

        In 2003, total investments increased $738 million to $7.3 billion from December 31, 2002. Fixed maturities increased $662 million, primarily relating to an asset management program at our insurance underwriting subsidiaries that became effective in second quarter 2003, which resulted in a shift from short-term to long-term investments. As a consequence of this decision, short-term investments in the insurance underwriting businesses decreased, but were offset by changes in foreign exchange rates, along with an increase in funds held on behalf of clients, resulting in an overall decline of $20 million.

        Risk and Insurance Brokerage Services and Consulting receivables increased $177 million in 2003. Corresponding insurance premiums payable increased $464 million over the same period. These increases reflect:

  •
  the effect of foreign exchange rates

  •
  the timing of receipts and payments

  •
  the continued rise in premium rates across most lines of business

  •
  escalating client demand for risk programs

  •
  Aon's overall new account growth.

        Other assets increased $90 million from December 31, 2002. Other assets are comprised principally of prepaid premiums related to reinsurance, prepaid pension assets, and in 2002, assets of discontinued operations related to our automotive finance servicing business.

        Policy liabilities in total, excluding other policyholder funds, increased $703 million, which were principally offset by corresponding increases in reinsurance receivables (reflected in other receivables) and prepaid premiums related to reinsurance.

        Other policyholder funds decreased $81 million from 2002 due primarily to interest sensitive and deposit-type contracts maturing and our decision to stop offering these programs.

        Our minimum defined benefit pension liability, included in other liabilities, increased $262 million since last year-end. We are required to maintain at plan level, at a minimum, a liability equal to the

Aon Corporation 2003

difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations.

Investments

        We invest in broad asset categories related to our diversified operations. In managing our investments, our objective is to maximize earnings while monitoring asset and liability durations, interest and credit risks and regulatory requirements. We maintain well-capitalized operating companies. The financial strength of these companies permits a diversified investment portfolio including invested cash, fixed-income obligations, public and private equities and limited partnerships.

        The Corporate and Other segment contains invested assets and related investment income not directly required to support the insurance brokerage and consulting businesses, together with the assets in excess of net policyholder liabilities of the underwriting business and related income. These insurance assets, which are publicly traded equities, as well as less liquid private equities and limited partnerships, represent a more aggressive investment strategy that gives us an opportunity for greater returns with longer-term investments. These assets, owned by the insurance underwriting companies:

  •
  are necessary to support strong claims paying ratings by independent rating agencies

  •
  are unavailable for other uses such as debt reduction or share repurchases without considering regulatory requirements. (See note 11 to the consolidated financial statements.)

        In December 2001, we securitized $450 million of our LP investments and associated LP commitments, which represented most of our limited partnership investments, via a sale of PEPS I. The securitization:

  •
  gives our underwriting subsidiaries greater liquidity

  •
  has lessened the revenue variability in the Corporate and Other segment.

        See note 7 to our consolidated financial statements for more information on our investments.

Borrowings

        Total debt at December 31, 2003 was $2.1 billion, up $360 million from December 31, 2002. Specifically:

  •
  Notes payable increased by $424 million compared to year-end 2002. This increase:

  —
  is primarily due to deconsolidating our mandatorily redeemable preferred capital securities as a result of FIN 46 (see notes 1 and 11 to the consolidated financial statements for further discussion), which resulted in increasing our notes payable balance by $726 million

  —
  was partially offset by retiring $300 million of outstanding debt securities due in January and June 2003.

  •
  Short-term debt declined $64 million, primarily due to a decrease in foreign short-term debt.

        In January 2004, we also retired the balance of our 6.3% debt securities ($89 million), which had become due.

Aon Corporation 2003

        Contractual maturities of notes payable and operating lease commitments (with initial or remaining non-cancelable lease terms in excess of one year) are disclosed in note 8 to the consolidated financial statements.

        In 2002, we completed an offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due 2012. The debentures are unsecured obligations and are convertible into our common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances including the following:

  •
  During any fiscal quarter if the closing price of our common stock exceeds 120% of the conversion price (i.e. $25.77) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter.

        Or

  •
  Subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

        Aon has reserved approximately 14 million shares for the potential conversion of these debentures.

        We received approximately $223 million by privately placing $225 million aggregate principal amount of 7.375% senior notes due 2012 in fourth quarter 2002. In May 2003, we completed an offer to exchange these notes for notes registered under the Securities Act of 1933 that have identical terms.

        In 2002, we renegotiated our back-up lines of credit. Anticipating the spin-off of our insurance underwriting subsidiaries, we reduced our line of credit to $875 million. As a result of our capital enhancement actions, we renegotiated our short-term back-up lines of credit, reducing the total amount to $775 million in February 2003. The agreement expires in 2005.

        In fourth quarter 2002, the credit rating agencies lowered the credit ratings of our senior debt and commercial paper. On October 31, 2002, Moody's Investors Service lowered its rating of our senior debt to the current rating of "Baa2" from "Baa1." Moody's also placed the rating of our senior debt and the "P-2" rating of our commercial paper under review for possible future downgrade, which it subsequently removed without change. Also on October 31, 2002, Standard & Poor's Ratings Services placed its "A-" rating of our senior debt on CreditWatch with negative implications, which it subsequently removed without change. On August 31, 2003, Standard & Poor's revised its outlook on our senior debt from stable to negative. A further downgrade in the credit ratings of our senior debt and commercial paper would increase our borrowing costs and reduce our financial flexibility.

        Any such further downgrade may trigger a further obligation of our company to fund an aggregate of up to $75 million with respect to our premium finance securitizations. Moreover, some of our debt instruments, such as our 6.20% notes due January 2007 ($250 million of which are outstanding), expressly provide for interest rate increases in the case of certain ratings downgrades. Similarly, any such downgrade would increase our commercial paper interest rates or may result in our inability to access the commercial paper market altogether. If we cannot access the commercial paper market, although we have committed backup lines in excess of our current outstanding commercial paper borrowings, we cannot assure you that it would not adversely affect our financial position. A downgrade in the credit ratings of our senior debt may also adversely affect the claims-paying ability or financial strength ratings of our insurance company subsidiaries.

Aon Corporation 2003

        The major rating agencies' ratings of our debt securities at December 31, 2003 appear in the table below. Standard and Poor's outlook on Aon is negative. Ratings from Moody's Investor Services and Fitch, Inc. are on stable outlook.

	Standard And Poor's	Moody's Investor Services	Fitch, Inc.
Senior long-term debt	A-	Baa2	A-
Commercial paper	A-2	P-2	F-2

        Aon's principal insurance underwriting subsidiaries are rated "A", with a stable outlook by A.M. Best for their claims paying ability.

Stockholders' Equity

        Stockholders' equity increased $603 million during 2003 to $4.5 billion, primarily reflecting:

  •
  $628 million of net income before preferred dividends

  •
  a $231 million (after tax) foreign exchange benefit

        These equity increases were partially offset by dividends paid to stockholders of $190 million.

        Accumulated other comprehensive loss decreased $93 million since December 31, 2002. Net foreign exchange losses improved by $231 million because of the weakening U.S. dollar against foreign currencies as compared to the prior year-end. Net derivative gains increased $28 million over year-end 2002. Net unrealized investment gains rose $20 million during 2003.

        During 2003, some of our defined benefit pension plans, particularly in the U.K., incurred losses due to reduced discount rates. Accounting principles generally accepted in the U.S. require a company to maintain, at a minimum, a liability on its balance sheet equal to the difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations. At year-end 2003, this increased pension obligation caused a $186 million (after-tax) reduction to stockholder's equity. We maintain the related pension plan assets in separate trust accounts; they are not part of our consolidated financial statements. This non-cash adjustment did not affect 2003 earnings.

        For 2004, we project:

  •
  our pension expense for our major defined benefit plans to be approximately $225 million. This expense was significantly affected by a lower discount rate.

  •
  cash contributions to the major defined benefit pension plans will be approximately $195 million.

        At December 31, 2003, stockholders' equity per share was $14.32, up from $12.56 at December 31, 2002, due principally to net income for 2003. Our total debt and preferred securities as a percentage of total capital is 33% at December 31, 2003, compared to 40% at year-end 2002.

Off Balance Sheet Arrangements

        We have various contractual obligations that are recorded as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts, are not recognized as liabilities in our consolidated financial statements but are required to be disclosed.

Aon Corporation 2003

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $90 million for taxes and other business obligations to third parties. We accrue amounts in our consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        We use special purpose entities and qualifying special purpose entities (QSPE), also known as special purpose vehicles, in some of our operations, following the guidance of FASB Statement No. 140 and other relevant accounting guidance.

Premium Financing

        Some of our special purpose vehicles were formed solely to purchase financing receivables and sell those balances to conduits owned and managed by third-party financial institutions. Subject to certain limitations, agreements allow us to sell to these conduit vehicles through December 2005. As of December 31, 2003, the maximum commitment contained in these agreements was $1.9 billion.

        Under the agreements, we sell the receivables to the conduits. Consequently, the conduits bear the credit risks on the receivables, subject to limited recourse in the form of credit loss reserves provided by our subsidiaries and which we guarantee. Under the guarantee provisions, our maximum cash requirement was approximately $75 million at December 31, 2003. The U.S. facility was renewed in July 2003 and the European facility was renewed in October 2003. The U.S. facility was increased by $100 million, and for both facilities, Aon's percentage guarantee was reduced, replaced by a collateral enhancement. We intend to renew these conduit facilities when they expire. If there are adverse bank, regulatory, tax or accounting rule changes, our access to the conduit facilities and special purpose vehicles would be restricted. These special purpose vehicles are not included in our consolidated financial statements.

PEPS I

        On December 31, 2001, we sold the vast majority of our LP portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company, owned by one of our subsidiaries (49%) and by a charitable trust, which we do not control, established for victims of the September 11th attacks (51%).

        PEPS sold approximately $171 million of investment grade fixed-maturity securities to unaffiliated third parties. It then paid our insurance underwriting subsidiaries the $171 million in cash and issued them an additional $279 million in fixed-maturity and preferred stock securities.

        Standard & Poor's Ratings Services rated the fixed-maturity securities our subsidiaries received from PEPS I as investment grade. As part of this transaction, the insurance companies must purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded LP commitments as they are requested. Approximately $20 million of these commitments were funded in 2003. As of December 31, 2003, the unfunded commitments amounted to $80 million. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        Based on the rating agencies' downgrades of Aon's credit ratings in October 2002 on Aon's senior debt, credit support agreements were purchased in January 2003 whereby $100 million of cash of one of our underwriting subsidiaries has been pledged as collateral for these commitments. This collateral has been reduced to $77 million at December 31, 2003.

Aon Corporation 2003

        If the insurance companies fail to purchase additional fixed-maturity securities as commitments are drawn down, we have guaranteed their purchase.

        Subsequent to closing the securitization, one of the insurance subsidiaries sold PEPS I fixed-maturity securities with a value of $20 million to Aon. The assets and liabilities and operations of PEPS I are not included in our consolidated financial statements.

        Aon has recognized other-than-temporary impairment writedowns equal to the original cost of one tranche, including $32 million in 2002 and $27 million in first quarter 2003. The preferred stock interest represents a beneficial interest in the securitized limited partnership investments. The fair value of the private preferred stock interests depends on the value of the limited partnership investments held by PEPS I. Management assesses other-than-temporary declines in the fair value below cost using a financial model that considers:

  •
  the value of the underlying limited partnership investments of PEPS I

  •
  the nature and timing of the cash flows from the underlying limited partnership investments of PEPS I.

Combined Global Funding

        In 1998, CICA, an Aon subsidiary, formed Combined Global Funding, LLC, a Cayman Islands-based special purpose entity (SPE), to issue notes to investors under a European Medium-Term Note Program (EMTN). The proceeds of the notes were used to purchase funding agreement policies issued by CICA. The contract terms of the funding agreement mirror the terms of the trust medium-term notes. Historically, the SPE has been consolidated by CICA based on the guidance in ARB 51 and EITF Topic D-14, with the EMTNs being classified as a policyholder liability in Aon's consolidated financial statements rather than notes payable, given that the liquidation preference of the underlying debt more closely resembled the characteristics of a policyholder liability. The interest expense on the EMTNs has been included in benefits to policyholders in the consolidated statements of income. The amounts of EMTNs outstanding at December 31, 2003 and 2002 were $50 million and $79 million, respectively. In 2005, the remaining outstanding EMTN and the corresponding funding agreement are scheduled to be redeemed.

        Upon the adoption of FIN 46, Aon has determined that the SPE is a VIE and CICA is not the primary beneficiary, because CICA does not have a variable interest in the SPE. As a result, CICA was required to deconsolidate the trust on December 31, 2003. There was no effect on the consolidated statements of financial position or income statements as a result of this deconsolidation, as the funding agreement liability between CICA and the SPE is now classified as a policyholder liability.

Contractual Obligations

        The following table:

  •
  summarizes our significant contractual obligations at December 31, 2003 and the future periods during which we expect to settle these obligations in cash.

  •
  reflects the timing of principal payments on outstanding borrowings.

Aon Corporation 2003

        Additional details about these obligations are provided in our footnotes to the financial statements as noted below.

	Payments due by period
(in millions)	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total
Long-Term Debt (note 8)	$318	$260	$262	$1,255	$2,095
Interest Expense on Long-Term Debt	134	216	175	1,176	1,701
Operating Leases (note 8)	354	586	408	877	2,225
Redeemable Preferred Stock (note 11) (1)	—	—	—	50	50
Other Policyholder Funds	—	58	—	—	58
Purchase Obligations	128	60	9	1	198
Other Long-Term Liabilities Reflected on the Consolidated Balance Sheet under GAAP	7	11	2	5	25

Total	$941	$1,191	$856	$3,364	$6,352

(1)
Shares are redeemable at the option of Aon or the holders beginning one year after the occurrence of a certain future event.

        We also have obligations with respect to our pension and other benefit plans. (See note 12 to our consolidated financial statements as well as our discussion on liquidity, above.)

Market Risk Exposures

        We are exposed to potential fluctuations in earnings, cash flows and the fair value of certain of our assets and liabilities due to changes in interest rates, foreign exchange rates and equity prices. In order to manage the risk arising from these exposures, we enter into a variety of derivative instruments. Aon does not enter into derivatives or financial instruments for trading purposes.

        The following discussion describes our specific exposures and the strategies used to manage these risks. A discussion of our accounting policies for financial instruments and derivatives is included in notes 1 and 14 to the consolidated financial statements.

        We are subject to foreign exchange rate risk from translating the financial statements of our foreign subsidiaries into U.S. dollars. Our primary exposures are to the British pound, the Euro, the Canadian dollar, and the Australian dollar. We use over-the-counter (OTC) options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of the financial statements of our foreign operations.

        Additionally, some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. Our U.K. subsidiary earns approximately 60% of its revenue in U.S. dollars but the majority of its expenses are incurred in pounds sterling. Our policy is to convert into pounds sterling sufficient U.S. dollar revenue to fund the subsidiary's pound sterling expenses using over-the-counter (OTC) options and forward exchange contracts. At December 31, 2003, we have hedged 80% of the U.K. subsidiaries' expected U.S. dollar transaction exposure for the next twelve months. We do not generally hedge exposures beyond three years.

Aon Corporation 2003

        The impact to 2003 and 2002 pretax income in the event of a hypothetical 10% adverse change in the respective quoted year-end exchange rates would not be material after consideration of derivative positions.

        The nature of the income of our businesses is affected by changes in international and domestic short-term interest rates. We monitor our net exposure to short-term interest rates and, as appropriate, hedge our exposure with various derivative financial instruments. A hypothetical, instantaneous parallel decrease in the period end yield curve of 100 basis points would cause a decrease, net of derivative positions, of $9 million and $14 million to 2003 and 2002 pretax income, respectively.

        The valuation of our fixed-maturity portfolio is subject to interest rate risk. A hypothetical 1% increase in long-term interest rates would decrease the fair value of the portfolio at December 31, 2003 and 2002 by approximately $90 million and $85 million, respectively. We have notes payable and preferred securities outstanding with a fair value of $2.3 billion and $2.4 billion at December 31, 2003 and 2002, respectively. This fair value was greater than the carrying value by $234 million and $36 million at December 31, 2003 and 2002, respectively. A hypothetical 1% decrease in interest rates would increase the fair value by approximately 7% and 6% at December 31, 2003 and 2002, respectively.

        The valuation of our marketable equity security portfolio is subject to equity price risk. If market prices were to decrease by 10%, the fair value of the equity portfolio would have a corresponding decrease of $4 million at December 31, 2003 compared to $6 million at December 31, 2002. At December 31, 2003 and 2002, there were no outstanding derivatives hedging the price risk on the equity portfolio.

        We have selected hypothetical changes in foreign currency exchange rates, interest rates and equity market prices in order to illustrate the possible impact of these changes; we are not predicting market events. We believe that these changes in rates and prices are reasonably possible over a one-year period.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        This report contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001.

Aon Corporation 2003

CONSOLIDATED STATEMENTS OF INCOME

(millions except per share data)	Years ended December 31	2003	2002	2001

	REVENUE
	Brokerage commissions and fees	$6,884	$6,187	$5,411
	Premiums and other	2,609	2,368	2,027
	Investment income (note 7)	317	252	213

	Total revenue	9,810	8,807	7,651

	EXPENSES
	General expenses (notes 4, 5 and 15)	7,123	6,459	5,729
	Benefits to policyholders	1,427	1,375	1,111
	Interest expense	101	124	127
	Amortization of intangible assets	63	54	158
	Unusual charges (credits) — World Trade Center (note 1)	(14)	(29)	158

	Total expenses	8,700	7,983	7,283

	INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX AND MINORITY INTEREST	1,110	824	368
	Provision for income tax (note 9)	411	304	145

	INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	699	520	223
	Minority interest, net of tax — Company-obligated mandatorily redeemable preferred capital securities (note 11)	(36)	(34)	(40)

	INCOME FROM CONTINUING OPERATIONS	663	486	183
	LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX (note 1)	(35)	(20)	(36)

	NET INCOME	$628	$466	$147

	NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS	$625	$463	$144

	BASIC NET INCOME PER SHARE:
	Income from continuing operations	$2.08	$1.72	$0.67
	Discontinued operations	(0.11)	(0.07)	(0.13)

	Net income	$1.97	$1.65	$0.54
	DILUTIVE NET INCOME PER SHARE:
	Income from continuing operations	$2.08	$1.71	$0.66
	Discontinued operations	(0.11)	(0.07)	(0.13)

	Net income	$1.97	$1.64	$0.53
	CASH DIVIDENDS PER SHARE PAID ON COMMON STOCK	$0.60	$0.825	$0.895

	DILUTIVE AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	317.8	282.6	272.4

See accompanying notes to consolidated financial statements.

Aon Corporation 2003

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(millions)	As of December 31	2003	2002

	ASSETS
	INVESTMENTS
	Fixed maturities at fair value	$2,751	$2,089
	Equity securities at fair value	42	62
	Short-term investments	3,815	3,835
	Other investments	716	600

	Total investments	7,324	6,586

	CASH	540	484
	RECEIVABLES
	Insurance brokerage and consulting services	8,607	8,430
	Other receivables	1,504	1,129

	Total receivables (net of allowance for doubtful accounts: 2003 — $187; 2002 — $177)	10,111	9,559

	CURRENT INCOME TAXES	84	124
	DEFERRED INCOME TAXES	524	689
	DEFERRED POLICY ACQUISITION COSTS	1,021	882
	GOODWILL
	(net of accumulated amortization: 2003 — $805; 2002 — $723)	4,509	4,099
	OTHER INTANGIBLE ASSETS
	(net of accumulated amortization: 2003 — $300; 2002 — $238)	176	225
	PROPERTY AND EQUIPMENT, NET	827	865
	OTHER ASSETS	1,911	1,821

	TOTAL ASSETS	$27,027	$25,334

See accompanying notes to consolidated financial statements.

Aon Corporation 2003

(millions)	As of December 31	2003	2002

	LIABILITIES AND STOCKHOLDERS' EQUITY
	INSURANCE PREMIUMS PAYABLE	$10,368	$9,904
	POLICY LIABILITIES
	Future policy benefits	1,396	1,310
	Policy and contract claims	1,609	1,251
	Unearned and advance premiums and contract fees	2,869	2,610
	Other policyholder funds	58	139

	Total policy liabilities	5,932	5,310
	GENERAL LIABILITIES
	General expenses	1,498	1,518
	Short-term borrowings	53	117
	Notes payable	2,095	1,671
	Other liabilities	2,533	2,167

	TOTAL LIABILITIES	22,479	20,687

	COMMITMENTS AND CONTINGENT LIABILITIES
	REDEEMABLE PREFERRED STOCK	50	50
	COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY THE COMPANY'S JUNIOR SUBORDINATED DEBENTURES	—	702
	STOCKHOLDERS' EQUITY
	Common stock — $1 par value
	Authorized: 750 shares; issued	336	333
	Paid-in additional capital	2,283	2,228
	Accumulated other comprehensive loss	(861)	(954)
	Retained earnings	3,679	3,251
	Treasury stock at cost (shares: 2003 — 22.4; 2002 — 22.7)	(784)	(794)
	Deferred compensation	(155)	(169)

	TOTAL STOCKHOLDERS' EQUITY	4,498	3,895

	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,027	$25,334

Aon Corporation 2003

CONSOLIDATED STATEMENTS OF CASH FLOWS

(millions)	Years ended December 31	2003	2002	2001

	CASH FLOWS FROM OPERATING ACTIVITIES
	Net income	$628	$466	$147
	Adjustments to reconcile net income to cash provided by operating activities
	Loss from discontinued operations, net of tax (note 1)	23	—	—
	Insurance operating assets and liabilities, net of reinsurance	305	335	(45)
	Amortization of intangible assets	63	54	158
	Depreciation and amortization of property, equipment and software	251	208	180
	Income taxes	75	34	(97)
	Special and unusual charges and purchase accounting liabilities (notes 4, 5 and 15)	17	(67)	24
	Valuation changes on investments and income on disposals	(116)	87	158
	Other receivables and liabilities — net	66	103	40

	CASH PROVIDED BY OPERATING ACTIVITIES	1,312	1,220	565

	CASH FLOWS FROM INVESTING ACTIVITIES
	Sale of investments
	Fixed maturities
	Maturities	153	162	120
	Calls and prepayments	83	137	100
	Sales	1,256	1,711	1,220
	Equity securities	31	351	379
	Other investments	8	61	272
	Purchase of investments
	Fixed maturities	(2,069)	(1,879)	(1,112)
	Equity securities	(1)	(46)	(227)
	Other investments	—	(27)	(347)
	Short-term investments — net	125	(678)	(633)
	Acquisition of subsidiaries	(56)	(111)	(107)
	Proceeds from sale of operations	48	—	—
	Property and equipment and other — net	(185)	(278)	(281)

	CASH USED BY INVESTING ACTIVITIES	(607)	(597)	(616)

	CASH FLOWS FROM FINANCING ACTIVITIES
	Issuance of common stock	—	607	—
	Retirement of preferred stock — net	—	(87)	—
	Treasury stock transactions — net	(6)	(10)	49
	Repayments of short-term borrowings — net	(77)	(163)	(395)
	Issuance of long-term debt	122	519	400
	Repayment of long-term debt	(430)	(547)	(148)
	Interest sensitive, annuity and investment-type contracts
	Deposits	—	—	20
	Withdrawals	(89)	(682)	(305)
	Cash dividends to stockholders	(190)	(233)	(241)

	CASH USED BY FINANCING ACTIVITIES	(670)	(596)	(620)

	EFFECT OF EXCHANGE RATE CHANGES ON CASH	21	18	(2)

	INCREASE (DECREASE) IN CASH	56	45	(673)
	CASH AT BEGINNING OF YEAR	484	439	1,112

	CASH AT END OF YEAR	$540	$484	$439

See accompanying notes to consolidated financial statements.

Aon Corporation 2003

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(millions)	Years ended December 31	2003	2002	2001

	Common Stock Balance at January 1	$333	$293	$264
	Issuance of stock (note 11)	—	37	—
	Issued for business combinations	—	1	28
	Issued for employee benefit plans	3	2	1

		336	333	293

	Paid-in Additional Capital Balance at January 1	2,228	1,654	706
	Issuance of stock (note 11)	—	570	—
	Business combinations (notes 4 and 11)	11	(18)	952
	Employee benefit plans	44	22	(4)

		2,283	2,228	1,654

	Accumulated Other Comprehensive Income (Loss) Balance at January 1	(954)	(535)	(377)
	Net derivative gains (losses)	28	22	(6)
	Net unrealized investment gains	20	42	30
	Net foreign exchange translation	231	69	(58)
	Net additional minimum pension liability adjustment	(186)	(552)	(124)

	Other comprehensive income (loss)	93	(419)	(158)

		(861)	(954)	(535)

	Retained Earnings Balance at January 1	3,251	3,021	3,127
	Net income	628	466	147
	Dividends to stockholders	(190)	(233)	(241)
	Loss on treasury stock reissued	(8)	(2)	(10)
	Employee benefit plans	(2)	(1)	(2)

		3,679	3,251	3,021

	Treasury Stock Balance at January 1	(794)	(786)	(118)
	Cost of shares acquired — non-cash exchange (notes 4 and 11)	—	—	(783)
	Cost of shares acquired	(5)	(13)	(5)
	Shares reissued at average cost	15	5	120

		(784)	(794)	(786)

	Deferred Compensation Balance at January 1	(169)	(182)	(214)
	Net issuance of stock awards	(35)	(13)	(3)
	Amortization of deferred compensation	49	26	35

		(155)	(169)	(182)

	Stockholders' Equity at December 31	$4,498	$3,895	$3,465

	Comprehensive Income (Loss)
	Net income	$628	$466	$147
	Other comprehensive income (loss) (note 3)	93	(419)	(158)

	Comprehensive income (loss)	$721	$47	$(11)

See accompanying notes to consolidated financial statements.

Aon Corporation 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Principles and Practices

Principles of Consolidation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of Aon Corporation and its majority-owned subsidiaries (Aon), except for the consolidated statement of financial position as of December 31, 2003, which includes the accounts of Aon Corporation and its majority-owned subsidiaries (excluding special-purpose entities ("VIEs") considered variable interest entities for which Aon is not the primary beneficiary).

        These statements include informed estimates and assumptions that affect the amounts reported. Actual results could differ from the amounts reported. All material intercompany accounts and transactions have been eliminated.

Segment Reporting

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services (previously called Insurance Brokerage and Other Services), Consulting and Insurance Underwriting. A fourth segment, Corporate and Other, when aggregated with the operating segments, and after the elimination of intersegment revenues, totals to the amounts included in the consolidated financial statements.

        In 2003, certain business units were reclassified among segments. Certain administration and marketing services relating to the insurance underwriting operations, previously included in the Risk and Insurance Brokerage Services segment, were reclassified into the Insurance Underwriting segment. The automotive finance servicing business, previously included in the Risk and Insurance Brokerage Services segment, was sold in fourth quarter 2003. Activity attributable to this business has been reflected as a discontinued operation.

        Certain amounts in prior years' consolidated financial statements relating to segments and discontinued operations have been reclassified to conform to the 2003 presentation.

Brokerage Commissions and Fees

        Commission income is recognized at the later of the billing or effective date of the policy. However, in circumstances where a binding order has been received before the end of the accounting period and coverage is effective, but processing has not yet occurred in the billing system due to timing, an accrual is recorded. Aon's policy for estimating allowances for return commissions on policy cancellations is to record an allowance based on a historical evaluation of cancellations as a percentage of related revenue. Certain life insurance commissions, commissions on premiums billed directly by insurance companies and certain other carrier compensation are generally recognized as income when received. Revenues may be recorded in advance of the cash receipts in cases where the amounts due to be received have been confirmed by the insurance company, or when Aon has sufficient information in its records to estimate amounts for premium based revenue accruals in accordance with agreements Aon has with insurance carriers. Commissions on premium adjustments are recognized as they occur.

        Fees for claims services, benefit consulting, human capital outsourcing, reinsurance services and other services are recognized when the services are rendered. Aon has entered into multiple year outsourcing arrangements with clients. Revenues received from these agreements are recorded on a

Aon Corporation 2003

gross basis, inclusive of amounts ultimately passed through to subcontractors, when Aon maintains the performance obligation, and are recorded ratably over the life of the contract.

        The portion of the revenues received on extended warranty contracts that are for the marketing, administration and servicing of those contracts are reported as earned consistent with the method used to earn the premium portion of those revenues, and revenues that represent administrative fee-for-service arrangements, for which Aon does not bear the underwriting risk, are earned as those services are performed. These fee-for-service arrangements include the marketing and servicing of extended warranty contracts on behalf of other companies and brokerage commissions for accident and health products placed with non-Aon insurance carriers. These revenues are reported in the Insurance Underwriting segment.

Premium Revenue

        For accident and health products, premiums are reported as earned in proportion to insurance protection provided over the period covered by the policies. For life products, premiums are recognized as revenue when due. For extended warranty products, premium revenues represent the portion of revenue from these contracts that are submitted to an Aon insurance carrier for coverage and are earned over the period of risk in proportion to the amount of insurance protection provided in accordance with FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises.

        For investment products, generally there is no requirement for payment of premium other than to maintain account values at a level sufficient to pay mortality and expense charges. Consequently, premiums for investment products are not reported as revenue, but as deposits. Policy fee revenue for investment products consists of charges for the cost of insurance, policy administration and surrenders assessed during the period. Expenses include interest credited to policy account balances and benefit claims incurred in excess of policy account balances.

Reinsurance

        Reinsurance premiums, commissions and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and benefits to policyholders ceded to other companies have been reported as a reduction of premium revenue and benefits to policyholders. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance receivables and prepaid reinsurance premium amounts are reported as assets.

Unusual Charges (Credits) — World Trade Center

        In 2001, Aon recorded pretax unusual charges of $158 million ($97 million after-tax or $0.35 per dilutive share), net of insurance and reinsurance recoveries, related to losses sustained as a result of the destruction of the World Trade Center on September 11, 2001 and the death of 175 employees. Costs incurred included $33 million of destroyed depreciable assets at net book value, $40 million for salaries and benefits for deceased and injured employees and other costs, and a $10 million commitment to the Aon Memorial Education fund to support the educational needs of the children of Aon employees who were victims of the September 11th attacks. Offsetting these expenses were estimated insurance recoveries of $60 million as of fourth quarter 2001. These costs also included $192 million of insurance benefits paid by Aon's Combined Insurance Company of America subsidiary (CICA) under life insurance policies issued for the benefit of deceased employees, which were partially offset by

Aon Corporation 2003

reinsurance recoveries of $147 million, resulting in a net charge of $45 million. Reinsurers have disputed their liability as to approximately $90 million of reinsurance recoveries under a Business Travel Accident (BTA) policy issued by CICA to cover U.S.-based employees of subsidiaries of Aon, and legal actions were filed by both parties. In fourth quarter 2001, Aon recorded a pretax $90 million allowance for a potentially uncollectible receivable related to this dispute. In September 2002, CICA's New York action with respect to the BTA policy was dismissed by the trial court for lack of subject matter jurisdiction, and in August 2003 the U.S. Court of Appeals affirmed the dismissal. CICA immediately filed its action in Chicago, Illinois, but this action was dismissed in January 2004. Litigation in the U.K. continues.

        During November 2002, a partial settlement was reached with Aon's property insurance carriers pertaining to reimbursement for depreciable assets destroyed. This settlement resulted in a pretax credit of $29 million, which is reported as an Unusual credit — World Trade Center in the 2002 consolidated statement of income.

        In order to resume business operations and minimize the loss caused by the World Trade Center disaster, Aon secured temporary office space in Manhattan. Subsequently, permanent space was leased and, during first quarter 2003, Aon assigned this temporary space to another company. The costs relating to this assignment were $46 million pretax in 2003. In fourth quarter 2003, Aon reached a final settlement of approximately $200 million for its overall World Trade Center property insurance claim. A cash payment of approximately $92 million was received during fourth quarter 2003, in addition to the $108 million already collected in prior years. This settlement resulted in a pretax gain of $60 million. This gain, and the $46 million expense discussed above, are combined and reported as a $14 million Unusual credit — World Trade Center in the 2003 consolidated statement of income.

Automotive Finance Servicing Business

        In third quarter 2003, Aon decided to sell its automobile finance servicing business, which had been in run-off since first quarter 2001 (see note 5). The sale was completed in fourth quarter 2003 for proceeds of approximately $18 million. Operating results from prior periods attributable to this unit have been reclassified as discontinued operations. Revenues of this business were $13 million, $15 million and $25 million for 2003, 2002 and 2001, respectively. The revenues and expenses were reported on a net basis in the consolidated statements of income and were net of tax benefits of $20 million, $11 million and $23 million in 2003, 2002 and 2001, respectively. Included in the loss from discontinued operations in 2003 is a pretax loss from operations of $32 million and a loss from the revaluation of the business of $23 million. Assets and liabilities of this business, reflected in other assets and other liabilities in the 2002 consolidated statements of financial position, were $107 million and $38 million, respectively.

Income Tax

        Deferred income tax has been provided for the effect of temporary differences between financial reporting and tax bases of assets and liabilities and has been measured using the enacted marginal tax rates and laws that are currently in effect. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Income Per Share

        Basic income per share is computed based on the weighted-average number of common shares outstanding, excluding any dilutive effects of stock options and awards. Net income available for

Aon Corporation 2003

common stockholders is net of all preferred dividends. Dilutive income per share is computed based on the weighted-average number of common shares outstanding plus the dilutive effect of stock options and awards. The dilutive effect of stock options and awards is calculated under the treasury stock method using the average market price for the period. Certain common stock equivalents related to options were not included in the computation of diluted income per share because those options' exercise price was greater than the average market price of the common shares. The number of options excluded from the calculation were 24 million in 2003 and 2002 and 4 million in 2001. Aon's 3.5% convertible debt securities may be converted into a maximum of 14 million shares of Aon common stock. These shares have not been included in the computation of diluted income per share because the circumstances which would trigger the conversion have not yet occurred. (See note 8 for further information). Income per share is calculated as follows:

(millions except per share data)	2003	2002	2001
Income from continuing operations	$663	$486	$183
Loss from discontinued operations, net of tax	(35)	(20)	(36)

Net income	628	466	147
Redeemable preferred stock dividends	(3)	(3)	(3)

Net income for dilutive and basic	$625	$463	$144

Basic shares outstanding	317	281	269
Common stock equivalents	1	2	3

Dilutive potential common shares	318	283	272

Basic net income per share:
Income from continuing operations	$2.08	$1.72	$0.67
Discontinued operations	(0.11)	(0.07)	(0.13)

Net income	$1.97	$1.65	$0.54

Dilutive net income per share:
Income from continuing operations	$2.08	$1.71	$0.66
Discontinued operations	(0.11)	(0.07)	(0.13)

Net income	$1.97	$1.64	$0.53

Stock Compensation Plans

        Aon applies Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option plan as the exercise price of the options equaled the market price of the stock at the date of grant. Compensation expense has been recognized for stock awards based on the market price at the date of the award.

Aon Corporation 2003

        The following table illustrates the effect on net income and earnings per share if Aon had applied the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(millions, except per share data) Years ended December 31		2003	2002	2001
Net income, as reported		$628	$466	$147
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	31	14	19
Deduct:	Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	55	37	29

Proforma net income		$604	$443	$137

Net income per share:
Basic
	As reported	$1.97	$1.65	$0.54
	Pro forma	1.89	1.57	0.51
Dilutive
	As reported	1.97	1.64	0.53
	Pro forma	1.89	1.56	0.50

        The fair value per share of options and awards granted is estimated as $3.59 and $18.33 in 2003, $6.21 and $28.54 in 2002, and $8.66 and $29.78 in 2001, respectively, on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2003	2002	2001
Dividend yield	2.3%	2.25%	2.0%
Expected volatility	23.4%	21.1%	27.8%
Risk-free interest rate	2.9%	4.3%	6.0%
Expected term life beyond vesting date (in years):
Stock options	1.0	0.96	1.06
Stock awards	—	—	—

        The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

        The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in FASB Statement No. 123 has not been applied to options and awards granted prior to January 1995.

Investments

        Short-term investments include certificates of deposit and highly liquid debt instruments purchased with maturities of up to one year (generally three months or less) and money market funds and are carried at cost, which approximates fair value.

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        Fixed-maturity securities are available for sale and are carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and the accretion of discounts to maturity that are included in investment income.

        Marketable equity securities that are held directly are carried at fair value.

        Mortgage loans and policy loans are generally carried at cost or unpaid principal balance.

        Private equity investments are generally carried at cost, which approximates fair value, except where Aon has significant influence, in which case they are carried under the equity method.

        Unrealized gains and temporary unrealized losses on fixed maturities and directly-held equity securities are excluded from income and are recorded directly to stockholders' equity in accumulated other comprehensive income or loss, net of deferred income taxes.

        Endurance common stock and warrants — In December 2001, Aon's underwriting subsidiaries invested $227 million in Endurance Specialty Holdings, Ltd. (Endurance), formerly known as Endurance Specialty Insurance Ltd., a Bermuda-based insurance and reinsurance company formed to provide additional underwriting capacity to commercial property and casualty insurance and reinsurance clients. The investment in Endurance is carried under the equity method, and is included in Other Investments in the consolidated statements of financial position. As of December 31, 2003, the carrying value of Aon's common stock investment in Endurance was $298 million, representing approximately 11.3 million shares. In conjunction with this common stock investment, Aon's underwriting subsidiaries also received approximately 4 million stock purchase warrants which allow Aon to purchase additional Endurance common stock through December 2011. These warrants meet the definition of a derivative as described in Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires them to be recorded in the financial statements at fair value, with changes in fair value recognized in earnings on a current basis.

        Through December 31, 2002, these warrants had been carried at zero value, which approximated their original cost. In first quarter 2003, Endurance completed its initial public offering, which provided a market value for the underlying shares and removed much of the uncertainty regarding the fair value of Endurance and the warrants. With the assistance of an independent third party, Aon has valued the warrants using the Black-Scholes pricing model and has determined that the warrants had a fair value of approximately $80 million as of December 31, 2003.

        The valuation assumptions used in the model at December 31, 2003 were as follows:

•	Maturity (in years)	7.96
•	Spot Price	$30.50
•	Risk Free Interest Rate	4.50%
•	Dividend Yield	0.00%
•	Volatility	24%
•	Exercise Price	$15.96

        The model assumes: the warrants are "European-style," which means that they are valued as if the exercise can only occur on the expiration date; the spot and exercise prices are reduced by expected future dividends; and the dividend remains unchanged during the period the warrants are outstanding. Although Endurance currently pays a dividend, a zero dividend yield is used in the Endurance warrants valuation since the value of future dividend payments have been reflected in the spot and exercise price used in the valuation.

Aon Corporation 2003

        The $80 million (pretax) increase in value during 2003 was recognized as investment income in the Corporate and Other segment. The future value of the warrants may vary considerably from the value at December 31, 2003 due to the price movement of the underlying shares, as well as the passage of time and changes in other factors that are employed in the valuation model.

        Limited partnership investments are carried under the equity method. Certain of the limited partnerships in which Aon invests have holdings in publicly-traded equities. Changes in market value of these indirectly-held equities flow through the limited partnerships' financial statements. Aon's ownership share of these valuation changes is included in Aon's Corporate and Other segment revenue.

        PEPS I — In December 2001, Aon securitized $450 million of limited partnership investments, plus associated limited partnership commitments, via a sale to Private Equity Partnership Structures I, LLC (PEPS I). Aon received $171 million in cash plus $279 million of newly-issued fixed maturity and preferred stock securities of PEPS I. The underlying equity in the limited partnerships was the basis for determining the fair value of the cash and securities received in the securitization. No significant management assumptions were used in determining the fair value of the cash and securities received in the securitization or the value at December 31, 2003 or 2002. At December 31, 2003, a 10% or 20% decrease in the underlying equity of the limited partnerships would have resulted in a decrease in the value of the preferred stock securities owned by $37 million and $75 million, respectively.

        General — Income or loss on disposal of any securities held is computed using the specific costs of the securities sold and is reported as investment income in the consolidated statements of income.

        Declines in the fair value of invested assets below cost are evaluated for other-than-temporary impairment losses on a quarterly basis. Impairment losses for declines in value of fixed-maturity investments and equity securities below cost attributable to issuer-specific events are based upon all relevant facts and circumstances for each investment and are recognized when appropriate in accordance with Staff Accounting Bulletin (SAB) 59, FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and related guidance. For fixed-maturity investments with unrealized losses due to market conditions or industry-related events where Aon has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery or to maturity, declines in value below cost are assumed to be temporary.

        Aon's policy for equity securities is to recognize impairment losses on specific securities that have had continuous material unrealized losses for more than three consecutive quarters, or less due to market conditions or industry-related events.

        Reserves for certain other investments are established based on an evaluation of the respective investment portfolio and current economic conditions. Write-downs and changes in reserves are included in investment income in the consolidated statements of income. In general, Aon ceases to accrue investment income when interest or dividend payments are in arrears.

        Accounting policies relating to derivative financial instruments are discussed in note 14.

Cash

        Cash includes time deposits.

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Allowance for Doubtful Accounts

        Aon's policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other qualitative and quantitative analyses.

Deferred Policy Acquisition Costs

        Costs of acquiring new and renewal insurance underwriting business, principally the excess of new commissions over renewal commissions, underwriting and sales expenses that vary with, and are primarily related to, the production of new business, are deferred and reported as assets. For long-duration life and health products, amortization of deferred policy acquisition costs is related to, and based on, the expected premium revenues of the policies. In general, amortization is adjusted to reflect current withdrawal experience. Expected premium revenues are estimated by using the same assumptions used in estimating future policy benefits. For extended warranty and short- duration health insurance, costs of acquiring and renewing business are deferred and amortized as the related premiums and contract fees are earned.

Intangible Assets

        Prior to January 1, 2002, goodwill relating to business acquisitions had been amortized into income over periods not exceeding 40 years using the straight-line method. Goodwill related to acquisitions made after June 30, 2001 has not been amortized. Beginning in January 2002, goodwill has not been amortized but instead has been tested for impairment annually. See Accounting and Disclosure Changes for further information. The cost of other intangible assets is being amortized over a range of 2 to 10 years with a weighted-average original life of 8.2 years.

        As required by Statement No. 142, Aon assesses the recoverability of its intangible assets through an analysis of expected future cash flows.

Property and Equipment

        Property and equipment are generally depreciated using the straight-line method over their estimated useful lives. Included in this category is internal use software, which is software that is acquired, internally developed or modified solely to meet internal needs, with no plan to market externally. Costs related to directly obtaining, developing or upgrading internal use software are capitalized. These costs are generally amortized using the straight-line method over a range of 1 to 8 years. The weighted-average original life of Aon's software at December 31, 2003 is 4.6 years.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate fair values for financial instruments:

        Cash and cash equivalents, including short-term investments:    Carrying amounts approximate fair value.

        Fixed-maturity and equity securities:    Fair value is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services.

        Derivative financial instruments:    Fair value is based on quoted prices for exchange-traded instruments or the cost to terminate or offset with other contracts.

Aon Corporation 2003

        Other investments are comprised of Aon's investment in Endurance common stock and warrants, mortgage loans, policy loans, private equity investments and limited partnerships.

  Endurance common stock:    Aon's investment in Endurance common stock is accounted for on the equity method. Accordingly, its carrying value ($298 million at December 31, 2003) is determined by adjusting the initial cost of the investment with Aon's share of Endurance's net income and unrealized gains or losses since acquisition. Shares of Endurance common stock are publicly traded and quoted market prices are available. Based on the December 31, 2003 quoted market price of $33.55 per share (NYSE:ENH), Aon's investment in Endurance has a fair market value of $380 million. Aon carries Endurance on the equity method due to its influence on Endurance's board of directors and various board committees.

  Endurance warrants:    Fair value is determined with the assistance of an independent third party using the Black-Scholes pricing model.

  Mortgage loans and policy loans:    Fair value is estimated using discounted cash flow analysis, using interest rates currently being offered for similar loans to borrowers with similar credit ratings.

  Private equity investments and limited partnerships:    Carrying amounts approximate fair value, as it is generally not practical to estimate fair value without incurring excessive costs.

        Deposit-type contracts:    Fair value is estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

        Notes payable:    Fair value is based on quoted market prices for the publicly-traded portion and on estimates using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements for the nonpublicly-traded portion.

Future Policy Benefits, Policy and Contract Claims, Unearned Premiums and Contract Fees

        Future policy benefit liabilities on life, accident and health products have been provided on the net level premium method. The liabilities are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations. Interest assumptions are graded and range from 2% to 6% at December 31, 2003. Withdrawal assumptions are based principally on insurance subsidiaries' experience and vary by plan, year of issue and duration.

        Policy and contract claim liabilities represent estimates for reported claims, as well as provisions for losses incurred, but not yet reported. These claim liabilities are based on historical experience and are estimates of the ultimate amount to be paid when the claims are settled. The estimates are subject to the effects of trends in claim severity and frequency. The process of estimating and establishing policy and contract liabilities is inherently uncertain and the actual ultimate cost of a claim may vary materially from the estimated amount reserved. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

        Unearned premiums and contract fees generally are calculated using the pro rata method based on gross premiums. However, in the case of extended warranty and credit life and disability products, the unearned premiums and contract fees are calculated such that the premiums and contract fees are earned over the period of risk in a reasonable relationship to anticipated claims.

Aon Corporation 2003

Foreign Currency Translation

        Foreign revenues and expenses are translated at average exchange rates. Foreign assets and liabilities are translated at year-end exchange rates. Net foreign exchange gains and losses on translation are generally reported in stockholders' equity, in accumulated other comprehensive income or loss, net of deferred income tax. The effect of exchange rate changes on the consolidated statements of income, after consideration of derivative hedging, was approximately $0.13 per diluted and basic share in 2003. For 2002 and 2001 it was insignificant.

Accounting and Disclosure Changes

        In June 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 superceded Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and amended or superceded a number of interpretations of APB No. 16. Certain purchase accounting guidance in APB No. 16, as well as certain of its amendments and interpretations, have been carried forward. The statement eliminated the pooling of interests method of accounting for business combinations. It also changed the criteria to recognize intangible assets apart from goodwill. The requirements of Statement No. 141 were effective for any business combination accounted for by the purchase method that was completed after June 30, 2001. Statement No. 142 supercedes APB No. 17, Intangible Assets. Under Statement No. 142, goodwill is no longer amortized but is reviewed annually for impairment, or more frequently if impairment indicators arise. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The amortization provisions of Statement No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill acquired prior to July 1, 2001, amortization was discontinued effective as of January 1, 2002. Reported goodwill amortization was $118 million for the year ended December 2001.

        In accordance with Statement No. 141, other intangible assets which resulted from acquisitions made prior to July 1, 2001, that did not meet the criteria for recognition apart from goodwill (as defined by Statement No. 141) were to be classified as goodwill upon adoption of the statement. Accordingly, Aon reclassified $287 million of these intangibles, net of accumulated amortization, to goodwill as of January 1, 2002. In addition, Aon re-examined the useful lives of all intangibles in accordance with Statement No. 142. Reported amortization expense for all other intangibles was $63 million, $54 million and $40 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        In 2001, the FASB issued Emerging Issues Task Force (EITF) No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. This EITF required companies to reflect reimbursements received for out-of-pocket expenses incurred as revenue and the corresponding obligation as expense, in the consolidated statements of income.

        In 2002, Aon netted payments of reimbursable expenses against revenue due to the immaterial amount of out-of-pocket expenses incurred. Aon adopted the provisions of EITF No. 01-14 beginning in first quarter 2003. This change had no impact on pretax income, but increased both 2003 revenue and expense by $33 million.

        In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 supercedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a

Aon Corporation 2003

Restructuring). Statement No. 146 was effective January 1, 2003. This Statement did not have a material impact on Aon's consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). Guarantees meeting the characteristics described in FIN 45 are required to be initially recorded at fair value, which is different from the general current practice of recording a liability only when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, Accounting for Contingencies. FIN 45's disclosure requirements are applicable for each guarantee, or each group of similar guarantees, even if the likelihood of the guarantor having to make payments is remote.

        FIN 45's disclosure requirements were effective for financial statements ending after December 15, 2002. Aon's disclosures may be found in note 14. FIN 45's initial recognition and initial measurement provisions were applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Implementation of this Interpretation did not have a material impact on Aon's consolidated financial statements.

        In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Statement No. 148 amends Statement No. 123 to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements.

        Aon adopted the disclosure requirements of Statement No. 148 effective with its 2002 Annual Report. Aon is evaluating its position regarding its accounting for stock-based compensation based on recent FASB initiatives.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying VIEs and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

        In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

        FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE ("a variable interest holder") is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46

Aon Corporation 2003

also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

        FIN 46 was effective immediately for VIEs created after January 31, 2003. The provisions of FIN 46, as revised, were adopted as of December 31, 2003 for Aon's interests in VIEs that are special purpose entities (SPEs). Aon expects to adopt the provisions of FIN 46 for Aon's variable interests in all VIEs as of March 31, 2004, which is not expected to have a material effect on the consolidated financial statements.

        In January 1997, Aon created Aon Capital A, a wholly-owned statutory business trust, for the purpose of issuing mandatorily redeemable preferred capital securities (Capital Securities). The sole asset of Aon Capital A is a $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures due January 1, 2027. The Capital Securities are categorized in the December 31, 2002 consolidated statement of financial position as "Company-Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely Aon's Junior Subordinated Debentures." (See Note 11).

        Aon has determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate the Trust based on the provisions of FIN 46 on December 31, 2003. As a result of the deconsolidation, Company-Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely Aon's Junior Subordinated Debentures decreased by $702 million, completely offset by an increase in notes payable and other receivables of $726 million and $24 million, respectively, as of December 31, 2003. There was no effect on net income or consolidated stockholders' equity as a result of this deconsolidation. Prior periods were not restated.

        In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The intent of this Statement is more consistent reporting of contracts as either freestanding derivative instruments subject to Statement No. 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. Statement No. 149 amends Statement No. 133 as a result of (1) decisions previously made as part of the Derivatives Implementation Group (DIG) process, (2) changes made in connection with other FASB projects dealing with financial instruments, and (3) deliberations in connection with issues raised in relation to the application of the definition of a derivative.

        Statement No. 149 was effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. Provisions of Statement No. 149 that represent the codification of previous DIG decisions are already effective. This Statement did not have a material impact on Aon's consolidated financial statements.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity.

        Statement No. 150 must be applied immediately to instruments entered into or modified after May 15, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. In October 2003, the FASB indefinitely deferred the application of certain portions of Statement No. 150. The adoption of the provisions of Statement No. 150 that became effective in 2003 did not have a material impact on Aon's consolidated financial statements. The remaining provisions of Statement No. 150, when they become effective, are not

Aon Corporation 2003

expected to have a material impact on Aon's consolidated financial statements. Aon's $50 million redeemable preferred stock will be reclassed to liabilities after the occurrence of a certain future event.

        In December 2003, the FASB issued Statement No. 132 (revised 2003), Employers' Disclosures about Pension and Other Postretirement Benefits. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement of recognition provisions of FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in the original FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information is to be provided separately for pension plans and for other postretirement benefit plans.

        The provisions of the original Statement 132 remain in effect until the provisions of the revised Statement are adopted. Except as noted below, the revised Statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by the revised Statement are effective for interim periods beginning after December 15, 2003. The additional disclosure of information about foreign plans required by the revised statement is effective for fiscal years ending after June 15, 2004. In addition, disclosure of the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter is effective for fiscal years ending after June 15, 2004.

        Aon adopted the disclosure requirements for its domestic plans effective with its 2003 Form 10-K. Aon will adopt the interim-period disclosures effective with its first quarter 2004 Form 10-Q, and the disclosures about its foreign plans will be included with its 2004 Form 10-K.

Reclassification

        Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the 2003 presentation.

Aon Corporation 2003

2.     Goodwill and Other Intangible Assets

        In accordance with FASB Statement No. 142, Aon's goodwill is no longer amortized. Goodwill and other intangible assets are allocated to various reporting units, which are either its operating segments or one reporting level below the operating segment. In 2001 and prior years, goodwill amortization was systematically expensed in the Corporate and Other segment. Statement No. 142 requires Aon to compare the fair value of the reporting unit to its carrying value on an annual basis to determine if there is potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value at the valuation date, an impairment loss would be recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than the recorded amount of goodwill. Fair value is estimated based on various valuation metrics.

        In first quarter 2002, Aon completed its initial impairment review that indicated that there was no impairment as of January 1, 2002. In both the fourth quarter 2003 and 2002, Aon completed its annual impairment review that affirmed there was no impairment as of October 1 (the annual evaluation date).

        A reconciliation of net income for the year ended December 31, 2001 to adjusted net income had Statement No. 142 and the reclassification provisions of Statement No. 141 been applicable for all periods presented follows.

	Year Ended December 31, 2001
(millions, except per share data)	Amount	Basic Net Income Per Share	Dilutive Net Income Per Share
Reported net income	$147	$0.54	$0.53
Add back amortization (net of tax):
Goodwill	104	0.38	0.38
Intangible assets reclassified to goodwill	10	0.04	0.04
Less amortization (net of tax):
Other intangible assets — change in amortization periods	(5)	(0.02)	(0.02)

	$256	$0.94	$0.93

Aon Corporation 2003

        The changes in the net carrying amount of goodwill for the years ended December 31, 2003 and 2002, respectively, are as follows:

(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Total
Balance as of December 31, 2002	$3,487	$372	$240	$4,099
Goodwill acquired during the period	60	1	—	61
Foreign currency revaluation	339	8	2	349

Balance as of December 31, 2003	$3,886	$381	$242	$4,509

Balance as of December 31, 2001	$3,239	$366	$237	$3,842
Goodwill acquired during the period	58	5	—	63
Foreign currency revaluation	190	1	3	194

Balance as of December 31, 2002	$3,487	$372	$240	$4,099

        Intangible assets are classified into three categories:

  •
  "Customer Related and Contract Based" include client lists as well as non-compete covenants;

  •
  "Present Value of Future Profits" represents the future profits of purchased books of business of the insurance underwriting subsidiaries; and

  •
  "Marketing, Technology and Other" are all other purchased intangibles not included in the preceding categories.

        Amortizable intangible assets by asset class follow:

(millions)	Customer Related and Contract Based	Present Value of Future Profits	Marketing, Technology and Other	Total
As of December 31, 2003
Gross carrying amount	$223	$87	$166	$476
Accumulated amortization	163	50	87	300

Net carrying amount	$60	$37	$79	$176

As of December 31, 2002
Gross carrying amount	$225	$76	$162	$463
Accumulated amortization	148	24	66	238

Net carrying amount	$77	$52	$96	$225

        Amortization expense for amortizable intangible assets for the years ending December 31, 2004, 2005, 2006, 2007 and 2008 is estimated to be $53 million, $46 million, $37 million, $14 million and $11 million, respectively.

Aon Corporation 2003

3.     Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) and the related tax effects are as follows:

Year ended December 31, 2003 (millions)	Amount Before Taxes	Income Tax (Expense) Benefit	Amount Net of Taxes
Net derivative gains arising during the year	$68	$(27)	$41
Reclassification adjustment	(22)	9	(13)

Net derivative gains	46	(18)	28
Unrealized holding gains arising during the year	31	(11)	20
Reclassification adjustment	—	—	—

Net unrealized investment gains	31	(11)	20
Net foreign exchange translation	379	(148)	231
Net additional minimum pension liability adjustment	(225)	39	(186)

Total other comprehensive income	$231	$(138)	$93

        In 2003, the pretax amount of $225 million for net additional minimum pension liability adjustment includes $(4) million related to the defined benefit pension plans in Canada.

Year ended December 31, 2002 (millions)	Amount Before Taxes	Income Tax (Expense) Benefit	Amount Net Of Taxes
Net derivative gains arising during the year	$33	$(13)	$20
Reclassification adjustment	3	(1)	2

Net derivative gains	36	(14)	22
Unrealized holding gains arising during the year	31	(12)	19
Reclassification adjustment	38	(15)	23

Net unrealized investment gains	69	(27)	42
Net foreign exchange translation	113	(44)	69
Net additional minimum pension liability adjustment	(876)	324	(552)

Total other comprehensive loss	$(658)	$239	$(419)

Aon Corporation 2003

        In 2002, the pretax amount of $876 million for net additional minimum pension liability adjustment includes $30 million related to the defined benefit pension plans in Canada, recognized for the first time in 2002.

Year ended December 31, 2001 (millions)	Amount Before Taxes	Income Tax (Expense) Benefit	Amount Net of Taxes
Net derivative losses arising during the year	$(6)	$2	$(4)
Reclassification adjustment	(4)	2	(2)

Net derivative losses	(10)	4	(6)
Unrealized holding losses arising during the year	(9)	3	(6)
Reclassification adjustment	59	(23)	36

Net unrealized investment gains	50	(20)	30
Net foreign exchange translation	(95)	37	(58)
Net additional minimum pension liability adjustment	(203)	79	(124)

Total other comprehensive loss	$(258)	$100	$(158)

        The components of accumulated other comprehensive loss, net of related tax, are as follows:

(millions) As of December 31	2003	2002	2001
Net derivative gains	$50	$22	$—
Net unrealized investment gains (losses)	20	—	(42)
Net foreign exchange translation	(25)	(256)	(325)
Net additional minimum pension liability	(906)	(720)	(168)

Accumulated other comprehensive loss	$(861)	$(954)	$(535)

Aon Corporation 2003

4.     Business Combinations

Acquisitions

        In 2003, Aon completed several immaterial acquisitions, mostly related to the insurance brokerage operations. In these transactions, Aon paid an aggregate of approximately $56 million in cash and $8 million in common stock. Internal funds, short-term borrowings and common stock financed the acquisitions. Goodwill of approximately $45 million and other intangible assets of approximately $11 million, accounted for on a preliminary basis, resulted from these acquisitions.

        In 2002, Aon completed several immaterial acquisitions, mostly related to the insurance brokerage operations. In these transactions, Aon paid an aggregate of approximately $111 million in cash and $3 million in common stock. Internal funds, short-term borrowings and common stock financed the acquisitions. Goodwill of approximately $51 million and other intangible assets of approximately $48 million resulted from these acquisitions.

        In 2001, Aon acquired ASI Solutions Incorporated (ASI), a worldwide provider of human resource outsourcing and compensation consulting services, and First Extended, Inc. (FEI), an underwriter and administrator of automotive extended warranty products, and certain other insurance brokerage and consulting operations. In these transactions, Aon paid an aggregate of approximately $107 million in cash and $197 million in common stock. Internal funds, short-term borrowings and common stock financed the acquisitions. Goodwill of approximately $282 million and other intangible assets of approximately $72 million, resulted from these acquisitions.

        In July 2001, Aon acquired the common stock of two entities controlled by Aon's Chairman and Chief Executive Officer. The acquisition was financed by the issuance of approximately 22.4 million shares of Aon common stock. The two acquired entities owned, in the aggregate, approximately 22.4 million shares of Aon common stock, which are included in treasury stock, and had additional net assets, net of expenses, totaling $5 million. This transaction did not have a material effect on Aon's total assets, liabilities or stockholders' equity.

        The results of operations of these acquisitions, all of which were accounted for by the purchase method, are included in the consolidated financial statements from the dates they were acquired. Pro forma results of these acquisitions are not materially different from reported results.

Restructuring charges

        In 2003, Aon made payments of $10 million on restructuring charges and purchase accounting liabilities related to business combinations.

        In 1996 and 1997, Aon recorded pretax special charges for restructuring Aon's brokerage operations as a result of the acquisition of Alexander & Alexander Services, Inc. (A&A), as well as restructuring the A&A and Bain Hogg brokerage operations. As of December 31, 2003, all termination benefits have been paid. The remaining liability of $40 million is for lease abandonments and other exit costs, and is being paid out over several years as planned.

Aon Corporation 2003

        The following table sets forth the activity related to these liabilities:

(millions)
Balance at December 31, 2000	$78
Cash payments in 2001	(19)
Foreign currency revaluation	(1)

Balance at December 31, 2001	58
Cash payments in 2002	(11)
Foreign currency revaluation	4

Balance at December 31, 2002	51
Cash payments in 2003	(14)
Foreign currency revaluation	3

Balance at December 31, 2003	$40

        All of Aon's unpaid liabilities relating to acquisitions are reflected in general expense liabilities in the consolidated statements of financial position.

Aon Corporation 2003

5.     Business Transformation Plan

        In fourth quarter 2000, after final approval by its Board of Directors, Aon began a comprehensive business transformation plan designed to enhance client service, improve productivity through process redesign, and accelerate growth. Costs of the plan include special charges and transition costs. In connection with the overall plan and strategic initiatives, Aon recorded total net expenses of $294 million of which $6 million of income, $218 million of expenses and $82 million of expenses were recorded in 2002, 2001 and 2000, respectively, and are reflected in general expenses in the consolidated statements of income.

        In 2000, expenses included costs related to termination benefits of $54 million, covering notification to 750 employees. Other costs to exit an activity of $6 million were incurred, which included $2 million for abandoned leases and $4 million for direct costs necessary to complete portions of the business transformation plan, cash settlement necessary to exit contractual obligations and other costs. Other expenses of $22 million were also recorded in 2000, including fixed asset impairments of $20 million (of which $16 million related to information systems assets), as well as $2 million of other costs.

        For 2001, expenses included costs related to termination benefits of $109 million, covering notification to 3,150 employees. Other costs to exit an activity of $21 million were incurred, which included $10 million for abandoned leases and $11 million for direct costs necessary to complete portions of the business transformation plan and cash settlements necessary to exit contractual obligations.

        Other expenses of $88 million were recorded in 2001. Aon's automotive finance servicing business, which was sold in fourth quarter 2003 (see note 1), had acted as a servicing agent for a limited partnership affiliated with automobile dealerships to provide auto financing to dealerships on a cooperative basis through various financing conduit facilities. This subsidiary also had a general partnership interest in the limited partnership. Continued competition from financing provided by the financing arms of automobile manufacturers caused Aon to evaluate whether it wished to continue in this servicing partner relationship. In first quarter 2001, Aon elected to cease servicing new business and run off its existing service obligation. The limited partnership affiliated with automobile dealerships established allowances for uncollectible loan balances. In conjunction with the decision to discontinue new auto financing receivables, the limited partners are not obligated to contribute additional capital beyond what they have already provided for any shortfall in the reserves for their individual book of business. Aon was required to fund any shortfalls in accordance with Aon's limited recourse to the funding facility arranged by the servicing agent. The servicing agent estimated the liability that Aon would have for the existing shortfall at the time Aon decided to discontinue new auto loan financing under the facility. Aon recorded a charge to establish this obligation in accordance with FASB Statement No. 5, which amounted to an expense of $44 million. For the year 2000, the last full year of operation, these servicing operations, which were reclassed to discontinued operations, generated revenue of $42 million and pretax income of $3 million.

        During 2001, Aon exited four other joint venture operations as a part of its business transformation process. The total cost to exit these four joint ventures was $12 million. Additional expenses in 2001 included a provision of $14 million for discontinuing supplemental accident and health insurance business operations in Mississippi. The expense included severance costs and expenses associated with the reassignment of agents, as well as estimated costs for resolving asserted and unasserted claims and suits. A $5 million expense was recorded relating to the write-down of certain

Aon Corporation 2003

agent receivables in conjunction with the restructuring of a worksite marketing agent commission pay structure and operations.

        Further fixed asset impairments of $10 million (of which $9 million related to information systems assets) were taken in 2001, as well as $3 million of other costs.

        In the second quarter 2002, $6 million of pretax costs previously incurred in connection with the business transformation plan in the U.S. were reversed and included as a credit to general expenses.

        Approximately 3,700 employees have either departed voluntarily or have positions that have been eliminated. All of the terminations have occurred and are related to the Risk and Insurance Brokerage Services segment in the U.S. and the U.K.

        The following table sets forth the activity related to the liability for termination benefits and other costs to exit an activity:

(millions)	Termination Benefits	Other Costs to Exit an Activity	Total
Balance at December 31, 2000	$41	$3	$44
Expense charged in 2001	109	21	130
Cash payments in 2001	(73)	(20)	(93)
Foreign currency revaluation	(2)	—	(2)

Balance at December 31, 2001	75	4	79
Credit to expense in 2002	(6)	—	(6)
Cash payments in 2002	(46)	(3)	(49)
Foreign currency revaluation	4	—	4

Balance at December 31, 2002	27	1	28
Cash payments in 2003	(16)	(1)	(17)

Balance at December 31, 2003	$11	$—	$11

        All of Aon's unpaid liabilities relating to the business transformation plan are reflected in general expense liabilities in the consolidated statements of financial position. Termination benefits of $6 million and $3 million are expected to be paid in 2004 and 2005, respectively, with the remainder payable thereafter.

Aon Corporation 2003

6.     Discontinued Operations — Alexander and Alexander Services, Inc. (A&A)

        Prior to its acquisition by Aon, A&A discontinued its property and casualty insurance underwriting operations in 1985, some of which were then placed into run-off, with the remainder sold in 1987. In connection with those sales, A&A provided indemnities to the purchaser for various estimated and potential liabilities, including provisions to cover future losses attributable to insurance pooling arrangements, a stop-loss reinsurance agreement and actions or omissions by various underwriting agencies previously managed by an A&A subsidiary.

        During first quarter 2002 and second quarter 2003, Aon settled certain of these liabilities. The settlements had no material effect on the consolidated financial statements. As of December 31, 2003, the liabilities associated with the foregoing indemnities were included in other liabilities in the consolidated statements of financial position. Such liabilities amounted to $20 million, net of reinsurance recoverables and other assets of $85 million.

        The insurance liabilities represent estimates of known and future claims expected to be settled over the next 20 to 30 years, principally with regards to asbestos, pollution and other health exposures.

        Although these insurance liabilities represent a best estimate of the probable liabilities, adverse developments may occur given the nature of the information available and the variables inherent in the estimation processes. Based on current estimates, management believes that the established liabilities of discontinued operations are sufficient.

Aon Corporation 2003

7.     Investments

        The components of investment income are as follows:

(millions) Years ended December 31	2003	2002	2001
Short-term investments	$99	$131	$191

Fixed maturities:
Interest income	93	118	137
Income on disposals	21	51	37
Losses on disposals (1)	(19)	(33)	(21)

Total	95	136	153

Equity securities:
Dividend income	4	15	25
Income on disposals	9	3	13
Losses on disposals (1)	(2)	(63)	(37)

Total	11	(45)	1

Limited partnerships — equity earnings	1	14	(94)

Other investments:
Interest, dividend and other income	11	40	10
Endurance Specialty — warrants	80	—	—
Endurance Specialty — equity earnings	46	21	—
Net losses on disposals (1)	(19)	(39)	(41)

Total	118	22	(31)

Gross investment income	324	258	220
Less: investment expenses	7	6	7

Investment income	$317	$252	$213

(1)
Includes other-than-temporary impairment write-downs of $36 million, $130 million and $57 million in 2003, 2002 and 2001, respectively.

        The components of net unrealized gains (losses) are as follows:

(millions) As of December 31	2003	2002	2001
Fixed maturities	$(4)	$(4)	$(28)
Equity securities	5	3	(43)
Other investments	32	3	4
Deferred tax credit (charge)	(13)	(2)	25

Net unrealized investment gains (losses)	$20	$—	$(42)

Aon Corporation 2003

        The pretax changes in net unrealized investment gains (losses) are as follows:

(millions) Years ended December 31	2003	2002	2001
Fixed maturities	$—	$24	$17
Equity securities	2	46	29
Other investments	29	(1)	4

Total	$31	$69	$50

        The amortized cost and fair value of investments in fixed maturities and equity securities are as follows:

(millions) As of December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agencies	$453	$6	$(1)	$458
U.S. states and political subdivisions	78	1	—	79
Foreign governments	1,224	9	(8)	1,225
Corporate and asset-backed securities	912	10	(20)	902
Mortgage-backed securities	88	—	(1)	87

Total fixed maturities	2,755	26	(30)	2,751
Total equity securities	37	5	—	42

Total	$2,792	$31	$(30)	$2,793

Aon Corporation 2003

        The amortized cost and fair value of fixed maturities by industry are as follows:

(millions) As of December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Basic materials	$13	$—	$—	$13
Capital goods / construction	6	—	—	6
Consumer cyclical	37	1	(1)	37
Consumer staples	34	—	(1)	33
Diversified	184	—	—	184
Energy	41	3	(1)	43
Financial	614	4	(17)	601
Government:
U.S. Government	453	6	(1)	458
U.S. State and Political Subdivisions	78	1	—	79
Canadian Government	532	6	(2)	536
U.K. Government	329	—	(4)	325
Other Government	363	3	(2)	364
Healthcare	2	—	—	2
Technology	23	—	—	23
Transport & services	14	1	—	15
Utilities	32	1	(1)	32

Total Fixed Maturities	$2,755	$26	$(30)	$2,751

        The amortized cost and fair value of investments in fixed maturities and equity securities are as follows:

(millions) As of December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agencies	$378	$7	$—	$385
U.S. states and political subdivisions	4	1	—	5
Foreign governments	564	9	—	573
Corporate and asset-backed securities	1,140	16	(36)	1,120
Mortgage-backed securities	7	—	(1)	6

Total fixed maturities	2,093	33	(37)	2,089
Total equity securities	59	5	(2)	62

Total	$2,152	$38	$(39)	$2,151

Aon Corporation 2003

        The amortized cost and fair value of fixed maturities by industry are as follows:

(millions) As of December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Basic materials	$16	$—	$(1)	$15
Capital goods / construction	3	—	—	3
Consumer cyclical	67	2	(1)	68
Consumer staples	17	1	—	18
Diversified	167	—	(1)	166
Energy	31	2	—	33
Financial	756	9	(30)	735
Government:
U.S. Government	378	7	—	385
U.S. State and Political Subdivisions	4	1	—	5
Canadian Government	287	4	—	291
U.K. Government	110	1	—	111
Other Government	167	4	—	171
Technology	14	—	—	14
Transport & services	18	1	(1)	18
Utilities	58	1	(3)	56

Total Fixed Maturities	$2,093	$33	$(37)	$2,089

        The amortized cost and fair value of fixed maturities by contractual maturity are as follows:

(millions) As of December 31, 2003	Amortized Cost	Fair Value
Due in one year or less	$205	$206
Due after one year through five years	1,514	1,515
Due after five years through ten years	595	597
Due after ten years	353	346
Mortgage-backed securities	88	87

Total fixed maturities	$2,755	$2,751

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Aon Corporation 2003

        The following table analyzes our investment positions with unrealized losses segmented by quality and period of continuous unrealized loss (excluding deferred amortizable derivative losses of $3 million) as of December 31, 2003.

	Investment Grade
($ in millions)	0-6 Months	6-12 Months	› 12 Months	Total
FIXED MATURITIES
U.S. Government & Agencies
# of positions	8	1	—	9
Fair Value	$98	$15	$—	$113
Amortized Cost	99	16	—	115
Unrealized Loss	(1)	(1)	—	(2)
States & Political Subdivisions
# of positions	5	4	—	9
Fair Value	$12	$6	$—	$18
Amortized Cost	12	6	—	18
Unrealized Loss	—	—	—	—
Foreign Government
# of positions	40	17	—	57
Fair Value	$457	$150	$—	$607
Amortized Cost	461	154	—	615
Unrealized Loss	(4)	(4)	—	(8)
Corporate & Asset Backed
# of positions	67	98	23	188
Fair Value	$196	$131	$113	$440
Amortized Cost	198	136	122	456
Unrealized Loss	(2)	(5)	(9)	(16)
Mortgage-Backed
# of positions	17	23	—	40
Fair Value	$39	$23	$—	$62
Amortized Cost	39	24	—	63
Unrealized Loss	—	(1)	—	(1)
Total Fixed Maturities
# of positions	137	143	23	303
Fair Value	$802	$325	$113	$1,240
Amortized Cost	809	336	122	1,267
Unrealized Loss	(7)	(11)	(9)	(27)
% of Total Unrealized Loss	26%	41%	33%	100%
	Non-Investment Grade
	0-6 Months	6-12 Months	› 12 Months	Total

TOTAL EQUITIES
# of positions	1	—	—	1
Fair Value	$2	$—	$—	$2
Amortized Cost	2	—	—	2
Unrealized Loss	—	—	—	—

Aon Corporation 2003

        For categorization purposes, Aon considers any rating of Baa or higher by Moody's Investor Services or equivalent rating agency to be investment grade.

        Aon's fixed-maturity portfolio in total had a $27 million gross unrealized loss at December 31, 2003, excluding $3 million related to deferred amortizable derivative losses, and is subject to interest rate, market, and credit risks. No single position had an unrealized loss greater than $1 million. With a carrying value of over $2.75 billion at December 31, 2003, our total fixed-maturity portfolio is over 96% investment grade based on market value. Fixed-maturity securities with an unrealized loss are all investment grade and have a weighted average rating of "Aa" based on amortized cost. Aon's non publicly-traded fixed maturity portfolio had a carrying value of $276 million, including $115 million in notes received from PEPS I on December 31, 2001 related to the securitization of limited partnerships and $64 million in notes issued by PEPS I to Aon during 2003 and 2002. Valuations of these securities primarily reflect the fundamental analysis of the issuer and current market price of comparable securities.

        Aon's equity portfolio is comprised of non-redeemable preferred stocks, publicly traded common stocks and other common and preferred stocks not publicly traded. This portfolio had no gross unrealized loss at December 31, 2003, and is subject to interest rate, market, credit, illiquidity, concentration and operation performance risks.

        Aon periodically reviews securities with material unrealized losses and evaluates them for other than temporary impairments. Aon analyzes various risk factors and determines if any specific asset impairments exist. If there is a specific asset impairment, Aon recognizes a realized loss and adjusts the cost basis of the impaired asset to its fair value.

        Aon reviews invested assets with material unrealized losses each quarter. Those assets are separated into two categories:

(1)
assets with unrealized losses due to issuer-specific events, which are segmented among four categories: fixed-maturity investments; preferred stocks; publicly traded common stocks; and private common stocks and other invested assets.

(2)
assets with unrealized losses due to market conditions or industry-related events.

Assets with unrealized losses due to issuer-specific events:

        Fixed maturity investments.    At least quarterly, Aon:

  •
  reviews the creditworthiness of corporate obligors for changes by nationally recognized credit rating agencies and changes in fundamental financial performance of the underlying entity,

  •
  monitors cash flow trends and underlying levels of collateral for asset-backed securities, and

  •
  evaluates all bonds and asset-backed securities whose financial performance has declined for other than temporary impairment.

        Preferred stocks.    Aon reviews issuer creditworthiness at least quarterly. Creditworthiness factors reviewed include nationally recognized credit rating agency rating changes and changes in financial performance of the underlying issuer. Aon monitors all preferred stock investments with declining financial performance for other-than-temporary impairment.

        Publicly-traded common stocks.    Quarterly, Aon reviews each common stock investment to determine if its decline in value is deemed other-than-temporary. Criteria include a review of issuer

Aon Corporation 2003

financial trends, and market expectations based on third-party forward-looking analytical reports, when available.

        Private common stocks and other invested assets.    Aon reviews quarterly private issue valuations, which include recent transaction valuations between the issuer and a third party; financial performance reviews; and financial trend comparisons with publicly-traded companies in the same or similar industries.

        Aon recognizes an other-than-temporary impairment loss when appropriate for these investments with continuous material unrealized losses due to issuer-specific events. This decision is based upon the facts and circumstances for each investment.

Assets with unrealized losses due to market conditions or industry-related events:

        Invested assets with unrealized losses due to market conditions or industry-related events include those negatively impacted by increasing U.S. Treasury or local sovereign interest rates; corporate and asset-backed credit spread widening; common stock price volatility due to conditions in the overall market or a particular industry; and illiquid market conditions.

        Under some conditions, it is assumed that a decline in value below cost is not other-than-temporary. This assumption is made for fixed-maturity investments with unrealized losses due to market conditions or industry-related events when the market is expected to recover, and Aon has the intent and ability to hold the investment until maturity or the market recovers, which is a decisive factor when considering an impairment loss. If the decision that holding the investment no longer makes sense, Aon will reevaluate that investment for other-than-temporary impairment.

        An evaluation is made for other-than-temporary impairment for preferred and common stock and other investments with continuous material unrealized losses for two consecutive quarters due to market conditions or industry-related events. An other-than-temporary impairment loss is recognized based upon each investment's facts and circumstances. Aon continues to monitor these securities quarterly to ensure that unrealized losses are not the result of issuer-specific events.

Limited Partnership Securitization.    On December 31, 2001, Aon sold the vast majority of its limited partnership (LP) portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company which is owned by one of Aon's subsidiaries (49%) and by a charitable trust, which is not controlled by Aon, established for victims of the September 11th attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by PEPS I to unaffiliated third parties. PEPS I then paid Aon's insurance underwriting subsidiaries the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities Aon subsidiaries received from PEPS I are rated as investment grade by Standard & Poor's Ratings Services. Aon recognized impairment writedowns on a portion of the preferred stock securities of $27 million and $32 million in 2003 and 2002, respectively.

        As part of this transaction, the insurance underwriting subsidiaries are required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested. In 2003 and 2002, Aon's insurance underwriting subsidiaries funded $20 million and $38 million of commitments, respectively. As of December 31, 2003, these unfunded commitments amounted to $80 million. Based on the downgrades to Aon and the underwriting subsidiaries made by the ratings agencies in October 2002, credit support arrangements were put in place in January 2003, whereby $100 million of cash of one of Aon's underwriting

Aon Corporation 2003

subsidiaries was pledged as collateral for these commitments. These credit support arrangements have been reduced to $77 million at December 31, 2003. If the insurance underwriting subsidiaries fail to purchase additional fixed-maturity securities as commitments are drawn down, Aon has guaranteed their purchase. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        To achieve the benefits of the securitization, Aon gave up all future voting interests in and control over the limited partnership interests sold to PEPS I and has no voting interest, control or significant influence over the business activities of PEPS I.

        Aon has obtained a true sale/non-consolidation opinion from qualified external legal counsel.

        PEPS I holds limited partnership investments. The legal documents that established PEPS I specify the actions that PEPS I and the servicer will undertake when PEPS I is required to make a voting decision (due to the general partner of a limited partnership calling for the vote of limited partners or proxy voting on a money market fund that PEPS I is invested in). Additionally, the legal documents contain specific instructions regarding actions to be taken if PEPS I receives (or has the ability to receive) distributions of investments held by limited partnerships in which it is invested. In instances where the general partner of a given investment may distribute underlying invested company shares to the limited partners (such as PEPS I), the legal documents that establish PEPS I outline very specific disposal instructions.

        Throughout the life of PEPS I, at least 10% of the beneficial interests will be held by parties other than Aon, its affiliates, or its agents. This 10% threshold is accomplished through the first tranche notes outstanding to unaffiliated third party investors.

        PEPS I will invest cash collected from the limited partnerships pending distribution to holders of beneficial interests. PEPS I invests only in relatively risk free investments with maturities no later than an expected distribution date.

        All holders of each of the above beneficial interests have the right to pledge or exchange (sell), without any constraints, the beneficial interests that they hold. As such, there are no conditions that constrain the beneficial interest holders from pledging or exchanging their beneficial interest(s) and provide the transferor with more than a trivial benefit.

Other

        Securities on deposit for regulatory authorities as required by law, all relating to the insurance underwriting subsidiaries, amounted to $477 million at December 31, 2003 and $343 million at December 31, 2002.

        Aon maintains premium trust bank accounts for premiums collected from insureds but not yet remitted to insurance companies of $3.1 billion and $2.8 billion at December 31, 2003 and 2002, respectively.

        At December 31, 2003 and 2002, Aon had $136 million and $129 million, respectively, of non-income producing investments, which excludes private equity investments carried on the equity method, held for at least twelve months, that have not declared dividends during 2003 and 2002.

Aon Corporation 2003

8.     Debt and Lease Commitments

Notes Payable

        The following is a summary of notes payable:

(millions) As of December 31	2003	2002
8.205% junior subordinated deferrable interest debentures due January 2027	$726	$—
3.5% convertible debt securities, due November 2012	296	296
6.2% debt securities, due January 2007 (1)	250	250
8.65% debt securities, due May 2005	250	250
7.375% debt securities, due December 2012	223	223
6.9% debt securities, due July 2004	216	216
6.3% debt securities, due January 2004	89	89
6.7% debt securities, due June 2003	—	150
LIBOR +1% debt securities, (3.025% at December 31, 2002) due January 2003	—	150
Notes payable, due in varying installments, with interest at 1.2% to 17.76%	45	47

Total notes payable	$2,095	$1,671

(1)
Rate increased to 6.7% in January 2003.

        In January 1997, Aon created Aon Capital A, a wholly-owned statutory business trust for the purpose of issuing mandatorily redeemable preferred capital securities. As part of the financing of the A&A acquisition, Aon received cash and an investment in 100% of the common equity of Aon Capital A by issuing 8.205% Junior Subordinated Deferrable Interest Debentures (subordinated debt) to Aon Capital A.

        Aon has determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate the Trust upon the adoption of FIN 46 on December 31, 2003. As a result of the deconsolidation, Aon increased its notes payable for the subordinated debt by $726 million.

        Interest is payable semi-annually on the subordinated debt. The debt is due January 1, 2027. (See note 11, "Redeemable Preferred Stock, Capital Securities and Stockholders' Equity" for further information on Aon Capital A.)

        In November 2002, Aon completed a private offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due 2012. Net proceeds from this offering were $296 million. The debentures are unsecured obligations and are convertible into Aon common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances including (1) during any fiscal quarter beginning after December 31, 2002, if the closing price of Aon's common stock exceeds 120% of the conversion price (i.e. $25.77) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter or (2) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of Aon's common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures. Aon will be required to pay additional contingent interest, beginning November 15, 2007, if the trading price of the debentures for each of the five trading days immediately preceding the first day of the six month interest period equals or exceeds 120% of the par value of the debentures. Aon has reserved approximately 14 million shares for the potential conversion of these debentures. Beginning

Aon Corporation 2003

November 19, 2007, Aon may redeem any of the debentures at an initial redemption price of 101% of the principal amount plus accrued interest. The debentures were sold to qualified institutional buyers. In 2003, Aon filed a registration statement with the SEC to register the resale of the debentures.

        In December 2002, Aon completed a private offering of $225 million aggregate principal amount of 7.375% senior notes due 2012. Net proceeds from this offering were $223 million. During 2003, Aon completed an offer to exchange these notes for notes registered under the Securities Act of 1933 and having identical terms.

        Aon has used the net proceeds of both offerings to repay outstanding commercial paper, other short-term debt, and certain other notes payable. In addition, some of the funds were used to repurchase a portion of Aon Capital A's 8.205% Mandatorily Redeemable Preferred Capital Securities (see note 11). A portion of the funds were invested and utilized to repay $150 million of LIBOR +1% debt securities that matured in January 2003.

        In December 2001, Aon issued $150 million of debt securities with a floating interest rate of LIBOR +1% due January 2003 and $250 million of 6.2% debt securities due January 2007. The interest rate payable on the 6.2% debt securities is subject to adjustment in the event that Aon's credit ratings change. Due to the ratings downgrades during 2002, the interest rate on the 6.2% debt securities was increased to 6.7%, effective January 2003.

        Interest is payable semi-annually on most debt securities. In addition, the debt securities, including Aon Capital A's, are not redeemable by Aon prior to maturity except for the 3.5% convertible debt securities, which are redeemable by Aon beginning in 2007. There are no sinking fund provisions. Maturities of notes payable are $318 million, $255 million, $5 million, $254 million and $8 million in 2004, 2005, 2006, 2007 and 2008, respectively.

        In September 2001, certain of Aon's European subsidiaries entered into a new committed bank credit facility under which they can borrow up to €500 million. Both the 364-day and five year portion of the facility were for €250 million. The 364-day portion of the facility was renewed in September 2003 for an additional 364-day period and the amount was increased to €285 million. Commitment fees of 12 basis points are payable on the unused short-term portion and 18.75 basis points on the unused long-term portion. At December 31, 2003, Aon had borrowed €38 million ($48 million) under this facility which is classified as short-term borrowings in the consolidated statements of financial position. Aon has guaranteed the obligations of its subsidiaries with respect to this facility.

        Aon had $775 million of other unused committed bank credit facilities at December 31, 2003 to support commercial paper and other short-term borrowings. Both the 364-day and three year portion of the facility were for $437.5 million. The 364-day facility was reduced by $100 million to $337.5 million when it was renewed in February 2003. This facility was renewed in February 2004. Commitment fees of 10 basis points are payable on the unused short-term portion and 12.5 basis points on the unused long-term portion. The facility requires Aon to maintain consolidated net worth, as defined, of at least $2.5 billion, a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated interest expense of 4 to 1 and contains certain other restrictions relating to mergers and the sale or pledging of assets. No amounts were outstanding under this facility at December 31, 2003.

Aon Corporation 2003

        Information related to notes payable and short-term borrowings is as follows:

Years ended December 31	2003	2002	2001
Interest paid (millions)	$103	$123	$127
Weighted-average interest rates — short-term borrowings	2.6%	3.3%	4.5%

Lease Commitments

        Aon has noncancelable operating leases for certain office space, equipment and automobiles. Rental expenses for all operating leases amounted to $381 million in 2003, $289 million in 2002 and $242 million in 2001. Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2003 are:

(millions)
2004	$354
2005	317
2006	269
2007	222
2008	186
Later years	877

Total minimum payments required	$2,225

Aon Corporation 2003

9.     Income Tax

        Aon and its principal domestic subsidiaries are included in a consolidated life-nonlife federal income tax return. Aon's international subsidiaries file various income tax returns in their jurisdictions.

        Income from continuing operations (loss) before income tax and the provision for income tax consist of the following:

(millions) Years ended December 31	2003	2002	2001
Income (loss) from continuing operations before income tax:
U.S.	$361	$197	$(7)
International	749	627	375

Total	$1,110	$824	$368

Provision for income tax:
Current:
Federal	$87	$44	$34
International	209	191	122
State	43	14	10

Total current	339	249	166

Deferred (credit):
Federal	45	28	(28)
International	18	21	9
State	9	6	(2)

Total deferred	72	55	(21)

Provision for income tax	$411	$304	$145

        During 2003, 2002 and 2001, Aon's consolidated statements of income reflect a tax benefit of $22 million, $24 million and $26 million, respectively, on the 8.205% Capital Securities issued in January 1997 (see note 11).

        A reconciliation of the income tax provisions based on the U.S. statutory corporate tax rate to the provisions reflected in the consolidated financial statements is as follows:

Years ended December 31	2003	2002	2001
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.0	1.6	1.4
Taxes on international operations	(2.3)	(2.3)	(0.8)
Amortization of intangible assets relating to acquired businesses	0.1	0.3	4.3
Other — net	1.2	2.4	(0.4)

Effective tax rate	37.0%	37.0%	39.5%

Aon Corporation 2003

        Significant components of Aon's deferred tax assets and liabilities are as follows:

(millions) As of December 31	2003	2002
Deferred tax assets:
Employee benefit plans	$469	$400
Unearned and advanced premiums and contract fees	160	150
Net operating loss and tax credit carryforwards	82	82
Certain purchase accounting and special charges	28	32
Unrealized foreign exchange losses	16	171
Other	99	141

Total	854	976

Deferred tax liabilities:
Policy acquisition costs	(189)	(167)
Unrealized investment gains	(45)	(16)
Other	(68)	(71)

Total	(302)	(254)

Valuation allowance on deferred tax assets	(28)	(33)

Net deferred tax assets	$524	$689

        Valuation allowances have been established primarily with regard to the tax benefits of certain net operating loss and tax credit carryforwards. To the extent valuation allowances were provided through acquisition accounting, tax benefits recognized for such items would reduce goodwill. The valuation allowances changed to $28 million in 2003 from $33 million in 2002, attributable largely to the utilization of certain international net operating loss carryforwards. Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not.

        At December 31, 2003, Aon had domestic federal operating loss carryforwards of $43 million which will expire at various dates from 2004 to 2021, state operating loss carryforwards of $357 million which will expire at various dates from 2004 to 2024, and foreign operating loss carryforwards of $111 million, which expire at various dates.

        Prior to 1984, life insurance companies were required to accumulate certain untaxed amounts in a memorandum "policyholders' surplus account." Under the Tax Reform Act of 1984, the "policyholders' surplus account" balances were "capped" at December 31, 1983, and the balances will be taxed only to the extent distributed to stockholders or when they exceed certain prescribed limits. As of December 31, 2003, the combined "policyholders' surplus account" of Aon's life insurance subsidiaries approximates $363 million. Aon's life insurance subsidiaries do not intend to make any taxable distributions or exceed the prescribed limits in the foreseeable future; therefore, no income tax provision has been made. However, if such taxes were assessed, the amount of taxes payable would be approximately $127 million.

        The amount of income taxes paid in 2003, 2002 and 2001 was $296 million, $238 million and $193 million, respectively.

Aon Corporation 2003

10.   Reinsurance and Claim Reserves

        Aon's insurance subsidiaries are involved in both the cession and assumption of reinsurance with other companies. Aon's reinsurance consists primarily of short-duration contracts that are entered into with the captive insurance operations of numerous automobile dealerships and insurers, certain newer accident and health initiatives, as well as certain property casualty lines. Aon's insurance subsidiaries remain liable to the extent that the reinsurers are unable to meet their obligations.

        A summary of reinsurance activity is as follows:

(millions) Years ended December 31	2003	2002	2001
Ceded premiums earned	$1,261	$1,190	$921
Ceded premiums written	1,307	1,371	1,020
Assumed premiums earned	366	493	391
Assumed premiums written	382	533	384
Ceded benefits to policyholders	796	703	630

        Activity in the liability for policy contract claims is summarized as follows:

(millions) Years ended December 31	2003	2002	2001
Liabilities at beginning of year	$529	$455	$377
Incurred losses:
Current year	1,319	1,174	1,110
Prior years (1)	87	86	(11)

Total	1,406	1,260	1,099

Payment of claims:
Current year	(798)	(834)	(769)
Prior years	(386)	(352)	(252)

Total	(1,184)	(1,186)	(1,021)

Liabilities at end of year
(net of reinsurance recoverables: 2003 — $858; 2002 — $722; 2001 — $482)	$751	$529	$455

(1)
For 2003 and 2002, prior years' incurred losses primarily represent losses from business produced by NPS. Aon stopped NPS from initiating any new business in mid-2002.

Aon Corporation 2003

11.   Redeemable Preferred Stock, Capital Securities and Stockholders' Equity

Redeemable Preferred Stock

        At December 31, 2003, one million shares of redeemable preferred stock were outstanding. Dividends are cumulative at an annual rate of $2.55 per share. The shares of redeemable preferred stock will be redeemable at the option of Aon or the holders, in whole or in part, at $50.00 per share beginning one year after the occurrence of a certain future event.

Capital Securities

        In January 1997, Aon created Aon Capital A, a wholly-owned statutory business trust, for the purpose of issuing mandatorily redeemable preferred capital securities (Capital Securities). The sole asset of Aon Capital A is a $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures (subordinated debt) due January 1, 2027. The back-up guarantees, in the aggregate, provide a full and unconditional guarantee of the Trust's obligations under the Capital Securities.

        Aon Capital A issued $800 million of 8.205% capital securities in January 1997. The proceeds from the issuance of the Capital Securities were used to finance a portion of the A&A acquisition. Aon received $800 million in cash and a $24 million investment in 100% of the common equity of Aon Capital A by issuing $824 million of subordinated debt. During 2002, approximately $98 million (face value) of the Capital Securities were repurchased on the open market and were used to retire $98 million of the debt to Aon Capital A. The Capital Securities are subject to mandatory redemption on January 1, 2027 (upon the maturity of the subordinated debt) or, are redeemable in whole, but not in part, at the option of Aon (through its prepayment of the subordinated debt) upon the occurrence of certain events.

        Interest is payable semi-annually on the Capital Securities. The Capital Securities are categorized in the December 31, 2002 consolidated statements of financial position as "Company-Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely Aon's Junior Subordinated Debentures."

        Aon has determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate the Trust upon the adoption of FIN 46 on December 31, 2003. As a result of the deconsolidation, Company-Obligated Mandatorily Redeemable Preferred Capital Securities of Subsidiary Trust Holding Solely Aon's Junior Subordinated Debentures decreased by $702 million, completely offset by an increase in notes payable and other receivables of $726 million and $24 million, respectively, as of December 31, 2003. Prior to the deconsolidation of Aon Capital A, the after-tax interest incurred on the Capital Securities was reported as minority interest in the consolidated statements of income. Beginning in 2004, interest expense on these notes payable will be reported as part of interest expense on the consolidated statements of income. There was no effect on net income or consolidated stockholders' equity as a result of this deconsolidation. (Prior periods were not restated.)

Common Stock

        In December 2001, Aon filed a universal shelf registration on Form S-3 for the issuance of $750 million of debt and equity securities. In November 2002, Aon completed a public offering of 36.8 million shares of its common stock at $17.18 per share, raising net proceeds of $607 million. Aon

Aon Corporation 2003

has used the net proceeds to repay commercial paper and other short-term debt. A portion of the funds were invested and were utilized to repay debt maturing in 2003.

        Aon repurchased 0.1 million, 0.4 million and 0.1 million shares in 2003, 2002 and 2001, respectively, of its common stock. In 2003, Aon issued 2.6 million new shares of common stock for employee benefit plans, 350,000 shares in connection with the employee stock purchase plan, and 623,000 shares in connection with current year acquisitions and commitments from previous acquisitions. In addition, 390,000 shares were issued from available treasury shares in connection with the employee stock purchase plan. In connection with the acquisition of two entities controlled by Aon's Chairman and Chief Executive Officer in 2001 (note 4), Aon obtained approximately 22.4 million shares of its common stock. These treasury shares are restricted as to their reissuance. The acquisition was financed by the issuance of approximately 22.4 million new shares of Aon stock. At December 31, 2003, there are approximately 32,000 shares of stock held in treasury which are not restricted as to their reissuance.

Dividends

        A summary of dividends declared is as follows:

(millions) Years ended December 31	2003	2002	2001
Redeemable preferred stock	$3	$3	$3
Common stock	187	230	238

Total dividends declared	$190	$233	$241

Statutory Capital and Surplus

        Generally, the capital and surplus of Aon's insurance subsidiaries available for transfer to the parent company are limited to the amounts that the insurance subsidiaries' statutory capital and surplus exceed minimum statutory capital requirements; however, payments of the amounts as dividends in excess of $133 million may be subject to approval by regulatory authorities. See note 9 for possible tax effects of distributions made out of untaxed earnings.

        Net statutory income (loss) of the insurance subsidiaries is summarized as follows:

(millions) Years ended December 31	2003	2002	2001
Accident & Health and Life	$95	$(13)	$(61)
Warranty, Credit and Property & Casualty	(21)	(64)	60

        Statutory capital and surplus of the insurance subsidiaries is summarized as follows:

(millions) Years ended December 31	2003	2002	2001
Accident & Health and Life	$700	$537	$421
Warranty, Credit and Property & Casualty	611	448	484

Aon Corporation 2003

12.   Employee Benefits

Savings and Profit Sharing Plans

        Aon subsidiaries maintain contributory savings plans for the benefit of U.S. salaried and commissioned employees. Provisions made for these plans were $54 million, $48 million and $43 million in 2003, 2002 and 2001, respectively.

Pension and Other Postretirement Benefits

        Aon sponsors defined benefit, pension and postretirement health and welfare plans that provide retirement, medical and life insurance benefits. The postretirement healthcare plans are contributory, with retiree contributions adjusted annually; the life insurance and pension plans are noncontributory.

        Effective January 1, 2004, the U.S. pension plans were closed to new entrants. All new employees will participate in a defined contribution plan.

        Previously, Aon's U.K. pension plans became closed to new entrants. All new employees became participants in a defined contribution plan.

        On November 30, 2003, Aon changed its U.S. retiree medical program. All future post-65 retirees (current active employees and current retirees under age 65) will no longer be offered the Aon Medicare Supplement plan upon attainment of age 65. Instead, future post-65 retirees will be offered plans through individual insured arrangements. Aon may subsidize $50 per month per individual for these plans. The impact of this change was a reduction in the accumulated postretirement benefit obligation as of November 30, 2003 of $12 million. This amount will be amortized over the next 10 years.

U.S. Pension and Other Benefit Plans

        The following tables provide a reconciliation of the changes in obligations and fair value of assets for the years ended December 31, 2003 and 2002 and a statement of the funded status as of

Aon Corporation 2003

December 31, 2003 and 2002, for both qualified and nonqualified plans. The measurement date for the U.S. plans is November 30.

	Pension Benefits		Other Benefits
(millions)	2003	2002	2003	2002
Reconciliation of benefit obligation
Projected benefit obligation at beginning of period	$1,107	$961	$80	$73
Service cost	52	46	3	3
Interest cost	77	72	5	5
Participant contributions	—	—	10	7
Plan amendments	—	(9)	(12)	—
Actuarial loss (gain)	24	35	(3)	1
Benefit payments	(54)	(53)	(18)	(13)
Change in interest rate	134	55	9	4

Projected benefit obligation at end of period	$1,340	$1,107	$74	$80

Accumulated benefit obligation at end of period	$1,197	$1,002	$74	$80

Reconciliation of fair value of plan assets
Fair value at beginning of period	$789	$931	$8	$8
Actual return on plan assets	91	(91)	—	—
Participant contributions	—	—	10	7
Employer contributions	103	2	8	6
Benefit payments	(54)	(53)	(18)	(13)

Fair value at end of period	$929	$789	$8	$8

Market related value at end of period	$1,114	$947	$—	$—

Funded status
Funded status at end of period	$(411)	$(318)	$(66)	$(72)
Unrecognized prior-service cost	(9)	(11)	(12)	—
Unrecognized loss (gain)	496	363	—	(6)

Net amount recognized	$76	$34	$(78)	$(78)

        Amounts recognized in the statement of financial position consist of:

Accrued benefit liability (included in other liabilities)	$(268)	$(213)	$(78)	$(78)
Other comprehensive income	344	247	—	—

Net amount recognized	$76	$34	$(78)	$(78)

        The increases in amounts recognized in other comprehensive income related to minimum pension liability for U.S. pension plans are $97 million and $237 million for 2003 and 2002, respectively.

        In 2003, plans with a projected benefit obligation (PBO) and an accumulated benefit obligation (ABO) in excess of the fair value of plan assets had a PBO of $1.3 billion, an ABO of $1.2 billion and plan assets with a fair value of $0.9 billion.

Aon Corporation 2003

        In 2002, plans with a PBO and ABO in excess of the fair value of plan assets had a PBO of $1.1 billion, an ABO of $1.0 billion and plan assets with a fair value of $0.8 billion.

        The following table provides the components of net periodic benefit cost (credit) for the plans for the years ended December 31, 2003, 2002 and 2001:

(millions) Pension Benefits	2003	2002	2001
Service cost	$52	$46	$33
Interest cost	77	72	65
Expected return on plan assets	(78)	(108)	(104)
Amortization of prior-service cost	(2)	(2)	(1)
Amortization of net (gain) loss	11	2	(8)

Net periodic benefit cost (credit)	$60	$10	$(15)

(millions) Other Benefits	2003	2002	2001
Service cost	$3	$3	$2
Interest cost	5	5	5
Amortization of net gain	—	(1)	(1)

Net periodic benefit cost	$8	$7	$6

        The weighted-average assumptions used to determine future U.S. benefit obligations are shown in the following table:

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
Discount rate	6.25%	7.0%	6.25%	7.0%
Rate of compensation increase	3.5	3.5	—	3.5

        The weighted-average assumptions used to determine U.S. net periodic benefit costs for the periods below are shown in the following table:

	Pension Benefits			Other Benefits
	2003	2002	2001	2003	2002	2001
Discount rate	7.0%	7.5%	8.3%	7.0%	7.5%	8.3%
Expected return on plan assets	8.5	10.25	10.25	—	—	—
Rate of compensation increase	3.5	4.0	4.0	3.5	4.0	4.0

Long-term Rate of Return

        To determine the expected long-term rate of return for the pension plan, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each of the asset classes used by the plan. In setting the individual asset assumptions, the historical performance data series were weighted most heavily toward the geometric average returns. The expected returns for each asset class were then weighted by the target allocations of the plan. The expected long-term rate of return assumption used to determine pension expense is 8.5%.

Aon Corporation 2003

Plan Assets

        Aon's U.S. pension plan asset allocation at December 31, 2003 and 2002 is as follows:

			Fair Value of Plan Assets
Asset Class	Allocation Range	Target Allocation	2003	2002
Equities	50 – 80%	70%	61%	62%

Domestic Equities	40 – 70	40	32	34
International Equities	5 – 15	10	7	4
Limited Partnerships and Other	2.5 – 20	10	15	15
Real Estate and REITs	5 – 15	10	3	0
Aon Common Stock	0 – 5	No Target	4	9

Debt Securities	20 – 50	30	39	38

Fixed Maturities	20 – 50	23	24	8
Invested Cash	2.5 – 15	7	15	30

Total			100%	100%

        Pension plan assets include Aon stock in the amounts of $34 million and $68 million at December 31, 2003 and 2002, respectively. Dividends from Aon stock received by the plan in 2003 and 2002 were $1.9 million and $3.1 million, respectively. Invested cash as of the plan measurement date in 2003 and 2002 included amounts in transit of $100 million and $86 million, respectively.

Investment Policy and Strategy

        The policy, as established by the Aon Pension Plan Investment Committee, seeks reasonable asset growth at prudent risk levels within target allocations. Plan assets are invested within the asset allocation target ranges shown above, are well-diversified, and are of appropriate quality. Asset allocation target ranges are reviewed quarterly and re-balanced to within policy target allocations. The investment policy is reviewed at least annually, and revised, as deemed appropriate by the Investment Committee.

        Aon's U.S. other benefit plan assets of $8 million at both December 31, 2003 and 2002 were invested in money market instruments.

Cash Flows

Contributions

        Based on current assumptions, Aon expects to contribute $28 million to U.S. pension plans to satisfy minimum funding requirements and $8 million to fund other postretirement benefit plans during 2004. The postretirement benefit plans are contributory, with retiree contributions adjusted annually.

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Estimated Future Benefit Payments

        Estimated future benefit payments reflecting expected future service for the years ending December 31:

(millions)	Pension Benefits	Other Benefits
2004	$56	$8
2005	57	8
2006	60	8
2007	63	9
2008	67	9
2009 — 2013	429	45

Assumptions for Other Postretirement Benefits

        Assumed health care cost trend rates at December 31:

	2003	2002
Assumed healthcare cost trend rate	11.0%	11.5%
Ultimate trend rate	5.5%	5.5%
Year that the ultimate trend rate is reached	2014	2014

        Aon's liability for future plan cost increase for pre-65 and Medical Supplement plan coverage is limited in any year to 5% per annum. Because of this cap, net employer trend rates for these plans are effectively limited to 5% per year in the future. The $50 per month subsidy for future post-65 retirees is assumed not to increase in future years. Therefore, there is no employer trend for future post-65 retirees.

        As a result, a 1% change in assumed healthcare cost trend rates has no effect on the service and interest cost components of net periodic postretirement healthcare benefit cost and on the accumulated postretirement benefit obligation for the measurement period ended in 2003.

International Pension Plans

        The following tables provide a reconciliation of the changes in obligations and fair value of assets for the years ended December 31, 2003 and 2002 and a statement of the funded status as of December 31, 2003 and 2002, for material international pension plans, which are located in the U.K.

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and The Netherlands. The measurement date for these plans is September 30 and December 31, respectively.

	International Pensions
(millions)	2003	2002
Reconciliation of benefit obligation
Projected benefit obligation at beginning of period	$2,654	$2,011
Service cost	51	45
Interest cost	152	133
Participant contributions	6	3
Actuarial loss	75	127
Benefit payments	(89)	(80)
Change in interest rate	146	173
Foreign exchange translation	329	242

Projected benefit obligation at end of period	$3,324	$2,654

Accumulated benefit obligation at end of period	$3,005	$2,311
Reconciliation of fair value of plan assets
Fair value at beginning of period	$1,777	$1,693
Actual return on plan assets	206	(98)
Employer contributions	114	74
Participant contributions	6	3
Benefit payments	(89)	(80)
Foreign exchange translation	225	185

Fair value at end of period	$2,239	$1,777

Funded status
Funded status at end of period	$(1,085)	$(877)
Unrecognized loss	1,529	1,286

Net amount recognized	$444	$409

        Amount recognized in the statement of financial condition consist of:

Prepaid benefit cost (included in other assets)	$88	$64
Accrued benefit liability (included in other liabilities)	(769)	(555)
Other comprehensive income	1,125	900

Net amount recognized	$444	$409

        The increases in amounts recognized in other comprehensive income related to minimum pension liability are $225 million and $635 million for 2003 and 2002, respectively.

        In 2003, plans with a PBO in excess of the fair value of plan assets had a PBO of $3.3 billion and plan assets with a fair value of $2.2 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $2.7 billion and plan assets with a fair value of $2.0 billion.

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        In 2002, plans with a PBO in excess of the fair value of plan assets had a PBO of $2.7 billion and plan assets with a fair value of $1.8 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $2.1 billion and plan assets with a fair value of $1.6 billion.

        The following table provides the components of net periodic benefit cost for the international plans for the years ended December 31, 2003, 2002 and 2001:

(millions)	2003	2002	2001
Service cost	$51	$45	$51
Interest cost	152	133	124
Expected return on plan assets	(134)	(163)	(182)
Amortization of net loss	58	31	11

Net periodic benefit cost	$127	$46	$4

        The range of weighted-average assumptions used to determine future international benefit obligations are shown in the following table.

	Pension Benefits
	2003	2002
Discount rate	5.25 – 5.5%	5.5 – 5.75%
Rate of compensation increase	2.0 – 5.5	3.75 – 4.0

        The range of weighted-average assumptions used to determine international net periodic benefit costs for the periods below are shown in the following table:

	2003	2002	2001
Discount rate	5.5 – 5.75%	6.25 – 7.0%	6.0 – 7.0%
Expected return on plan assets	6.0 – 7.5	6.0 – 9.5	7.0 – 10.0
Rate of compensation increase	3.75 – 4.0	4.0	4.0 – 4.5

Aon Corporation 2003

13.   Stock Compensation Plans

        In 2001, Aon stockholders approved the Aon Stock Incentive Plan, which replaced all existing incentive compensation plans, including the Aon Stock Award Plan and the Aon Stock Option Plan. Under the new plan, non-qualified and incentive stock options, stock appreciation rights and stock awards may be granted. The annual rate of which awards are granted each year is based upon financial and competitive business conditions. The number of shares authorized to be issued under the new plan is equal to 18% of the number of common shares outstanding.

Stock Awards

        Generally, employees are required to complete three continuous years of service before the award begins to vest in increments until the completion of a 10-year period of continuous employment. In both 2003 and 2002, a large number of awards were granted that vest annually over five years, with the initial vesting occurring after one year of continuous service. In general, most awarded shares are issued as they become vested. In certain circumstances, an employee can elect to defer the receipt of vested shares to a later date. With certain limited exceptions, any break in continuous employment will cause forfeiture of all unvested awards. The compensation cost associated with each award is deferred and amortized over the period of continuous employment using the straight-line method. At December 31, 2003 and 2002, the number of shares available for award is included with options available for grant.

        Aon common stock awards outstanding consist of the following:

(shares in thousands) Years ended December 31	2003	2002	2001
Shares outstanding at beginning of year	6,483	7,424	8,881
Granted	2,529	1,024	258
Vested	(1,413)	(1,432)	(1,488)
Canceled	(538)	(533)	(227)

Shares outstanding at end of year	7,061	6,483	7,424

Stock Options

        Options to purchase common stock are granted to certain officers and employees of Aon and its subsidiaries at 100% of market value on the date of grant. Generally, employees are required to complete two continuous years of service before the options begin to vest in increments until the completion of a 4-year period of continuous employment. For all grants made prior to an amendment to the former stock option plan in 2000, employees were required to complete three continuous years of service before the options began to vest in increments until the completion of a 6-year period of continuous employment.

Aon Corporation 2003

        A summary of Aon's stock option activity (including options granted pursuant to the former Aon Stock Award Plan) and related information consists of the following:

(shares in thousands) Years ended December 31	2003		2002		2001
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Beginning outstanding	24,478	$32	21,298	$32	16,156	$29
Granted	9,226	20	5,552	34	7,647	34
Exercised	(13)	24	(877)	20	(1,751)	18
Canceled	(2,064)	27	(1,495)	33	(754)	32

Ending outstanding	31,627	$29	24,478	$32	21,298	$32

Exercisable at end of year	9,574	$32	5,308	$30	2,538	$29

Options available for grant	15,742		22,771		14,444

        A summary of options outstanding and exercisable is as follows:

(Shares in thousands) As of December 31, 2003	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$14.92 – $14.92	311	8.61	$14.92	—	$0
15.53 – 19.70	6,599	9.19	19.59	100	18.32
19.76 – 21.99	2,088	9.17	21.29	6	19.76
22.01 – 23.94	5,390	6.48	23.76	3,136	23.93
24.02 – 32.53	5,581	6.30	31.26	2,899	30.59
32.64 – 36.88	8,297	7.74	36.02	1,398	35.11
37.13 – 49.29	3,361	4.74	43.29	2,035	43.30

$14.92 – $49.29	31,627	7.36	$29.26	9,574	$31.64

Employee Stock Purchase Plan

        Effective July 1, 1998, Aon adopted an employee stock purchase plan that provides for the purchase of a maximum of 7.5 million shares of Aon's common stock by eligible U.S. employees. Under the original plan, shares of Aon's common stock could be purchased at 6-month intervals at 85% of the lower of the fair market value of the common stock on the first or the last day of each 6-month period. Effective July 1, 2000, the plan was amended by changing the purchase period to 3-month intervals. In 2003, 2002 and 2001, 734,000 shares, 312,000 shares, and 680,000 shares, respectively, were issued to employees under the plan. In first quarter 2002, the plan was suspended in anticipation of the planned divestiture of the insurance underwriting businesses (note 1). The plan was reactivated as of January 1, 2003. There was no compensation expense associated with this plan.

Aon Corporation 2003

14.   Financial Instruments

Financial Risk Management

        Aon is exposed to market risk from changes in foreign currency exchange rates, interest rates and equity securities prices. To manage the risk related to these exposures, Aon enters into various derivative transactions that have the effect of reducing these risks by creating offsetting market exposures. If Aon did not use derivative contracts, then its exposure to market risk would be higher.

        Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses. Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to Aon. Aon has limited its credit risk by entering into non-exchange-traded derivatives with highly rated major financial institutions and by using exchange-traded instruments. Aon closely monitors the credit-worthiness of, and exposure to, its counterparties and considers its credit risk to be minimal.

        At December 31, 2003 and 2002, Aon placed cash and securities relating to these derivative contracts in escrow amounting to $4 million and $11 million, respectively.

        Foreign currency forward contracts (forwards) and interest rate swaps entered into require no up-front premium. Forwards settle at the expiration of the related contract. The net effect of swap payments is settled periodically and reported in income. The premium and commission paid for purchased options, including interest rate caps and floors, and premium received, net of commission paid, for written options represents the cost basis of the position until it expires or is closed. The commission paid for futures contracts represents the cost basis of the position, until it expires or is closed. Exchange-traded futures are valued and settled daily. Unless otherwise noted, derivative instruments are generally reported in other receivables and liabilities in the consolidated statements of financial position.

Accounting Policy for Derivative Instruments

        All derivative instruments are recognized in the consolidated statements of financial position at fair value. Changes in fair value are recognized immediately in earnings unless the derivative is designated as a hedge and qualifies for hedge accounting.

        Statement No. 133 identifies three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: a hedge of the change in fair value of a recognized asset or liability or firm commitment (fair value hedge), a hedge of the variability in cash flows from a recognized asset or liability or forecasted transaction (cash flow hedge) and a hedge of the net investment in a foreign subsidiary.

        In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value hedge, cash flow hedge, or a net investment hedge in a foreign subsidiary by documenting the relationship between the derivative and the hedged item. The documentation includes Aon's risk management objective, strategy, and method for assessing the effectiveness of the hedge. Additionally, the hedge relationship must be expected to be highly effective at both inception and on an ongoing basis. For a highly effective hedge, changes in the fair value of the hedging instrument must be expected to substantially offset changes in either the fair value or cash flows of the hedged item. Aon assesses the ongoing effectiveness of its hedges at the end of each quarter.

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        The change in fair value of a hedging instrument designated and qualified as a fair value hedge and the change in fair value of the hedged item attributable to the risk being hedged are both recognized currently in earnings. The effective portion of the change in fair value of a hedging instrument designated and qualified as a cash flow hedge is recognized in other comprehensive income (OCI) and subsequently reclassified to income when the hedged item affects earnings. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in earnings. For a derivative designated and qualified as a hedge of a net investment in a foreign subsidiary, the effective portion of the change in fair value is reported in OCI as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of a hedge of a net investment in a foreign subsidiary is recognized immediately in earnings.

Foreign Exchange Risk Management

        Certain of Aon's foreign brokerage subsidiaries, primarily in the U.K., receive revenues in currencies (primarily in U.S. dollars) that differ from their functional currencies. To reduce the foreign exchange rate variability of cash flows from these transactions, Aon uses foreign exchange forwards and options to hedge the foreign exchange risk of the forecasted revenue. Aon has designated these derivatives as cash flow hedges of its forecasted foreign currency denominated revenue. As of December 31, 2003, a $79 million pretax gain has been deferred to OCI, $49 million of which is expected to impact general expenses in 2004. Deferred gains or losses will be reclassified from OCI to general expenses when the hedged revenue is recognized. There was no material ineffectiveness recorded.

        Aon uses over-the-counter options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of the financial statements of Aon's foreign operations. These derivatives are not afforded hedge accounting as defined by Statement No. 133. Changes in the fair value of these derivatives are recorded in general expenses in the consolidated statements of income.

        Aon also uses foreign currency forward contracts to offset foreign exchange risk associated with foreign denominated inter-company notes. During 2003, 2002 and 2001, there were no designated and qualifying hedges of this exposure.

        In 2000, Aon entered into a cross currency swap to hedge the foreign currency and interest rate risks associated with a foreign denominated fixed-rate policyholder liability. This swap has been designated as a fair value hedge of the combined exposure. The swap was terminated in 2003 upon the extinguishment of the policyholder liability. This hedge had no material ineffectiveness.

Interest Rate Risk Management

        Aon uses futures contracts and purchases options on futures contracts to reduce the price volatility of its fixed-maturity portfolio. Derivatives designated and qualified as hedging specific fixed-income securities are accounted for as fair value hedges. Changes in the fair value of the hedge and the hedged item are recorded in investment income. Prior to the adoption of FASB Statement No. 133, realized gains and losses on derivatives that qualified as hedges were deferred and reported as an adjustment of the cost basis of the hedged item and are being amortized into earnings over the remaining life of the hedged items.

        Aon occasionally enters into interest rate swaps to hedge the fair value of its fixed-rate notes. The interest rate swaps qualify as fair value hedges and there was no ineffectiveness recorded. Realized gains and losses on swaps qualified as hedges are deferred and reported as adjustments of the cost

Aon Corporation 2003

basis of the hedged items and are being amortized into interest expense over the remaining life of the hedged items. Prior to the adoption of Statement No. 133, Aon purchased futures contracts to hedge the fair value of its fixed-rate notes from changes in interest rates. Aon deferred the gains from the termination of the contracts and is amortizing these gains as an adjustment to interest expense over the remaining life of the fixed-rate notes.

        Aon issued fixed-rate notes in May 2000. Aon purchased options on interest rate swaps to hedge against a change in interest rates prior to the issuance of the fixed-rate notes. These options qualified as a hedge of an anticipated transaction under prior accounting guidance and related gains were deferred and are being amortized as an offset to interest expense over the remaining life of the notes. Upon the adoption of Statement No. 133, pretax deferred gains of $5 million were reclassified to OCI. At December 31, 2003, $2 million remains in OCI, $1 million of which is expected to offset interest expense in 2004.

        Aon enters into interest rate swap and floor agreements and uses exchange-traded futures and options to limit its net exposure to decreasing short-term interest rates, primarily relating to brokerage fiduciary funds in the U.S. and U.K. Aon also sells exchange-traded futures to limit its exposure to increasing long-term interest rates. There were no designated and qualified cash flow hedges of these exposures in 2003, 2002 and 2001. Changes in fair value related to these contracts were recorded in investment income in the consolidated statements of income.

Equity Price Risk Management

        Aon sells futures contracts and purchases options to reduce the price volatility of its equity securities portfolio and equity securities it owns indirectly through limited partnership investments. There were no designated and qualified hedges of this exposure in 2003, 2002 and 2001. Prior to the adoption of FASB Statement No. 133, realized gains and losses on derivatives that qualified as hedges were deferred and reported as an adjustment of the cost basis of the hedged item and are being amortized into earnings over the remaining life of the hedged item.

Other Financial Instruments

        Prior to 2002, an Aon subsidiary issued fixed- and floating-rate Guaranteed Investment Contracts (GICs) and floating-rate funding agreements and invested the proceeds primarily in the U.S. fixed income markets. The assets backing the GICs are subject to varying elements of credit and market risk. The last GIC was terminated in December 2003.

Unconsolidated Special Purpose Entities (SPEs) Excluding PEPS I

        Certain of Aon's subsidiaries make short-term loans (generally with terms of 12 months or less) to businesses for the financing of insurance premiums and then securitize the finance receivables through securitization transactions that meet the criteria for sale accounting in accordance with FASB Statement No. 140. These premium financing securitizations are accomplished through the use of special purpose entities which are considered qualifying SPEs ("QSPEs") pursuant to Statement No. 140 and FIN 46, and commercial paper bank conduits (multi-seller non-qualified SPEs). Statement No. 140 provides that a QSPE should not be consolidated in the financial statements of a transferor or its affiliates (Aon's subsidiaries).

        Premium financing securitizations performed by Aon's United Kingdom, Canadian and Australian subsidiaries utilize multi-seller non-qualified SPEs. Based on an analysis of the qualitative and

Aon Corporation 2003

quantitative factors of the SPEs, Aon has determined that it is not the sponsor of the SPEs. Additionally, independent third parties (i) have made substantial equity investments in the SPEs, (ii) have voting control of the SPEs and (iii) generally have the risks and rewards of ownership of the assets of the SPEs. Prior to the adoption of FIN 46, based on these factors, Aon had determined non-consolidation to be the appropriate accounting treatment. With the adoption of FIN 46 as of December 31, 2003, Aon has determined that it does not have a significant variable interest in the multi-seller SPEs and therefore has concluded that non-consolidation continues to be appropriate.

        As of December 31, 2003 and 2002, the maximum commitment contained in these agreements were $1.9 billion and $1.7 billion, respectively, and the maximum credit risk under recourse provisions was approximately $75 million and $97 million, respectively, which represents the extent of the limited recourse. These recourse obligations are guaranteed by Aon. As of December 31, 2003 and 2002, the unpaid principal amount of securitized receivables outstanding was $1.8 billion and $1.6 billion, respectively.

Fair Value of Financial Instruments

        Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of policy liabilities, various other non-financial instruments or other intangible assets related to Aon's business. Accordingly, care should be exercised in deriving conclusions about Aon's business or financial condition based on the fair value disclosures. The carrying value and fair value of certain of Aon's financial instruments are as follows:

(millions) As of December 31	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Fixed maturities and equity securities	$2,793	$2,793	$2,151	$2,151
Other investments	716	798	600	599
Cash, receivables and short-term investments (1)	14,373	14,373	13,798	13,798
Derivatives	93	93	79	79
Liabilities:
Deposit-type insurance contracts	58	58	139	136
Short-term borrowings, premium payables and general expenses	11,919	11,919	11,539	11,539
Notes payable	2,095	2,229	1,671	1,754
Capital securities (2)	—	—	702	632
Derivatives	13	13	45	45

(1)
Excludes derivatives.

(2)
Capital securities were deconsolidated due to adoption of FIN 46 on December 31, 2003. (See note 11 "Capital Securities" for further information).

Guarantees and Indemnifications

        Aon provides a variety of guarantees and indemnifications to its customers and others to allow Aon or others to complete a wide variety of business transactions. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and

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indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any anticipated amounts payable which are deemed to be probable and estimable are properly reflected in Aon's consolidated financial statements.

        Refer to "Other Financial Instruments" above for guarantees associated with Aon's premium financing securitizations. Guarantees associated with Aon's limited partnership securitization are disclosed in note 7. Indemnities related to discontinued operations are disclosed in note 6.

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $90 million for taxes and other business obligations to third parties. Amounts are accrued in the consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        Aon has certain contractual contingent guarantees for premium payments owed by clients to certain insurance companies. Costs associated with these guarantees, to the extent estimable and probable, are provided in Aon's allowance for doubtful accounts. The maximum exposure with respect to such contractual contingent guarantees was approximately $30 million at December 31, 2003.

        Aon expects that as prudent business interests dictate, additional guarantees and indemnifications may be issued from time to time.

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15.   Contingencies

        Aon and its subsidiaries are subject to numerous claims, tax assessments and lawsuits that arise in the ordinary course of business. The damages that may be claimed are substantial, including, in many instances, claims for punitive or extraordinary damages. Accruals for these items have been provided to the extent that losses are deemed probable and are reasonably estimable.

        A reinsurance brokerage subsidiary of Aon has been named in several lawsuits mentioned below relating to a worker's compensation reinsurance pool known as the Unicover Occupational Accident Reinsurance Pool ("Unicover Pool"). The Unicover Pool was managed by Unicover Managers, Inc. ("Unicover"), currently known as Cragwood Managers, LLC ("Cragwood"). Along with another broker, Aon's reinsurance brokerage subsidiary procured certain — although not all — retrocessional cover for the Unicover Pool. It was also involved in arranging further retrocessional protections for certain Unicover retrocessionaires.

        As previously reported, in 1999 Allianz Life Insurance Company of North America, Inc. ("Allianz") filed an amended complaint in Minnesota adding Aon's subsidiary as a defendant in an action which Allianz had originally brought against various retrocessionaires of the Unicover Pool. Allianz had entered into certain contracts to provide retrocessional coverage to those Unicover retrocessionaires. Allianz claims that the reinsurance it issued should be rescinded or that it should be awarded damages based on alleged fraudulent misrepresentation by the carriers through their agents including Aon's subsidiary. That case is currently stayed pending an arbitration to which Aon is not a party.

        Also, as previously reported in August 2002, two retrocessionaires of the Unicover Pool filed a complaint in the United States District Court for the District of Connecticut against the Aon subsidiary seeking to recover any damages, costs and expenses which those retrocessionaires would suffer if the Allianz coverage was rescinded or if Allianz was awarded damages. In January 2003, the carriers dismissed their lawsuit without prejudice.

        On May 22, 2003, five lawsuits were filed against Aon's subsidiary by different participants in the Unicover Pool. Each of these lawsuits is premised on the contention that an arbitration panel ruled in October 2002 to rescind the Unicover retrocessionaires' obligation to provide coverage to the Unicover Pool for any business bound or renewed on behalf of the Pool after August 31, 1998. Aon is generally aware of, and has previously reported, this arbitration.

        One of the five lawsuits is brought by Unicover Pool participants Phoenix Life Insurance Company ("Phoenix") and General & Cologne Life Re of America ("Cologne") in the United States District Court for the District of Connecticut. The plaintiffs seek substantial damages for the alleged failure of the retrocessional coverage and for alleged breaches of contract and alleged breaches of the duty of good faith. The second lawsuit, filed by Lincoln National Life Insurance Company ("Lincoln") in the United States District Court for the District of Connecticut, is similar in content to the first. The third lawsuit is brought by Phoenix and Cologne against Aon's subsidiary, unrelated broker Rattner Mackenzie Limited ("Rattner"), Cragwood, and several of the principals of Cragwood in the United States District Court for the District of New Jersey. In this multi-count complaint, Phoenix and Cologne seek substantial compensatory and punitive damages. Phoenix and Cologne allege breaches of contract or legal duty and commission of various tortious acts, and allege among other things that Aon's brokerage subsidiary acted as a joint venturer with, and conspired with, Unicover in connection with the Unicover Pool. The fourth lawsuit is brought by Lincoln in the United States District Court for the District of New Jersey. In this lawsuit, Lincoln seeks unspecified, but substantial, damages for

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various alleged torts and alleged breaches of duty in connection with the Unicover Pool. The fifth lawsuit, similar to the fourth, filed in the Superior Court of New Jersey, Middlesex County, is brought by Unicover Pool participant ReliaStar Life Insurance Company ("ReliaStar") against several principals of Unicover Managers, Aon's subsidiary, one of its employees, Rattner, and an employee of Rattner.

        Aon's management has reviewed these complaints and believes that Aon's subsidiary has meritorious defenses and intends to vigorously defend itself against all of these claims. As previously disclosed, the Unicover issues are complex, and therefore the timing and amount of resolution of these claims cannot be determined at this time.

        Certain U.K. subsidiaries of Aon have been required by their regulatory body, the Personal Investment Authority (PIA), to review advice given by those subsidiaries to individuals who bought pension plans during the period from April 1988 to June 1994. These reviews have resulted in a requirement to pay compensation to clients based on guidelines issued by the PIA. Aon has resolved the vast majority of the known claims against it. Aon has submitted to its errors and omissions ("E&O") insurers a claim for a portion of the amounts paid, and those insurers are considering Aon's claim in due course. Although one recent decision in the U.K., which did not involve Aon, held that pension mis-selling claims could not be aggregated for purposes of applying the E&O insurance deductible, the language in that contested E&O policy is significantly different from the language in Aon's E&O policy. Aon continues to believe that its insurance claim is probable of recovery.

        One of Aon's insurance subsidiaries is a defendant in more than twenty lawsuits in Mississippi. The lawsuits generally allege misconduct by the subsidiary in the solicitation and sale of insurance policies. Attorneys representing the plaintiffs in these lawsuits have advised the subsidiary that approximately 2,700 other current or former policyholders may file similar claims. Each lawsuit includes, and each threatened claim could include, a request for punitive damages. Aon's insurance subsidiary has been litigating the pending suits and investigating the claims. As of the end of 2003, Aon has entered into compromise settlements of several of the lawsuits and approximately 2,000 claims. There are still at least 2,700 threatened claims outstanding. Each of the remaining lawsuits and any threatened claim is being investigated and vigorously defended.

        Beginning in August 2002, ten putative class action lawsuits were filed against Aon and certain of its officers and directors in the United States District Court for the Northern District of Illinois. The complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act relating to Aon's press release issued on August 7, 2002. The complaints seek, among other things, compensatory damages in an unspecified amount and an award of costs and expenses, including counsel fees. All of these actions have been consolidated, and a lead plaintiff has been appointed by the court.

        On September 13, 2002, a purported shareholder's derivative action against Aon and each of Aon's directors was filed in the Circuit Court of Cook County, Illinois. This lawsuit made allegations substantially similar to the original class action lawsuits.

        In third quarter 2003, Aon and attorneys representing plaintiffs in the purported shareholder and derivative actions agreed to settle these actions. The memorandum of understanding memorializing the settlement calls for Aon to pay a total of $7.25 million and to take certain steps relating to Aon's corporate governance, certain of which had already been undertaken by Aon. As part of that settlement, the purported derivative action was voluntarily dismissed in the Circuit Court of Cook County and refiled in federal court. The settlement is subject to a process that includes notice to

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putative class members and final court approval. Aon has fully reserved the settlement and estimated remaining litigation costs.

        In December 2001, Radmanovich v. Combined Insurance Company of America, a putative class action lawsuit seeking compensatory and punitive damages from CICA, was filed on behalf of former and current employees of CICA in the U.S. District Court for the Northern District of Illinois. The action alleges discrimination against women in hiring, training and promotion and in tolerating a hostile work environment. The lawsuit seeks to recover damages for the plaintiff and for all women who worked for CICA since April 1, 1999. In March 2002, a second putative class action lawsuit, Palmer v. Combined, was filed against CICA in the same court, making similar allegations but seeking injunctive and punitive damages on behalf of a putative class of current CICA employees. On June 26, 2003, the Court in Radmanovich denied plaintiffs' motion for class certification, after which a number of the putative class members filed individual lawsuits in the same court. Aon intends to vigorously defend these lawsuits. On September 2, 2003, the Court in Palmer granted plaintiffs' motion for class certification for injunctive and punitive damages. CICA has filed a Motion for Reconsideration of the Palmer decision, and this motion is currently pending before the court. If the motion is not successful, CICA will seek to appeal the decision. With respect to all of these cases, Aon has established reserves for the expected costs and expenses.

        Although the ultimate outcome of all matters referred to above cannot be ascertained and liabilities in indeterminate amounts may be imposed on Aon or its subsidiaries, on the basis of present information, amounts already provided, availability of insurance coverages and legal advice received, it is the opinion of management that the disposition or ultimate determination of such claims will not have a material adverse effect on the consolidated financial position of Aon. However, it is possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

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16.   Segment Information

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting, and Insurance Underwriting. A fourth segment, Corporate and Other, when aggregated with the operating segments and after the elimination of intersegment revenues, totals to the amounts in the accompanying consolidated financial statements.

        In 2003, certain business units were reclassified among segments. Certain administration and marketing services relating to Aon's insurance underwriting operations, previously included in the Risk and Insurance Brokerage Services segment, were reclassified into the Insurance Underwriting segment. The automotive finance servicing business, previously included in the Risk and Insurance Brokerage Services segment, was sold in fourth quarter 2003. Activity attributable to this business has been reflected as a discontinued operation.

        Certain amounts in prior periods' consolidated financial statements relating to segments and discontinued operations have been reclassified to conform to the 2003 presentation.

        The accounting policies of the operating segments are the same as those described in note 1, except that the disaggregated financial results have been prepared using a management approach, which is consistent with the basis and manner in which Aon senior management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. Aon evaluates performance based on stand-alone operating segment income before income taxes and generally accounts for intersegment revenue as if the revenue were from third parties, that is, at current market prices.

        Revenues are attributed to geographic areas based on the location of the resources producing the revenues. Intercompany revenues and expenses are eliminated in computing consolidated revenues and income before tax. In 2003, inter-segment revenues were eliminated. Prior to 2003, there were no material inter-segment amounts to be eliminated. Long-lived assets and related depreciation and amortization are not material.

Consolidated revenue by geographic area follows:

(millions)	Total	United States	United Kingdom	Continent of Europe	Rest of World
Revenue for the years ended December 31:
2003	$9,810	$5,211	$1,835	$1,469	$1,295
2002	8,807	5,019	1,621	1,117	1,050
2001	7,651	4,438	1,390	938	885

        The Risk and Insurance Brokerage Services segment consists principally of Aon's retail, reinsurance and wholesale brokerage operations, as well as related insurance services, including underwriting management, captive insurance company management services, claims services, and premium financing.

        Our Consulting segment is one of the world's largest integrated human capital consulting organizations. The operations of this segment provide a full range of human capital management services. These services are delivered predominantly to corporate clientele utilizing five major practices:

Aon Corporation 2003

employee benefits, compensation, management consulting, communications and human resources outsourcing.

        The Insurance Underwriting segment provides specialty insurance products including supplemental accident, health and life insurance coverage through several distribution networks, most of which are directly owned by Aon's subsidiaries. Extended warranty and select property and casualty insurance products are sold through automobile dealership retailers, independent agents and brokers, Aon brokers and other channels.

Operating segment revenue by sub-segment follows:

(millions) Revenue for the years ended December 31:	2003	2002	2001
Risk management and insurance brokerage — Americas	$2,299	$2,106	$1,920
Risk management and insurance brokerage — International	2,074	1,695	1,413
Reinsurance brokerage and related services	902	790	668
Claims services	402	382	362

Total Risk and Insurance Brokerage Services	5,677	4,973	4,363
Benefits, compensation, management and communications consulting	898	796	740
Human resource outsourcing	295	258	198

Total Consulting	1,193	1,054	938
Accident & health and life	1,594	1,639	1,429
Warranty, credit and property & casualty	1,289	1,162	1,092

Total Insurance Underwriting	2,883	2,801	2,521
Intersegment revenues	(68)	—	—

Total operating segments	$9,685	$8,828	$7,822

Selected information reflecting Aon's operating segments follows:

	Risk and Insurance Brokerage Services			Consulting			Insurance Underwriting
(millions) Years ended December 31	2003	2002	2001	2003	2002	2001	2003	2002	2001
Revenue by geographic area:
United States	$2,471	$2,368	$2,177	$770	$703	$628	$1,953	$2,005	$1,838
United Kingdom	1,172	1,055	890	182	160	157	460	395	330
Continent of Europe	1,112	849	726	139	105	77	211	159	132
Rest of World	922	701	570	102	86	76	259	242	221

Total revenues (1)	5,677	4,973	4,363	1,193	1,054	938	2,883	2,801	2,521
General expenses (1)(2)	4,808	4,181	3,737	1,083	932	810	1,239	1,249	1,107
Benefits to policyholders	—	—	—	—	—	—	1,427	1,375	1,111
Amortization of intangible assets	40	30	38	2	2	2	21	22	—
Unusual charges/(credits) — World Trade Center	—	(29)	23	—	—	—	—	—	135

Total expenses	4,848	4,182	3,798	1,085	934	812	2,687	2,646	2,353

Income before income tax	$829	$791	$565	$108	$120	$126	$196	$155	$168

Identifiable assets at December 31	$13,174	$12,490	$10,339	$296	$313	$232	$6,598	$5,999	$5,526

(1)
Excludes the elimination of intersegment revenues and expenses of $68 million for 2003.

(2)
Insurance underwriting general expenses include amortization of deferred acquisition costs of $399 million, $306 million and $269 million in 2003, 2002 and 2001, respectively.

Aon Corporation 2003

        Corporate and Other segment revenue consists primarily of investment income from equity, fixed-maturity and short-term investments that are assets primarily of the insurance underwriting subsidiaries that exceed policyholders liabilities and which may include non-income producing equities; valuation changes in limited partnership investments, and income and losses on disposals of all securities, including those pertaining to assets maintained by the operating segments. Corporate and Other segment general expenses include administrative and certain information technology costs.

Selected information reflecting Aon's Corporate and Other segment follows:

	Corporate and Other
(millions) Years ended December 31	2003	2002	2001
Revenue	$125	$(21)	$(171)

General expenses	61	97	75
Interest expense	101	124	127
Amortization of goodwill	—	—	118
Unusual credits — World Trade Center	(14)	—	—

Total expenses	148	221	320

Loss before income tax	$(23)	$(242)	$(491)

Identifiable assets at December 31	$6,959	$6,532	$6,233

Selected information reflecting Aon's investment income follows:

(millions) Years ended December 31	2003	2002	2001
Risk and Insurance Brokerage Services (primarily short-term investments)	$75	$109	$155
Consulting (primarily short-term investments)	2	2	5
Insurance Underwriting, excluding deposit-type contracts (primarily fixed maturities)	111	131	159
Insurance Underwriting — deposit-type contracts	4	31	65
Corporate and Other (primarily equity and other investments and limited partnerships)	125	(21)	(171)

Total investment income	$317	$252	$213

Aon Corporation 2003

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Aon Corporation

        We have audited the accompanying consolidated statements of financial position of Aon Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aon Corporation at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1, as of December 31, 2003, the Company changed its method of accounting for its involvement with certain variable interest entities and in 2002 the Company changed its method of accounting for goodwill.

Chicago, Illinois
February 10, 2004

Aon Corporation 2003

REPORT BY MANAGEMENT

        Management of Aon Corporation is responsible for the fairness of presentation and integrity of the financial statements and other financial information in the annual report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. These statements include informed estimates and judgments for those transactions not yet complete or for which the ultimate effects cannot be measured precisely. Financial information elsewhere in this report is consistent with that in the financial statements. The consolidated financial statements have been audited by our independent auditors. Their role is to render an independent professional opinion on Aon's financial statements.

        Management maintains a system of internal control designed to meet its responsibilities for reliable financial statements. The system is designed to provide reasonable assurance, at appropriate costs, that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgments are required to assess and balance the relative costs and expected benefits of those controls. It is management's opinion that its system of internal control as of December 31, 2003 was effective in providing reasonable assurance that its financial statements were free of material misstatement. In addition, management supports and maintains a professional staff of internal auditors who coordinate audit coverage with the independent auditors and conduct a program of financial and operational audits.

        The Board of Directors selects an Audit Committee from among its members. All members of the Audit Committee are independent of the Company. The Audit Committee recommends to the Board of Directors appointment of the independent auditors and provides oversight relating to the review of financial information provided to stockholders and others, the systems of internal control which management and the Board of Directors have established and the audit process. The Audit Committee meets periodically with management, internal auditors and independent auditors to review the work of each and to satisfy itself that those parties are properly discharging their responsibilities. Both the independent auditors and the internal auditors have free access to the Audit Committee, without the presence of management, to discuss the adequacy of internal control and to review the quality of financial reporting.

Aon Corporation 2003

SELECTED FINANCIAL DATA

(millions except common stock and per share data)	2003	2002	2001	2000	1999
INCOME STATEMENT DATA (1)
Brokerage commissions and fees	$6,884	$6,187	$5,411	$4,905	$4,595
Premiums and other	2,609	2,368	2,027	1,921	1,854
Investment income	317	252	213	508	577

Total revenue	$9,810	$8,807	$7,651	$7,334	$7,026

Income from continuing operations	$663	$486	$183	$479	$346
Discontinued operations	(35)	(20)	(36)	2	6

Income before accounting change	628	466	147	481	352
Cumulative effect of change in accounting principle (2)	—	—	—	(7)	—

Net income	$628	$466	$147	$474	$352

DILUTIVE PER SHARE DATA (1)
Income from continuing operations	$2.08	$1.71	$0.66	$1.81	$1.31
Discontinued operations	(0.11)	(0.07)	(0.13)	0.01	0.02

Income before accounting change	1.97	1.64	0.53	1.82	1.33
Cumulative effect of change in accounting principle (2)	—	—	—	(0.03)	—

Net income	$1.97	$1.64	$0.53	$1.79	$1.33
BASIC NET INCOME PER SHARE (1)
Income from continuing operations	$2.08	$1.72	$0.67	$1.83	$1.33
Discontinued operations	(0.11)	(0.07)	(0.13)	0.01	0.02

Income before accounting change	1.97	1.65	0.54	1.84	1.35
Cumulative effect of change in accounting principle (2)	—	—	—	(0.03)	—

Net income	$1.97	$1.65	$0.54	$1.81	$1.35

BALANCE SHEET DATA
ASSETS
Investments	$7,324	$6,586	$6,146	$6,019	$6,184
Brokerage and consulting receivables	8,607	8,430	7,033	6,952	6,230
Intangible assets	4,685	4,324	4,084	3,916	3,862
Other	6,411	5,994	5,067	5,364	4,856

Total assets	$27,027	$25,334	$22,330	$22,251	$21,132

LIABILITIES AND STOCKHOLDERS' EQUITY
Insurance premiums payable	$10,368	$9,904	$8,233	$8,212	$7,643
Policy liabilities	5,932	5,310	4,990	4,977	5,106
Notes payable	2,095	1,671	1,694	1,798	1,611
General liabilities	4,084	3,802	3,098	3,026	2,871

Total liabilities	22,479	20,687	18,015	18,013	17,231
Redeemable preferred stock	50	50	50	50	50
Capital securities	—	702	800	800	800
Stockholders' equity	4,498	3,895	3,465	3,388	3,051

Total liabilities and stockholders' equity	$27,027	$25,334	$22,330	$22,251	$21,132

COMMON STOCK DATA
Dividends paid per share	$0.60	$0.825	$0.895	$0.87	$0.82
Stockholders' equity per share	14.32	12.56	12.82	13.02	11.91
Price range	26.79-17.41	39.63-13.50	44.80-29.75	42.75-20.69	46.67-20.06
Market price at year-end	23.94	18.89	35.52	34.25	40.00
Common stockholders	11,777	11,419	13,273	13,687	13,757
Shares outstanding (in millions)	314.0	310.2	270.2	260.3	256.1

(1)
In first quarter 2002, Aon adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Beginning in 2002, amortization of goodwill is no longer included in net income. (See note 2 to the consolidated financial statements).

(2)
Adoption of SEC Staff Accounting Bulletin 101, effective January 1, 2000, net of tax.

Aon Corporation 2003

QUARTERLY FINANCIAL DATA

(millions except common stock and per share data)	1Q	2Q	3Q	4Q	2003
INCOME STATEMENT DATA
Brokerage commissions and fees	$1,672	$1,709	$1,660	$1,843	$6,884
Premiums and other	632	635	673	669	2,609
Investment income	80	90	58	89	317

Total revenue	$2,384	$2,434	$2,391	$2,601	$9,810

Income from continuing operations	$156	$152	$140	$215	$663
Discontinued operations	(4)	(6)	(25)	—	(35)

Net Income	$152	$146	$115	$215	$628

PER SHARE DATA
Dilutive:
Income from continuing operations	$0.49	$0.48	$0.44	$0.67	$2.08
Discontinued operations	(0.01)	(0.02)	(0.08)	—	(0.11)

Net income	$0.48	$0.46	$0.36	$0.67	$1.97

Basic:
Income from continuing operations	$0.49	$0.48	$0.44	$0.67	$2.08
Discontinued operations	(0.01)	(0.02)	(0.08)	—	(0.11)

Net income	$0.48	$0.46	$0.36	$0.67	$1.97

COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Stockholders' equity per share	13.04	13.80	14.03	14.32	14.32
Price range	21.34-17.41	26.79-20.55	24.45-20.41	24.10-20.35	26.79-17.41
Shares outstanding (in millions)	312.2	312.8	313.6	314.0	314.0
Average monthly trading volume (in millions)	21.3	23.9	26.3	21.9	23.3

(millions except common stock and per share data)	1Q	2Q	3Q	4Q	2002
INCOME STATEMENT DATA
Brokerage commissions and fees	$1,440	$1,506	$1,547	$1,694	$6,187
Premiums and other	535	638	607	588	2,368
Investment income (loss)	109	(26)	88	81	252

Total revenue	$2,084	$2,118	$2,242	$2,363	$8,807

Income from continuing operations	$164	$4	$132	$186	$486
Discontinued operations	(4)	(4)	(4)	(8)	(20)

Net Income	$160	$—	$128	$178	$466

PER SHARE DATA
Dilutive:
Income from continuing operations	$0.59	$0.01	$0.47	$0.62	$1.71
Discontinued operations	(0.02)	(0.01)	(0.01)	(0.03)	(0.07)

Net income	$0.57	$—	$0.46	$0.59	$1.64

Basic:
Income from continuing operations	$0.59	$0.01	$0.47	$0.62	$1.72
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)	(0.07)

Net income	$0.58	$—	$0.46	$0.59	$1.65

COMMON STOCK DATA
Dividends paid per share	$0.225	$0.225	$0.225	$0.15	$0.825
Stockholders' equity per share	12.97	13.53	13.60	12.56	12.56
Price range	36.23-31.76	39.63-28.00	29.83-13.50	21.95-15.59	39.63-13.50
Shares outstanding (in millions)	272.0	272.8	273.0	310.2	310.2
Average monthly trading volume (in millions)	16.4	19.6	41.7	39.1	29.2

Aon Corporation 2003

BOARD OF DIRECTORS

Patrick G. Ryan
Chairman and
Chief Executive Officer

Edgar D. Jannotta
Chairman
William Blair & Company, L.L.C.

Jan Kalff
Chairman of the Managing Board
ABN AMRO Holding N.V. (retired)
International Advisory Committee of the
Federal Reserve Bank of New York

Lester B. Knight
Founding Partner
RoundTable Healthcare Partners

J. Michael Losh
Chief Financial Officer and Executive
Vice President (retired)
General Motors Corporation

R. Eden Martin
Partner
Sidley Austin Brown & Wood LLP
President
Civic Committee
The Commercial Club of Chicago

Andrew J. McKenna
Chairman and
Chief Executive Officer
Schwarz

Robert S. Morrison
Vice Chairman (retired)
PepsiCo, Inc.
Chairman, President, and
Chief Executive Officer (retired)
The Quaker Oats Company

Richard C. Notebaert
Chairman and
Chief Executive Officer
Qwest Communications International Inc.

Michael D. O'Halleran
President and
Chief Operating Officer

John W. Rogers, Jr.
Chairman and
Chief Executive Officer
Ariel Capital Management, Inc.
Trustee – Ariel Mutual Funds

George A. Schaefer
Chairman of the Board (retired)
Caterpillar Inc.

Carolyn Y. Woo
Dean
Mendoza College of Business
University of Notre Dame

Aon Corporation 2003

CORPORATE OFFICERS

Patrick G. Ryan
Chairman and
Chief Executive Officer

Michael D. O'Halleran
President and
Chief Operating Officer

David P. Bolger
Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

June E. Drewry
Executive Vice President
and Chief Information Officer

D. Cameron Findlay
Executive Vice President and
General Counsel

Raymond I. Skilling
Executive Vice President

Michael A. Conway
Senior Vice President
and Senior Investment Officer

Jeremy G.O. Farmer
Senior Vice President and
Head of Human Resources

Richard E. Barry
Vice President and
Deputy General Counsel

Carl J. Bleecher
Vice President
Internal Audit

Kevann M. Cooke
Vice President and
Corporate Secretary

Vaughn Hooks
Vice President
Taxes

Sean P. O'Neill
Vice President
Financial Relations

Robert S. Rivkin
Vice President and Deputy General
Counsel – Litigation and
Government Affairs

Diane M. Aigotti
Treasurer

Aon Corporation 2003

CORPORATE AND STOCKHOLDER INFORMATION

Aon Corporation Aon Center 200 East Randolph Street Chicago, IL 60601 (312) 381-1000
Stock Trading Aon Corporation's common stock is listed on the New York Stock Exchange.
Trading symbol: AOC
Annual Stockholders' Meeting The 2004 Annual Meeting of Stockholders will be held on May 21, 2004 at 10:00 a.m. (Central Time) at:
Aon Center The Indiana Room 200 East Randolph Street Chicago, IL 60601
Transfer Agent and Dividend Reinvestment Services Administrator EquiServe Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069
Within the U.S. and Canada: (800) 446-2617 Outside the U.S. and Canada: (781) 575-2723 TDD/TTY for hearing impaired: (800) 952-9245
Internet: www.equiserve.com
Stockholder Information Copies of the Annual Report, Forms 10-K and 10-Q, and other Aon information may be obtained from our Internet web site, www.aon.com, or by calling Stockholder Communications:
Within the U.S. and Canada: (888) 858-9587 Outside the U.S. and Canada: (858) 244-2082
Independent Auditors Ernst & Young LLP
Products and Services For more information on Aon's products and services, please refer to our web site, www.aon.com.

Aon Corporation 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS,

PROXY STATEMENT AND 2003 ANNUAL FINANCIAL AND

GENERAL INFORMATION REPORT

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8937
EDISON, NJ 08818-8937

You may vote using the Internet or by telephone 24 hours a day, seven days a week up until 11:59 p.m. Eastern Time on Thursday, May 20, 2004.

If you vote using the Internet or by telephone, please do not mail your card.

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR

Log on to the Internet and go to http://www.eproxyvote.com/aoc		Call toll-free on a touch-tone telephone 1-877-PRX-VOTE (1-877-779-8683)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

☒	Please mark your votes as in this example.	4909

This proxy,when properly executed,will be voted in the manner directed herein.
The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

AON CORPORATION
1.	Election of Directors.
		FOR ☐		WITHHELD ☐
	☐	For all nominees except as noted above
			FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Ernst & Young LLP as Aon's Independent Auditors.		☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
			Change of Address/Comments on Reverse Side		☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

Shareholder Service Information

Cash Dividend Payments—U.S. Based Stockholders:

Aon encourages all shareholders to authorize the electronic deposit of their quarterly dividend payments directly into their checking or savings accounts. To take advantage of this free service, please call toll free (800) 446-2617 and a customer service representative will assist you.

Dividend Reinvestment:

If you currently receive a cash payment for your dividend and wish to reinvest your dividend into additional shares of Aon Corporation common stock, you may view the Dividend Reinvestment Plan brochure through the Internet at www.equiserve.com or you may telephone a customer service representative at one of the numbers listed below and request that one be sent to you.

Internet Account Services:

Shareholders can access their account information on-line at www.equiserve.com. Through the Internet, you can view your certificate holdings and dividend reinvestment plan history. You can also request address changes and dividend reinvestment plan statements. If you require assistance in accessing your shareholder records at www.equiserve.com, please telephone EquiServe at one of the numbers listed below.

Frequently Asked Questions:

For general information pertaining to stock transfers, please visit the FAQ section, under "Shareholder Services" at www.equiserve.com. If you have further questions regarding stock transfer related issues please call our stock transfer agent, EquiServe Trust Company. Representatives are available to assist you Monday through Friday, 9:00 A.M. through 5:00 P.M. Eastern Time. The automated voice response telephone system is available 24 hours a day, 7 days a week.

EquiServe Contact Information:

EquiServe Trust Company, N.A.	Via Telephone:	Inside the U.S.	(800) 446-2617
P.O. Box 43069		Outside the U.S.:	(781) 575-2723
Providence, RI 02940-3069		Hearing Impaired:	(800) 952-9245
	Via Internet:	www.equiserve.com

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Aon Corporation Chicago, Illinois	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 21, 2004.

The undersigned hereby appoints Patrick G. Ryan, D. Cameron Findlay or Kevann M. Cooke, each individually and each with powers of substitution, as proxies for the undersigned to vote all the shares of Common Stock and/or Preferred Stock the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Aon Corporation called to be held on May 21, 2004 at Indiana Room, Aon Center, 200 East Randolph Street, Chicago, IL 60601 at 10:00 A.M. CDT, or any adjournment thereof in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AS INDICATED ON THE REVERSE SIDE HEREOF. This card also constitutes voting instructions by the undersigned to the trustees of the ESOP Account of the Aon Savings Plan, and the trustees of the Aon Stock Fund of the Aon Savings Plan, respectively, for all shares votable by the undersigned and held of record by such trustees, if any. If there are any shares for which instructions are not timely received, the trustees of each plan will cause all such shares to be voted in the same manner and proportion as the shares of the respective plans for which timely instructions have been received. All voting instructions for shares held of record by the plans shall be confidential.

Election of Directors
Nominees:
(01) Patrick G. Ryan, (02) Edgar D. Jannotta, (03) Jan Kalff, (04) Lester B. Knight, (05) J. Michael Losh, (06) R. Eden Martin, (07) Andrew J. McKenna, (08) Robert S. Morrison, (09) Richard C. Notebaert, (10) Michael D. O'Halleran, (11) John W. Rogers, Jr., (12) Gloria Santona, (13) Carolyn Y. Woo.

COMMENT/CHANGE OF ADDRESS:

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.	SEE REVERSE SIDE

QuickLinks

PRINCIPAL HOLDERS OF VOTING SECURITIES
AGENDA ITEM NO. 1--ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF THE BOARD OF DIRECTORS
BOARD OF DIRECTORS--CORPORATE GOVERNANCE
BOARD OF DIRECTORS--COMMITTEES AND MEETINGS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AGENDA ITEM NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
INCORPORATION BY REFERENCE
OTHER MATTERS
APPENDIX A